      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL , 1998
                                       REGISTRATION STATEMENT NO. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                       TRAVEL SERVICES INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE                                        4724                             52-2030324
(State or other jurisdiction of      (primary standard industrial             (I.R.S. Employer
incorporation or organization)        classification code number)          Identification Number)



                                                    JOSEPH V. VITTORIA,
                                           CHAIRMAN AND CHIEF EXECUTIVE OFFICER
TRAVEL SERVICES INTERNATIONAL, INC.         TRAVEL SERVICES INTERNATIONAL, INC.
      220 CONGRESS PARK DRIVE                     220 CONGRESS PARK DRIVE
       DELRAY BEACH, FL 33445                      DELRAY BEACH, FLORIDA 33445
           (561) 266-0860                              (561) 266-0860

(Address, including zip code,                  (Name, address, including
and telephone number, including                zip code, and telephone number,
area code, of  Registrant's                    include area code, of agent
principal executive offices)                   for service)


                                   COPIES TO:

  ROBERT G. ROBISON, ESQ.                       SUZANNE B. BELL, ESQ.
MORGAN, LEWIS & BOCKIUS LLP           SENIOR VICE PRESIDENT AND GENERAL COUNSEL
      101 PARK AVENUE                    TRAVEL SERVICES INTERNATIONAL, INC.
  NEW YORK, NEW YORK 10178                     220 CONGRESS PARK DRIVE
                                                DELRAY BEACH, FL 33445


              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF
                SECURITIES TO THE PUBLIC: As soon as practicable
              after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box./X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

                         CALCULATION OF REGISTRATION FEE


                                                             PROPOSED MAXIMUM        PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF         AMOUNT TO BE    OFFERING PRICE PER UNIT    AGGREGATE OFFERING           AMOUNT OF
        SECURITIES TO BE REGISTERED       REGISTERED(1)             (1)                   PRICE (2)         REGISTRATION FEE (3)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share      3,175,000              $36.1875               $114,895,312                $34,817
--------------------------------------------------------------------------------------------------------------------------------



         (1) Pursuant to Rule 416 (a), the number of shares of Common Stock being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions.

         (2) Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

         (3) Calculated pursuant to Rule 457(c) based on the average high and low sales price of the Common Stock as reported on the Nasdaq Stock Market on April 17, 1998.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              SUBJECT TO COMPLETION, DATED APRIL ___, 1998

                                3,175,000 SHARES

                       TRAVEL SERVICES INTERNATIONAL, INC.

                                  COMMON STOCK

          This Prospectus covers 1,506,706 shares of common stock, $.01 par value per share (the "Common Stock"), of Travel Services International, Inc. (the "Company"), which may be offered and issued by the Company from time to time in connection with the merger with or acquisition by the Company of other businesses or assets. It is expected that the terms of acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the business or assets to be merged with or acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to market prices current either at the time a merger or acquisition are agreed upon or at or about the time of delivery of shares. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Additionally, an aggregate of 1,668,294 shares may be sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders.

        The Company currently has 10,504,826 shares of its Common Stock listed on the Nasdaq Stock Market, which trade under the symbol "TRVL", of which 2,875,000 are registered and available for unrestricted trading in the public markets unless owned by affiliates of the Company. Application will be made to list the shares of Common Stock offered hereunder by the Company on the Nasdaq Stock Market. On April 17, 1998, the closing price of the Common Stock on the Nasdaq Stock Market was $36.1875 per share as published in the Wall Street Journal on April 20, 1998.

        All expenses of this offering, other than selling commissions for shares sold by the Selling Stockholders, will be paid by the Company. The Company is a Delaware corporation and all references herein to the Company refer to the Company and its subsidiaries. All references herein to "TSII" mean the parent company, Travel Services International, Inc. The executive offices of the Company are located at 220 Congress Park Drive, Delray Beach, FL 33445, and its telephone number is (561) 266-0860.

        See "Risk Factors" commencing on page 7 of this Prospectus for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING FINANCIAL STATEMENTS AUDITED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.


                                 APRIL __, 1998

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. See "Risk Factors" for a discussion of certain risks associated with an investment in the Common Stock. Unless otherwise indicated, all share, per share and financial information in this Prospectus have been adjusted to give effect to the Combinations (as defined herein) and the acquisitions of the 1997 Acquired Companies (as defined herein). Except as indicated otherwise, all references to Common Stock include Restricted Common Stock. See "Description of Capital Stock--Common Stock and Restricted Common Stock." The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, experience and the performance or achievements of the Company to be materially different from those anticipated, expressed or implied by the forward-looking statements. In evaluating the Company's business, the following factors, in addition to the Risk Factors set forth below and other information set forth herein, should be carefully considered: successful integration of systems; factors affecting internal growth and management of growth; dependence on travel providers; success of the acquisition strategy and availability of acquisition financing; success in entering new segments of the travel market and new geographic areas; dependence on technology; labor and technology costs; advertising and promotional efforts; risks associated with the travel industry generally; seasonality and quarterly fluctuations; competition; and general economic conditions. In addition, the Company's business strategy and growth strategy involve a number of risks and challenges, and there can be no assurance that these risks and other factors will not have a material adverse effect on the Company.
                                   THE COMPANY

         Travel Services International, Inc. ("TSII") was established to create a leading specialized distributor of leisure travel services. All of the Company's operating subsidiaries (the "Operating Companies", and together with TraxSoftware, Inc. ("Trax") and TSII, the "Company") are specialized distributors of travel services, providing airline, cruise and/or European auto rental reservations. Unlike travel agents, specialized distributors, such as the Operating Companies, focus on a single segment of the travel service industry and thus provide a greater level of expertise with respect to that segment. Specialized distributors offer travel providers, such as airlines, cruise lines and auto rental companies, an alternative distribution channel through which significant amounts of capacity are sold in return for preferential pricing, commissions or other key benefits, such as discounts or cooperative advertising payments. Through consolidation of specialized distributors, the Company is able to offer both travel agents and travelers a single source of competitively priced products and services along with extensive expertise within and across multiple leisure travel segments.

         As leaders in their respective segments, the Operating Companies have experienced significant internal growth. The combined pro forma net revenues of the "1997 Operating Companies" (consisting of the "Founding Companies" (Travel 800, LLC, D-FW Travel Arrangements, Inc., Cruises Only, LLC, Cruises Inc. and Auto Europe, LLC) and the "1997 Acquired Companies" (CruiseOne, Inc., Cruise World, Inc., Cruise Fairs of America and Ship 'N' Shore Cruises, Inc.) increased from $39.0 million in 1994 to $78.7 million in 1997, representing a 26.3% compound annual growth rate. The 1997 Operating Companies recognized in 1997 pro forma net revenue of $78.7 million on reservations representing over $400 million in travel services. The Company has negotiated arrangements with many major airlines, cruise lines and European auto rental companies, including travel providers such as Continental Airlines, Inc., Delta Air Lines, Inc., Carnival Cruise Line, Royal Caribbean Cruise Line, Avis Europe Limited and Europcar International S.A. To enhance its strong internal growth, the Company intends to implement world-class technology, realize cross-selling opportunities and capitalize on cost efficiencies and economies of scale. In addition, the Company has implemented and will continue an aggressive acquisition program to broaden its travel service offerings and consolidate the highly fragmented specialized leisure travel service industry.

         The Company's objective is to be the leading specialized distributor of leisure travel services. In order to achieve this goal, the Company has a focused business strategy based upon the following key principles:

         PROVIDE EXTENSIVE EXPERTISE IN SPECIFIC TRAVEL SEGMENTS. Each of the Operating Companies is a specialist in a particular travel segment. By leveraging the expertise of the Operating Companies and future acquisitions, the Company will provide a higher level of expertise and information for a broader array of travel services than may be available through traditional distribution channels.

         MAINTAIN AND ENHANCE STRONG STRATEGIC RELATIONSHIPS WITH TRAVEL PROVIDERS. The Company believes that the strategic relationships with its travel providers have been and will continue to be integral to its success. As leaders in their respective segments, the Operating Companies have negotiated with many travel providers for pricing that is preferential to published fares and preferred access to capacity.

         OFFER HIGH LEVELS OF CUSTOMER SERVICE. The Company believes that maintaining high levels of customer service is critical to its ability to generate significant repeat business. In addition to the Company's competitive prices, customer service is an important differentiating factor to both the leisure traveler who is making a significant investment in a vacation and the travel agent who is seeking attractive commission structures and the ability to make travel arrangements with greater ease.

         BRAND STRATEGY. The Company is reviewing various strategies in connection with brand recognition and marketing of its services, and expects to implement a comprehensive brand and marketing plan in 1998.

         IMPLEMENT STATE-OF-THE-ART TECHNOLOGY INFRASTRUCTURE. A key element of the Company's growth and business strategy is the implementation of world-class information and telecommunications technologies. At the center of the technology strategy is the Company's investment in customer information and product/service information, which will be maintained in state-of-the-art database management systems.

         CAPITALIZE ON MANAGEMENT EXPERTISE. The Company's executive management team has a high level of industry experience. The Company plans to achieve its goal by implementing an internal growth strategy and pursuing an aggressive acquisition program.

         The Company's executive offices are located at 220 Congress Park Drive, Delray Beach, Florida 33445, and its telephone number is (561) 266-0860.

                                  THE OFFERING

Common Stock being offered by:
         The Company.................................................  1,506,706 shares

         The Selling Shareholders....................................  1,668,294 shares

Common Stock to be outstanding after this offering...................  12,011,532 shares(1)


Nasdaq Stock Market symbol...........................................  TRVL


--------

         (1) Assumes all shares being offered by the Company are issued in connection with future acquisitions. Excludes 1,014,525 shares issuable upon the exercise of outstanding stock options as of March 31, 1998 and an aggregate of an additional 296,054 shares reserved for issuance under the Company's 1997 Long-Term Incentive Plan and 1997 Non-Employee Director's Stock Plan. See "Management -- Stock Option Plan" and "Shares Eligible for Future Sale".

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         On July 28, 1997, the Company consummated its initial public offering and the combinations of five Founding Companies (the "Combinations"). For accounting purposes, Auto Europe, one of the Founding Companies, was designated as the "accounting acquiror." The other four Founding Companies were accounted for using the purchase method of accounting. In November 1997, the Company acquired four other operating companies under transactions accounted for using the pooling of interests method of accounting (the "Pooling Acquisitions"). Accordingly, the historical financial data for each year presented represent those of Auto Europe and the Pooling Acquisitions, and include the operations of the other four Founding Companies and TSII only since July 28, 1997.

         The historical financial data of the Company as of December 31, 1997 and for each of the five years ending December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the audited consolidated financial statements of the Company included elsewhere herein and from the Company's Registration Statement dated July 22, 1997. The historical financial data for the years ended December 31, 1993 and 1994 represent those of Auto Europe, as those of the Pooling Acquisitions are not material to the results of operations. The information contained in these tables should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

         Pro forma combined results of operations and pro forma diluted earnings per share for the Company are presented which give effect to the results of the Company combined with all the Founding Companies as if the Combinations had occurred at the beginning of each respective year, along with certain adjustments associated with the Combinations and the Pooling Acquisitions which are described below. The pro forma financial data have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the Founding Companies been under common control prior to the Combinations, or which may result in the future.

HISTORICAL:

Statements of Operations Data:
(in thousands, except share and per share data)                            YEAR ENDED DECEMBER 31,


                                              1993                1994              1995                1996               1997
                                              ----                ----              ----                ----               ----

Net revenues                              $    12,208        $    17,156        $    30,024        $    35,776        $    58,387
Operating expenses                              8,469             11,101             19,079             24,034             36,969
                                          -----------        -----------        -----------        -----------        -----------
Gross profit                                    3,739              6,055             10,945             11,742             21,418
General and administrative expenses             3,986              6,276             10,534             11,139             16,842
Goodwill amortization                              --                 --                 --                 --                514
                                                  ---                ---                ---               ----                ---
                                                                                                                      -----------
Operating income                                 (247)              (221)               411                603              4,062
Other expense, net                                (19)               (28)               (43)              (186)               (83)
                                          -----------        -----------        -----------        -----------        -----------
Income before provision for taxes                (266)              (249)               368                417              3,979
Provision for income taxes                         --                 --                147                167                852
                                          -----------        -----------        -----------        -----------        -----------
Net income                                $      (266)       $      (249)       $       221        $       250        $     3,127
                                          ===========        ===========        ===========        ===========        ===========

Per Share Data:
Basic earnings per share                  $      (.11)       $      (.10)       $       .09        $       .10        $       .55
                                          ===========        ===========        ===========        ===========        ===========
Diluted earnings per share                $      (.11)       $      (.10)       $       .09        $       .10        $       .53
                                          ===========        ===========        ===========        ===========        ===========
Shares used in computing basic
   earnings per share                       2,435,038          2,435,038          2,435,038          2,435,038          5,730,832
                                            =========          =========          =========          =========          =========
Shares used in computing
  diluted earnings per share                2,435,038          2,435,038          2,435,038          2,435,038          5,869,814
                                            =========          =========          =========          =========          =========

BALANCE SHEET DATA (in thousands):       DECEMBER 31, 1997
                                         -----------------
Working capital                               $ 1,286
Total assets                                  $67,609
Long-term debt                                $ 4,129
Stockholders' equity                          $50,579


PRO FORMA COMBINED (1):
STATEMENT OF OPERATIONS DATA:
(in thousands, except share and per share data)   YEAR ENDED DECEMBER 31, 1997
                                                  ----------------------------
Net revenues                                             $     78,730
Operating expenses                                             48,262
                                                         ------------
Gross profit                                                   30,468
General and administrative expenses                            17,449
Goodwill amortization                                           1,234
                                                         ------------
Income from operations                                         11,785
Other expense, net                                               (154)
                                                         ------------
Income before provision for income taxes                       11,631
Provision for income taxes                                      4,885
                                                         ------------
Pro forma net income                                     $      6,746
                                                         ============
Per Share Data:
Pro forma diluted earnings per share                     $        .66
                                                         ============
Shares used in computing pro forma
  diluted earnings per share                               10,277,335
                                                         ============


(1) The pro forma combined financial data includes the results of the Company and each Founding Company as if the Combinations had occurred at the beginning of 1997, along with certain adjustments associated with the Pooling Acquisitions. The pro forma results include the effects of: (i) the Combinations; (ii) non-recognition of the non-recurring, non-cash compensation charge of $7.1 million recorded by TSII in February 1997 related to Common Stock issued to founders and management of the Company; (iii) amortization of goodwill resulting from the Combinations totalling $1,254,000; (iv) certain adjustments to salaries, bonuses, and benefits to former owners and key management of the Founding Companies and the Pooling Acquisitions totalling $3,565,000, to which such persons have agreed prospectively ("Compensation Differential"); (v) reversal of acquisition costs totalling $502,000 associated with Pooling Acquisitions; and (vi) provision for income taxes as if pro forma income was subject to corporate federal and state income taxes during the period.

                                  RISK FACTORS

         An investment in the shares of Common Stock offered by this prospectus involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Company. This Prospectus contains certain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain of the factors set forth in the following risk factors and elsewhere in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATION

         Travel Services International, Inc. was founded in April 1996 but conducted no operations and generated no revenues prior its initial public offering in July 1997, when it acquired the five Founding Companies. From July 1997 to March 31, 1998, the Company acquired an additional nine travel distributors and one software development company. Prior to such acquisitions, the Operating Companies operated as separate independent entities. Currently, the Company relies on the existing reporting systems of the Operating Companies for financial reporting. There can be no assurance that the Company will be able to successfully integrate the operations of these businesses or institute the necessary Company-wide systems and procedures to successfully manage the combined enterprise on a profitable basis. The Company's executive management group was assembled in connection with the initial public offering, and there can be no assurance that the management group will be able to continue to effectively manage the combined entity or effectively implement and carry out the Company's internal growth strategy and acquisition program. The consolidated financial statements cover periods when the Operating Companies were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The inability of the Company to successfully integrate the Operating Companies, and future acquisitions, would have a material adverse effect on the Company's business, financial condition, and results of operations, and would make it unlikely that the Company's acquisition program will continue to be successful.

         A number of the Operating Companies offer different travel services, utilize different capabilities and technologies and target different client segments. While the Company believes that there are substantial opportunities to cross-market and integrate these businesses, these differences increase the risk inherent in successfully completing such integration. Further, there can be no assurance that the Company's strategy to become the leading specialized distributor of leisure travel services will be successful, or that the customers of the Operating Companies will accept the Company as a distributor of a variety of specialized travel services. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business -- Business Strategy."

DEPENDENCE ON TRAVEL PROVIDERS

         The Company is dependent upon travel providers for access to their capacity. The Company receives from certain travel providers pricing that is preferential to published fares which enables the Company to offer, for certain products, prices lower than would be generally available to travelers and travel agents. Other distributors may have similar arrangements with travel providers, some of which may provide better availability or more competitive pricing than that offered by the Company. The Company anticipates that a significant portion of the Company's revenues will continue to be derived from the sale of capacity for relatively few travel providers. In 1997, (i) two auto rental companies represented an aggregate of 87% of European auto rental pro forma net revenues;
(ii) six cruise lines represented an aggregate of 74% of cruise pro forma net revenues; and (iii) two airlines represented an aggregate of 52% of airline pro forma net revenues. The Company's agreements with its travel providers can generally be canceled or modified by the travel provider upon relatively short notice. The loss of a contract, changes in the Company's pricing agreements or commission schedules or more restricted access to travel providers' capacity could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

         The Company intends to increase its revenues, expand the markets it serves and increase its service offerings in part through the acquisition of additional specialized distributors of leisure travel services. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations, particularly in the fiscal quarters immediately following the consummation of such transactions. Customer dissatisfaction or performance problems at a single acquired company could also have an adverse effect on the reputation of the Company. The Company may also seek international acquisitions that may be subject to additional risks associated with doing business in such countries. In addition, there can be no assurance that the Operating Companies or other businesses acquired in the future will achieve anticipated revenues and earnings. The Company continually reviews various strategic acquisition opportunities and has held discussions with a number of such acquisition candidates. As of the date of this Prospectus, the Company is not party to any binding agreements with respect to any material acquisitions.
See "Business -- Growth Strategy."

RISKS RELATED TO ACQUISITION FINANCING

         The Company intends to finance future acquisitions by using shares of its Common Stock for a substantial portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company has insufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. Although the Company has an available line of credit of $30 million, there can be no assurance that such line of credit will be sufficient or that other financing will be available on terms the Company deems acceptable. If the Company is unable to obtain financing sufficient for all of its desired acquisitions, it may be unable to fully carry out its acquisition strategy. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Transactions."

DEPENDENCE UPON TECHNOLOGY

         The Company's business is currently dependent upon a number of different information and telecommunication technologies to facilitate its access to information and manage a high volume of inbound and outbound calls. Any failure of this technology would have a material adverse effect on the Company's business, financial condition and results of operations. For example, during 1996, one of the Operating Companies results of operations were adversely affected by unanticipated shortcomings in the functionality of call center software installed as part of a new telephone system. In addition, the Company is dependent upon certain third party vendors, including central reservation systems operators such as SABRE Group and Amadeus for access to certain information. Any failure of these systems or restricted access by the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

         Currently, all of the Operating Companies utilize separate computer systems, several of which utilize different applications. The Company expects that it will replace these systems during the coming years with the Company's "Universal" applications architecture. There can be no assurance that the contemplated replacement of these systems will be successful, replaced according to the expected time frame, completed without any disruption to the Company's business or that it will result in the intended cost efficiencies. The Company believes that the Universal applications platform will be a competitive advantage for the Company. However, there can be no assurance that the Company will be successful in maintaining such a competitive advantage.

         The technology systems being used currently at the Company's headquarters are Year 2000 compliant, and new systems currently under development by the Company are working with compliant standards. An assessment of the Year 2000 readiness of the technology currently being used in the Operating Companies has not yet been completed, and the Company cannot make any assurances with respect to such readiness at this time. The assessment being conducted by the Company includes inquiries of management and certification requests from hardware and software vendors. New systems under development by the Company are expected to replace some of the older software applications currently in use at certain Operating Companies. There can be no assurance, however, that such replacements will be made or will be made on time. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business -- Information Technology."

MANAGEMENT OF GROWTH; FACTORS AFFECTING INTERNAL GROWTH

         The Company expects to grow internally and through acquisitions. The Company expects to expend significant time and effort in expanding existing businesses and identifying, completing and integrating acquisitions. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. To the extent that the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain qualified management, the Company's business, financial condition and results of operations could be materially adversely effected. The Operating Companies have experienced revenue and earnings growth on a pro forma basis over the past few years. There can be no assurance that the Operating Companies will continue to experience internal growth comparable to these levels, if at all. From time to time, certain of the Operating Companies have been unable to hire and train as many qualified sales personnel as necessary to meet the demands of their businesses. Factors affecting the ability of the Operating Companies to continue to experience internal growth include, but are not limited to, the ability to expand the travel services offered, the continued relationships with certain travel providers and travel agents, the ability to recruit and retain qualified sales personnel, continued access to capital and the ability to cross-sell services among the Operating Companies. See "Business -- Growth Strategy" and "Management."

RISKS ASSOCIATED WITH THE TRAVEL INDUSTRY; GENERAL ECONOMIC CONDITIONS

         The Company's results of operations are dependent upon factors affecting the travel industry. The Company's revenues and earnings are especially sensitive to events that affect domestic and international air travel, cruise travel and auto rentals in Europe. A number of factors, including political instability, armed hostilities, international terrorism, extreme weather conditions, a rise in fuel prices, a decline in the value of the U.S. dollar, labor disturbances and excessive inflation, could result in an overall decline in demand for travel. These types of events could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, demand for the Company's travel services may be significantly related to the general level of economic activity and employment in the U.S. Therefore, any significant economic downturn or recession in the U.S. could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Industry Overview."

SEASONALITY AND QUARTERLY FLUCTUATIONS

         The domestic and international leisure travel industry is extremely seasonal. The results of each of the Operating Companies have been subject to quarterly fluctuations caused primarily by the seasonal variations in the travel industry, especially the leisure travel segment. Net revenues and net income for the Operating Companies are generally higher in the second and third quarters, however, seasonality is dependent on the particular leisure travel service sold. The Company expects seasonality to continue in the future on a combined basis. Three of the Operating Companies experienced an operating loss in the fourth quarter of 1997. The Company may experience losses in quarters in the future. The Company's quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, business focus of acquisition targets, fare wars by travel providers, changes in relationships with certain travel providers, changes in the mix of services offered by the Company, the timing of the payment of volume bonuses by travel providers, extreme weather conditions or other factors affecting travel. Unexpected variations in quarterly results could also adversely affect the price of the Common Stock, which in turn could limit the ability of the Company to make acquisitions. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

SUBSTANTIAL COMPETITION

         The travel service industry is extremely competitive and has low barriers to entry. The Company competes with other distributors of travel services, travel providers, travel agents, tour operators and group travel sponsors, some of which have greater experience, brand name recognition and/or financial resources than the Company. The Company's travel providers may decide to compete more directly with the Company and restrict the availability of tickets, cabins or services or the ability of the Company to offer tickets, cabins or services at a preferential price. In addition, other distributors may have relationships with certain travel providers providing better availability or more competitive pricing than that offered by the Company. Furthermore, some travel agents and group travel sponsors have a strong presence in their geographic area which may make it difficult for the Company to attract customers in those areas. See "Business -- Competition."

RELIANCE ON KEY PERSONNEL

         The Company's operations are dependent on the efforts and relationships of Joseph V. Vittoria and the other executive officers as well as the senior management of the Operating Companies. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these individuals become unable to continue in their role the Company's business or prospects could be adversely affected. Although TSII has entered into an employment agreement with each of TSII's executive officers and the Chief Executive Officer of each of the Operating Companies, there can be no assurance that such individuals will continue in their present capacity for any particular period of time. The Company does not maintain key man life insurance covering any of its executive officers or other members of senior management. See "Management."

VOTING CONTROL OF EXISTING MANAGEMENT AND STOCKHOLDERS

         The Company's executive officers and directors, and entities affiliated with them, and holders of at least 5% of the outstanding Common Stock, as of March 31, 1998, beneficially own shares of Common Stock representing 41.7% of the total voting power of the Common Stock (46.8% if all shares of Restricted Common Stock were converted into Common Stock). These persons, if acting in concert, will be able to exercise control over the Company's affairs and are likely to be able to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal and Selling Stockholders" and "Description of Capital Stock -- Common Stock and Restricted Common Stock."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

         The market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market. The 2,875,000 shares sold in the initial public offering are, and the shares registered hereby will be, freely tradable unless acquired by affiliates of the Company.

         As of March 31, 1998, the holders of Common Stock who did not purchase shares on the open market own 7,629,826 shares of Common Stock, including (i) the sellers of the Operating Companies who received, in the aggregate, 5,145,325 shares in connection with such acquisitions and (ii) management and founders of the Company who own 2,484,501 shares. Except for shares registered for resale under this Prospectus, these shares have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Holders of 5,906,726 of such shares have agreed with the Company not to sell, transfer or otherwise dispose of any of these shares for one year following consummation of the initial public offering (until July 28, 1998) and have certain demand registration rights beginning two years after the initial public offering and certain piggyback registration rights with respect to these shares.

         This Prospectus registers additional shares of the Company's Common Stock under the Securities Act for use by the Company as consideration for recent and future acquisitions. Upon issuance, those shares will generally be freely tradable, unless the resale thereof is contractually restricted. When possible, the Company will seek restrictions on the shares issued as consideration for future acquisitions that are as restrictive as those described in the preceding paragraph, however, such restrictions may not be available in certain cases, such as transactions accounted for using the pooling of interests method of accounting. See "Shares Eligible for Future Sale."

POSSIBLE VOLATILITY OF STOCK PRICE

         Prior to the initial public offering, there was no public market for the Common Stock, and, although a public market has now been developed, there can be no assurance that the public market for the Common Stock will be active or continue. The market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company or the failure of the Company to meet such estimates, conditions in the economy in general or in the travel industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the travel service industry. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

         The Board of Directors of the Company is authorized to issue preferred stock in one or more series without stockholder action. The Board of Directors of the Company serve staggered terms. The existence of this "blank-check" preferred stock and the staggered Board of Directors could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. See "Management -- Directors and Executive Officers," "Principal and Selling Stockholders" and "Description of Capital Stock."

                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock trades on the Nasdaq Stock Market under the symbol "TRVL." The Company completed its initial public offering in July 1997 at a price of $14.00 per share. The following table sets forth, for the Company's fiscal periods indicated, the range of high and low last reported sale prices for the Common Stock.


                                                                                       High         Low

               Third Quarter 1997 (from July 22, 1997)...........................      $25 5/8      $19 5/8

               Fourth Quarter 1997...............................................      $26          $19 1/2

               First Quarter 1998................................................      $33 1/4      $18

               Second Quarter 1998 (through April 17, 1998)......................      $39 3/8      $33 3/4


         On April 17, 1998, the last reported sale price of the Common Stock on the Nasdaq Stock Market was $36.1875 per share. At March 31, 1998, there were 113 holders of record of the Company's Common Stock, although the Company believes the number of beneficial holders is substantially greater.

                                 DIVIDEND POLICY

         The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, the Company's line of credit includes restrictions on the ability of the Company to pay dividends without the consent of the lender.

                             SELECTED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         On July 28, 1997, the Company consummated its initial public offering and the Combinations of five Founding Companies. For accounting purposes, Auto Europe, one of the Founding Companies, was designated as the "accounting acquiror." The other four Founding Companies were accounted for using the purchase method of accounting. In November 1997, the Company acquired four other operating companies under transactions accounted for using the pooling of interests method of accounting (the "Pooling Acquisitions"). Accordingly, the historical financial data for each year presented represent those of Auto Europe and the Pooling Acquisitions, and include the operations of the other four Founding Companies and TSII only since July 28, 1997.

         The historical financial data of the Company as of December 31, 1996 and 1997 and for each of the five years ending December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the audited consolidated financial statements of the Company included elsewhere herein and from the Company's Registration Statement dated July 22, 1997. The historical financial data for the years ended December 31, 1993 and 1994 represent those of Auto Europe, as those of the Pooling Acquisitions are not material to the results of operations. The information contained in these tables should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

         Pro forma combined results of operations and pro forma diluted earnings per share for the Company are presented which give effect to the results of the Company combined with all the Founding Companies as if the Combinations had occurred at the beginning of each respective year, along with certain adjustments associated with the Combinations and the Pooling Acquisitions which are described below. The pro forma financial data have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the Founding Companies been under common control prior to the Combinations, or which may result in the future.

HISTORICAL:

Statements of Operations Data:
(in thousands, except share and per share data)
                                                                                  YEAR ENDED DECEMBER 31,
                                              --------------------------------------------------------------------------------
                                              1993               1994               1995               1996               1997
                                              ----               ----               ----               ----               ----
Net revenues                              $    12,208        $    17,156        $    30,024        $    35,776        $    58,387

Operating expenses                              8,469             11,101             19,079             24,034             36,969
                                                -----             ------             ------             ------             ------
Gross profit                                    3,739              6,055             10,945             11,742             21,418
General and administrative expenses             3,986              6,276             10,534             11,139             16,842
Goodwill amortization                              --                 --                 --                 --                514
                                                -----             ------             ------             ------             ------
Operating income                                 (247)              (221)               411                603              4,062
Other expense, net                                (19)               (28)               (43)              (186)               (83)
                                                -----             ------             ------             ------             ------
Income before provision for taxes                (266)              (249)               368                417              3,979
Provision for income taxes                         --                 --                147                167                852
                                                -----             ------             ------             ------             ------
Net income                                $      (266)       $      (249)       $       221        $       250        $     3,127
                                          ===========        ===========        ===========        ===========        ===========

Per Share Data:
Basic earnings per share                  $      (.11)       $      (.10)       $       .09        $       .10        $       .55
                                          ===========        ===========        ===========        ===========        ===========
Diluted earnings per share                $      (.11)       $      (.10)       $       .09        $       .10        $       .53
                                          ===========        ===========        ===========        ===========        ===========

Shares used in computing basic
   earnings per share                       2,435,038          2,435,038          2,435,038          2,435,038          5,730,832
                                            =========          =========          =========          =========          =========
Shares used in computing
  diluted earnings per share                2,435,038          2,435,038          2,435,038          2,435,038          5,869,814
                                            =========          =========          =========          =========          =========

BALANCE SHEET DATA (in thousands):

                                       DECEMBER 31,
                                   -------------------
                                   1996           1997
                                   ----           ----
Working capital (deficit)       $ (5,224)       $ 1,286
Total assets                    $ 11,093        $67,609
Long-term debt                  $  2,272        $ 4,129
Stockholders' equity            $    290        $50,579




PRO FORMA COMBINED (1):

     STATEMENTS OF OPERATIONS DATA:
(in thousands, except share and per share data)
                                                               YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------
                                                    1995                1996                1997
                                                    ----                ----                ----
Net revenues                                   $     52,660        $     62,073        $     78,730
Operating expenses                                   31,569              39,444              48,262
                                                     ------              ------              ------
Gross profit                                         21,091              22,629              30,468
General and administrative expenses                  13,847              13,325              17,449
Goodwill amortization                                 1,234               1,234               1,234
                                                      -----               -----               -----
Income from operations                                6,010               8,070              11,785
Other expense, net                                     (175)               (356)               (154)
                                                       ----                ----                ----
Income before provision for income taxes              5,835               7,714              11,631
Provision for income taxes                            2,451               3,240               4,885
                                                      -----               -----               -----
Pro forma net income                           $      3,384        $      4,474        $      6,746
                                               ============        ============        ============

Per Share Data:
Pro forma diluted earnings per share           $        .33        $        .44        $        .66
                                               ============        ============        ============

Shares used in computing pro forma
  diluted earnings per share                     10,133,430          10,133,430          10,277,335
                                                 ==========          ==========          ==========



----------
(1) The pro forma combined financial data includes the results of the Company and each Founding Company as if the Combinations had occurred at the beginning of each respective year, along with certain adjustments associated with the Pooling Acquisitions. The pro forma results include the effects of: (i) the Combinations; (ii) non-recognition of the non-recurring, non-cash compensation charge of $7.1 million recorded by TSII in February 1997 related to Common Stock issued to founders and management of the Company; (iii) amortization of goodwill resulting from the Combinations; (iv) certain adjustments to salaries, bonuses, and benefits to former owners and key management of the Founding Companies and the Pooling Acquisitions, to which such persons have agreed prospectively ("Compensation Differential"); (v) proforma acquisition costs associated with Pooling Acquisitions; and (vi) provision for income taxes as if pro forma income was subject to corporate federal and state income taxes during the periods.

                              PLAN OF DISTRIBUTION

         The shares covered hereby may be offered by the Company from time to time in connection with the merger or acquisition by the Company of other businesses or assets. It is expected that the terms of acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the business or assets to be merged or acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to market prices current either at the time a merger or acquisition are agreed upon or at or about the time of delivery of shares.

         Additionally, the shares covered hereby may be offered and sold from time to time by the Selling Stockholders or pledgees, donees, transferees, and other successors in interest. The Selling Stockholders will act independently in making decisions with respect to the timing, manner and size of each sale. To the Company's knowledge, no Selling Stockholder has entered into any agreement, arrangement, or understanding with any particular brokers or market makers with respect to the shares registered hereby.

         The Selling Stockholders may sell Common Stock registered hereunder in any of the following transactions: (i) through broker-dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions in the over-the-counter market, in the Nasdaq Stock Market, or in privately negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. In addition, any Common Stock covered by this Prospectus which qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         In connection with the distribution of the Common Stock, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Common Stock registered hereunder in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell shares short and redeliver the Common Stock to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Common Stock registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Stockholders may also loan or pledge the Common Stock registered hereunder to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default the broker-dealer may effect sales of the pledged Common Stock pursuant to this Prospectus.

         Underwriters, broker-dealers, or agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Stockholders in amounts to be negotiated in connection with each sale of the Common Stock. Such underwriters, broker-dealers, or agents that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any profit on the sale of the Common Stock by them and any commissions, discounts, or concessions received by any such underwriters, broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with "Selected Financial Data" and the Company's' Financial Statements and related Notes thereto appearing elsewhere herein.

INTRODUCTION

         The Company was established to create a leading specialized distributor of leisure travel services to both travel agents and travelers. All of the Operating Companies (including five Founding Companies acquired in July 1997 concurrently with the consummation of the Company's initial public offering are specialized distributors of travel services, providing airline, cruise or European auto rental reservations. For accounting purposes, Auto Europe, one of the Founding Companies, was designated as the "accounting acquiror." The other four Founding Companies were accounted for using the purchase method of accounting; goodwill of $41.4 million was recorded which is being amortized over 35 years. The Company also acquired four specialized distributors of cruises in November 1997 which were accounted for using the pooling of interests method of accounting (the "Pooling Acquisitions"). Accordingly, the historical financial statements for each year presented represent those of Auto Europe and the Pooling Acquisitions, and include the balances and transactions of the other four Founding Companies and the Company only since July 28, 1997. Therefore, pro forma combined results of operations for the Company are also presented which give effect to the results of the Company combined with all the Founding Companies as if the Combinations had occurred at the beginning of each respective year, along with certain adjustments associated with the Combinations and the Pooling Acquisitions.

         The Company's revenue is derived primarily from the sale of travel related services, including airline tickets, cruise berths and auto rentals. The Company does not record the total gross amounts of the travel services sold to consumers and travel agents. Net revenues recorded by the Company include commissions and markups on travel services, volume bonuses and override commissions from travel service providers, processing and delivery fees, and franchise fees. The Company records net revenues when earned, which for auto rentals and airline tickets is at the time a reservation is booked and ticketed and for cruise bookings is when the customer is no longer entitled to a full refund of the cost of the cruise, which is generally 45 to 90 days prior to the sailing date. The Company provides an allowance for cancellations, reservation changes and currency exchange guarantees which is based on historical experience.

         Operating expenses include compensation of sales and sales support personnel, commissions, credit card merchant fees, telecommunications, mail, courier, marketing and other expenses that vary with revenues. Commissions to travel agents are typically based on a percentage of the gross amount of the travel services sold. The Company's sales personnel are compensated either on an hourly basis, a commission basis or a combination of the two, with the vast majority of sales personnel receiving a substantial portion of their compensation based on sales generated. The Company's independent contractors selling cruises receive a portion of the commissions earned by the Company. Conversely, the Company receives a portion of commissions earned by its franchisees selling cruises.

         General and administrative expenses include compensation and benefits to management and administrative employees, fees for professional services, rent, information services, depreciation, travel and entertainment, office services, and other overhead costs.

         Prior to the Combinations, the stockholders of Auto Europe elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, Auto Europe was not subject to taxation for federal purposes and its stockholders reported their share of taxable earnings or losses in their personal tax returns. Therefore, on July 28, 1997, Auto Europe recorded a deferred tax asset and a corresponding reduction of income tax expense of approximately $543,000, representing net deferred taxes at that date which were not previously recorded.

         The Company's business and growth strategies encompass many components, including providing extensive expertise in specific travel segments and high levels of customer service, embracing multiple selling models and distribution channels, implementing cross selling opportunities across travel segments, pursuing an aggressive acquisition program, and implementing state-of-the-art technology infrastructure. The Company believes there are also opportunities to reduce costs in the future in the areas of telecommunications, advertising and marketing, mail and courier, insurance and credit card merchant fees.

RESULTS OF OPERATIONS  - HISTORICAL

         The following table sets forth, for 1995, 1996 and 1997, certain items from the Company's consolidated Historical Statements of Operations Selected Financial Data expressed as a percentage of net revenues.

                                                  YEAR ENDED DECEMBER 31,
                                                  -----------------------
                                              1995         1996         1997
                                              ----         ----         ----
Net revenues                                 100.0%       100.0%       100.0%
Operating expenses                            63.5         67.2         63.3
                                              ----         ----         ----
Gross profit                                  36.5         32.8         36.7
General and administrative expenses,
  excluding goodwill                          35.1         31.1         28.8


1997 COMPARED TO 1996

         Net revenues increased $22.6 million, or 63.1%, from $35.8 million in 1996 to $58.4 million in 1997. This increase is primarily attributable to a 27.0% increase in net revenues from auto rental reservations and a 19.7% increase in cruise net revenues of the Pooling Acquisitions, as well as the Combinations of the other four Founding Companies on July 28, 1997.

         Operating expenses increased $13.0 million, or 54.2%, from $24.0 million in 1996 to $37.0 million in 1997. As a percentage of net revenues, total operating expenses decreased from 67.2% in 1996 to 63.3% in 1997, primarily due to lower salaries and commission expenses as a percentage of net revenues at Auto Europe, and also because operating expenses of Pooling Acquisitions and the four other Founding Companies are lower as a percentage of net revenues than at Auto Europe.

         General and administrative expenses increased $5.7 million, or 51.4%, from $11.1 million in 1996 to $16.8 million in 1997, and were 31.1% and 28.8%, respectively, of net revenues. This decrease as a percentage of net revenues was the result of Pooling Acquisitions and the four other Founding Companies generally having lower general and administrative expenses as a percentage of net revenues than Auto Europe, and the result of expenses associated with being a public company and corporate overhead which did not exist prior to the Company's initial public offering.

1996 COMPARED TO 1995

         Net revenues increased $5.8 million, or 19.3%, from $30.0 million in 1995 to $35.8 million in 1996. This increase is attributable to a 17.3% and a 24.1% increase in net revenues from car rental reservations and cruise reservations, respectively.

         Operating expenses increased $4.9 million, or 25.7%, from $19.1 million in 1995 to $24.0 million in 1996. As a percentage of net revenues, total operating expenses increased from 63.5% in 1995 to 67.2% in 1996, primarily due to higher salaries and commission expenses as a percentage of net revenues at Auto Europe. These higher commissions did not impact the average revenue per car (after commissions) recognized by Auto Europe, but resulted in higher commission expense as a percentage of net revenues.

         General and administrative expenses increased $605,000, or 5.8%, from $10.5 million in 1995 to $11.1 million in 1996, and were 35.1% and 31.1%, respectively, of net revenues. This decrease as a percentage of net revenues was the result of spreading overhead costs over a larger revenue base in 1996.

RESULTS OF OPERATIONS  - PRO FORMA COMBINED

         Pro forma combined results of operations are presented which give effect to the results of the Company combined with all the Founding Companies as if the Combinations had occurred at the beginning of each respective year, along with certain adjustments associated with the Combinations and the Pooling Acquisitions. The pro forma combined results of operations include the effects of: (i) the Combinations; (ii) non-recognition of the non-recurring, non-cash compensation charge of $7.1 million recorded by TSII in 1997 related to Common Stock issued to founders and management of the Company; (iii) amortization of goodwill resulting from the Combinations; (iv) certain adjustments to salaries, bonuses, and benefits to former owners and key management of the Founding Companies and the Pooling Acquisitions, to which such persons have agreed prospectively ("Compensation Differential"); (v) pro forma acquisition costs associated with Pooling Acquisitions; and (vi) provision for income taxes as if pro forma income was subject to corporate federal and state income taxes during the periods.

         These pro forma combined results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the Founding Companies been under common control prior to the Combinations, or which may result in the future.

         The following table sets forth for 1995, 1996 and 1997 certain items derived from the Company's Pro Forma Combined Statements of Operations Selected Financial Data expressed as a percentage of net revenues.


                                                  YEAR ENDED DECEMBER 31,

                                              1995         1996         1997
                                              ----         ----         ----
Net revenues                                 100.0%       100.0%       100.0%
Operating expenses                            59.9         63.5         61.3
                                              ----         ----         ----
Gross profit                                  40.1         36.5         38.7
General and administrative expenses,
  excluding goodwill                          26.3         21.5         22.2


1997 COMPARED TO 1996

         Combined net revenues increased $16.6 million, or 26.8%, from $62.1 million in 1996 to $78.7 million in 1997. This increase is attributable to increases in average revenue per transaction in the airline, auto rental and cruise reservations segments as well as increased volumes of travel services sold in each segment. Average net revenues per transaction increased 1.9%, 7.3% and 6.6% from 1996 to 1997 in the airline, auto rental and cruise segments, respectively. From 1996 to 1997, airline reservations increased from 223,000 to 274,000 (22.9%), auto rental reservations increased from 208,000 to 259,000 (24.5%), and cruise reservations increased from 179,000 to 208,000 (16.2%). In 1997, 19.65%, 41.49% and 38.86% of net revenues were generated in the airline, auto rental and cruise segments, respectively, compared to 19.1%, 41.4%, and 39.5% in 1996.

         Combined operating expenses increased $8.9 million, or 22.5%, from $39.4 million in 1996 to $48.3 million in 1997. Approximately 67.5% and 68.7% of operating expenses in 1996 and 1997, respectively, are for salaries and benefits and for commissions to travel agencies, independent contractors and employees. As a percentage of net revenues, total operating expenses decreased from 63.5% in 1996 to 61.3% in 1997. Several types of operating expenses, including salaries and commission expenses, telecommunications, mail and courier and marketing, decreased as a percentage of net revenues by less than 1%, while credit card transaction fees increased marginally as a percentage of net revenues. One of the Operating Companies experienced unanticipated problems with call center software installed as part of a new telephone system which negatively affected net revenues in 1996; the system was replaced in July 1996.

         Combined general and administrative expenses increased $4.1 million, or 30.9%, from $13.3 million in 1996 to $17.4 million in 1997, and were 21.5% and 22.2%, respectively, of net revenues. In 1997, general and administrative expenses approximating two percent of net revenues were for expenses associated with being a public company and additional corporate overhead at the Company's headquarters which did not exist prior to the Company's initial public offering.

1996 COMPARED TO 1995

         Combined net revenues increased $9.4 million, or 17.9%, from $52.7 million in 1995 to $62.1 million in 1996. This increase is primarily attributable to increases in volumes of travel services sold in the airline, auto rental and cruise reservations segments.

         Combined operating expenses increased $7.9 million, or 24.9%, from $31.6 million in 1995 to $39.4 million in 1996. As a percentage of net revenues, total operating expenses increased from 59.9% in 1996 to 63.5% in 1996, primarily due to higher commission expenses as a percentage of net revenues at Auto Europe. These higher commissions did not impact the average revenue per car (after commissions) recognized by Auto Europe, but resulted in higher commission expense as a percentage of net revenues.

         Combined general and administrative expenses decreased $522,000, or 3.8%, from $13.8 million in 1995 to $13.3 million in 1996, and were 26.3% and 21.5%, respectively, of net revenues. Decreases were primarily the result of spreading overhead costs over a larger revenue base in 1996 and non-recurring legal expenses incurred in 1995.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY AND CAPITAL TRANSACTIONS

         During the year ended December 31, 1997, net cash provided by operating activities of the Company was approximately $3.1 million. Capital expenditures were $2.9 million and net repayment of debt was $3.7 million, including short-term debt repayments of $2.3 million. Capital distributions by the Company totaled $5.1 million during the year ended December 31, 1997, which includes $5 million consideration paid to the former stockholder of Auto Europe, the accounting acquiror. Cash pledged by TSII for a mortgage and notes payable was $3 million; the pledged cash was released in April 1998 in exchange for a guarantee of the debt by TSII.

         On a pro forma combined basis, during the year ended December 31, 1997, pro forma net cash provided by operating activities of the Company was $8.2 million.

         The Company believes that its capital resources are adequate in the near term. In the long term the Company may need to increase its capital resources by obtaining additional credit and by initiating a secondary offering of its capital stock.

INITIAL PUBLIC OFFERING AND COMBINATIONS

         On July 22, 1997, the Company's Registration Statement on Form S-1 was declared effective. On July 28, 1997, the Company consummated its initial public offering of its common stock, and simultaneously consummated the combinations of the five Founding Companies. As a result of the Combinations, the Company acquired the outstanding capital stock of Cruises Inc., D-FW Tours, Inc., and D-FW Travel Arrangements, Inc., and acquired substantially all of the assets of Auto Europe, Inc. (Maine), Cruises Only, Inc and 800-Ideas, Inc.

         On July 28, 1997, the Company issued an aggregate of 6,297,225 shares of Common Stock in connection with the Combinations (3,422,225 shares) and the initial public offering (2,875,000 shares). Shares issued in connection with the initial public offering were sold to the public at $14.00 per share. The net proceeds to the Company from the initial public offering (after deducting underwriting discounts, commissions and estimated offering expenses) were approximately $33.2 million. Of this amount, $29.1 million represents the cash portion of the purchase price relating to the Combinations (including $5 million paid to the former stockholder of Auto Europe, the accounting acquiror, and working capital adjustments and estimated reimbursements to stockholders of three of the Founding Companies that had elected S Corporation status under the Internal Revenue Code for certain taxes that will be incurred by them in connection with the Combinations). Of the remaining $4.1 million, $1.6 million has been used for general corporate purposes through December 31, 1997.

CREDIT FACILITY

         On October 15, 1997, the Company entered into a credit agreement (the "Credit Agreement") with NationsBank, N.A. with respect to a $20 million revolving line of credit (the "Credit Facility") and a term loan facility of approximately $2 million (the "Term Loan"). The Credit Facility may be used for letters of credit not to exceed $2 million, acquisitions, capital expenditures, refinancing of subsidiaries' debt and for general corporate purposes. The Credit Agreement requires the Company to comply with various loan covenants, which include maintenance of certain financial ratios, restrictions on additional indebtedness and restrictions on liens, guarantees, advances, capital expenditures, sale of assets and dividends. At December 31, 1997, the Company was in compliance with applicable loan covenants. Interest on outstanding balances of the Credit Facility are computed based on the Eurodollar Rate plus a margin ranging from 1.25% to 2.0%, depending on certain financial ratios. Availability fees of 25 basis points per annum payable on the unused portion of the Credit Facility and a facility fee are paid equal to 5/8 of one percent of the aggregate principal balance on the Term Loan. The Credit Facility has a three-year term and is secured by substantially all the assets of the Company, including the stock and membership interests in the Founding Companies and any future material subsidiaries, as defined. The Company, each Founding Company and all other current and future material subsidiaries are required to guarantee repayment of all amounts due under the Credit Facility. The Credit Agreement requires the Company to secure an interest rate hedge on fifty percent of the outstanding principal amount borrowed under the Credit Facility and one hundred percent of the outstanding balance on the Term Loan. The Term Loan is to be used to refinance the mortgage note payable to Barnett Bank.

         On March 27, 1998, the Company received a commitment from NationsBank to increase the credit facility to $30 million, of which up to $3 million can be used for letters of credit. As of April 17, 1998, outstanding borrowings under the Credit Facility totaled $18.6 million. On March 17, 1998, the Company entered into an interest rate swap hedge agreement with a fixed rate of 5.98% and a maturity date of October 15, 2001, covering $4.3 million of outstanding debt under the Credit Facility. On April 1, 1998, the Company entered into an interest rate swap hedge agreement with a fixed rate of 6.12% and a maturity date of October 15, 2001, covering $5.0 million of outstanding debt under the Credit Facility.

ACQUISITIONS

         On November 19, 1997, the Company completed the acquisitions of all of the outstanding capital stock of CruiseOne, Inc., Cruise World, Inc., and The Anthony Dean Corporation. The aggregate consideration paid for these acquisitions was 880,196 shares of Common Stock. On November 21, 1997, the Company completed the acquisitions of all of the outstanding capital stock of Ship 'N' Shore Cruises, Inc., Cruise Time, Inc., SNS Coachline, Inc., Cruise Mart, Inc. and SNS Travel Marketing, Inc. The aggregate consideration paid for these acquisitions was 471,508 shares of Common Stock. These November 1997 acquisitions (collectively, the "Pooling Acquisitions") are accounted for using the pooling of interests method of accounting and, accordingly, the consolidated financial statements for the periods presented have been restated to include the Pooling Acquisitions.

         On December 2, 1997, the Company completed the acquisition of all of the outstanding capital stock of Trax Software, Inc. ("Trax"). The aggregate consideration paid was 32,985 shares of Common Stock. Trax developed software products designed for specialized distributors of leisure travel services. This software is the foundation of the reservations booking functionality of the Company's integrated selling, service, product development and customer information systems now under development. The acquisition is accounted for using the purchase method of accounting. Accordingly, the operations of Trax have been included in the accompanying consolidated financial statements from the date of acquisition. The historical operations of Trax when compared to the historical operations of the Company are not significant.

         On January 20, 1998, the Company completed the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of Diplomat Tours, Inc. and International Airline Consolidators (collectively, "Diplomat"). The aggregate consideration paid for Diplomat consisted of 21,821 shares of Common Stock and $2.1 million in cash. Diplomat is a specialized distributor of international airline reservations. The acquisition is accounted for using the purchase method of accounting. The historical operations of Diplomat when compared to the historical operations of the Company are not significant.

          On February 9, 1998, the Company completed the acquisition of all of the outstanding capital stock of Gold Coast Travel Agency Corporation, Inc. ("Gold Coast"). The aggregate consideration paid for Gold Coast consisted of 163,775 shares of Common Stock and $6.25 million in cash and $500,000 in contingent consideration (based upon performance in the 1998 fiscal year). Gold Coast is a specialized distributor of cruise reservations. The acquisition is accounted for as a purchase. The historical operations of Gold Coast when compared to the historical operations of the Company are not significant.

         On March 31, 1998, the Company completed the acquisition of all of the outstanding capital stock of CruiseMasters, Inc., a California corporation ("CruiseMasters"), pursuant to a Stock Purchase Agreement dated as of March 25, 1998. The consideration paid for CruiseMasters consisted of 152,835 shares of Common Stock. The acquisition will be accounted for using the pooling of interests method of accounting.

         Effective April 1, 1998, the Company completed the acquisition of all of the outstanding capital stock of The Cruise Line, Inc., a Florida corporation ("Cruise Line"), pursuant to a Stock Purchase Agreement dated March 31, 1998. The consideration paid for Cruise Line consisted of $12.5 million in cash. The acquisition will be accounted for using the purchase method of accounting.

TECHNOLOGY

         The Company's Universal architecture strategy consists of two key components: the Universal Agent and the Universal Manager. The Universal Agent applications are being designed to streamline and enhance the selling process. The design of these applications permits simultaneous access to multiple source systems, including the Company's own database of preferred rates and fares, and central reservation systems that hold inventory, such as SABRE, Amadeus and Apollo. The Company is also pursuing opportunities to gain direct access to inventories of travel providers. The acquisition of TRAX in November 1997, provided the Company with a significant jump-start on the design of the Universal Agent applications, through the logic contained within the TRAX software and by leveraging the in-depth industry knowledge of the TRAX developers who joined the Company. The Universal Manager applications will provide the tools necessary to allow the Company to consolidate back-office processes, including customer service ticketing and fulfillment, and accounting. Another key element to the Company's technology strategy is investment in database management tools and infrastructure, including data warehousing tools to facilitate management reporting and decision support activities. The customer information database is at the center of this effort. The Company believes that its customer information database will be the most comprehensive in the leisure travel industry, thus affording the Company the opportunity to be more proactive and creative than its competitors in its marketing, sales and customer service efforts.

         The Company believes that aggregate costs to develop the Universal Agent and the Universal Manager will be approximately $12-$15 million over the next three years.

         The technology systems being used currently at the Company's headquarters are Year 2000 compliant, and new systems currently under development by the Company are working with compliant standards. An assessment of the Year 2000 readiness of the technology currently being used in the Operating Companies has not yet been completed, and the Company cannot make any assurances with respect to such readiness at this time and cannot quantify the costs, if any, to bring the Operating Companies into compliance. The assessment being conducted by the Company includes inquiries of management and certification requests from hardware and software vendors. New systems under development by the Company are expected to replace some of the older software applications currently in use at certain Operating Companies. There can be no assurance, however, that such replacements will be made or will be made on time.

SEASONALITY AND QUARTERLY FLUCTUATIONS

         The domestic and international leisure travel industry is extremely seasonal. The results of the Operating Companies have been subject to quarterly fluctuations caused primarily by the seasonal variations in the travel industry, especially the leisure travel segment. Net revenues and operating income of Auto Europe are generally higher in the first and second quarters and net revenues and operating income of the remaining Operating Companies are generally higher in the second and third quarters. The Company expects this seasonality to continue in the future on a combined basis. Three of the Operating Companies experienced an operating loss in the fourth quarter of 1997. Operating Companies may experience quarterly losses in the future.

         The Company's quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, fare wars by travel providers, changes in relationships with certain travel providers (including commission rates and programs), changes in the mix of services offered by the Company, changes in timing of measurement and payment of volume bonuses by travel providers, extreme weather conditions or other factors affecting travel or the economy. Unexpected variations in quarterly results could adversely affect the Company's results of operations, as well as the price of the Common Stock, which in turn could limit the ability of the Company to make acquisitions.

         The Company believes that the commission caps implemented by major airlines in 1997 will have limited effect on the Company's financial position. The Company has a diversified product line with commissions on international and domestic airline ticket reservations representing less than 20% of combined net revenues. Furthermore, none of the Company's international and only a minority of its domestic airline ticket reservation commissions are based on retail commission rates paid by airlines to traditional travel agents.


NEW ACCOUNTING PRONOUNCEMENTS

         The Company implemented several new accounting pronouncements and standards in 1997. Pursuant to AICPA Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" the Company has begun to capitalize certain direct costs related to strategic systems development projects; $185,000 was capitalized in 1997. In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the fair value method of accounting for stock-based compensation plans for non-employees was used, while the intrinsic value method continues to be used for stock options issued to employees. The Company also adopted SFAS No. 128, "Earnings Per Share." Basic earnings per common share calculations are determined by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents (options) outstanding.

         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company is in the process of determining its preferred format. The adoption of SFAS No, 130 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

         In June 1997, the FASB issued Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about product and services, geographic areas, and major customers. SFAS 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS 131 will have no impact on consolidated results of operations, financial position or cash flow.

                                    BUSINESS



GENERAL

         Travel Services International, Inc. ("TSII", and together with the "Operating Companies" (as defined below), the "Company") was established to create a leading specialized distributor of leisure travel services. All of the Company's operating subsidiaries (the "Operating Companies") are specialized distributors of travel services, providing airline, cruise and/or European auto rental reservations. Unlike travel agents, specialized distributors, such as the Operating Companies, focus on a single segment of the travel service industry and thus provide a greater level of expertise with respect to that segment. Specialized distributors offer travel providers, such as airlines, cruise lines and auto rental companies, an alternative distribution channel through which significant amounts of capacity are sold in return for preferential pricing, commissions or other key benefits, such as discounts or cooperative advertising payments. Through consolidation of specialized distributors, the Company is able to offer both travel agents and travelers a single source of competitively priced products and services along with extensive expertise within and across multiple leisure travel segments.

         As leaders in their respective segments, the Operating Companies have experienced significant internal growth. The combined pro forma net revenues of the "1997 Operating Companies" (consisting of the "Founding Companies" (Travel 800, LLC d/b/a 1-800-FLY-CHEAP, D-FW Travel Arrangements, Inc. d/b/a D-FW Tours, Cruises Only, LLC, Cruises Inc. and Auto Europe, LLC) and the "1997
Acquired Companies" (CruiseOne, Inc., Cruise World, Inc., Cruise Fairs of America and Ship 'N' Shore Cruises, Inc.) increased from $39.0 million in 1994 to $78.7 million in 1997, representing a 26.3% compound annual growth rate. The 1997 Operating Companies recognized in 1997 pro forma net revenue of $78.7 million on reservations representing over $400 million in travel services. The Company has negotiated arrangements with many major airlines, cruise lines and European auto rental companies, including travel providers such as Continental Airlines, Inc., Delta Air Lines, Inc., Carnival Cruise Lines, Royal Caribbean Cruise Lines, Avis Europe Limited and Europcar International S.A. To enhance its strong internal growth, the Company intends to implement world-class technology, realize cross-selling opportunities and capitalize on cost efficiencies and economies of scale. In addition, the Company has implemented and will continue an aggressive acquisition program to broaden its travel service offerings and consolidate the highly fragmented specialized leisure travel service industry.

INDUSTRY OVERVIEW

         U.S. travelers spent in excess of $200 billion on business and leisure travel in 1996, with leisure travelers comprising approximately 65% of the total travel market. The U.S. travel market has grown at a compounded annual growth rate of 6.6% over the past four years. The overall leisure market is expected to continue to grow at a similar rate over the next several years, driven by: (i) positive consumer fundamentals; (ii) favorable demographics; (iii) substantial capital investment in innovative new product (nearly $9 billion in the cruise segment alone over the next five years); and (iv) improved distribution and access to desired destinations. The travel industry's principal providers include airlines, cruise lines, auto rental companies, hotels and railroads. Historically these travel providers have relied on their internal sales departments and travel agencies as their primary distribution channels. These traditional distribution channels have not enabled travel providers to maximize utilization of their capacity and generally have offered limited expertise to the traveler. The internal sales department of a travel provider can offer in-depth knowledge about its services but will not offer alternative services from other travel providers. Travel agents, while enabling a traveler to compare multiple options from different travel providers, often lack extensive expertise about the specific services being offered.

         Travel providers are increasingly utilizing specialized distributors to sell capacity. By focusing on specific segments of the travel service industry, these companies are able to act more efficiently as distributors of capacity. Specialized distributors assist travel providers both on a spot basis and with longer term yield management. Many travel agents are seeking ways to cut their costs, diversify their revenue sources and strengthen their relationships with travelers they serve. As a result, the Company believes that travel agents seek specialized distributors that offer better customer service, competitive prices and attractive commission structures. In addition, specialized distributors are able to offer both travel agents and travelers in-depth knowledge about specific services from many different travel providers, which is becoming increasingly important as the number of travel options continues to expand. During 1996, commercial airlines carried approximately 500 million passengers and posted domestic and international passenger growth of 7% and 6%, respectively. Airlines rely heavily on travel agents and specialized distributors to supplement their own internal marketing efforts. Given their focus on air travel and their corresponding large volumes of reservations, specialized distributors often receive preferential pricing from domestic airlines. In addition, international airlines also offer specialized distributors controlled access to capacity at discounted prices and typically utilize a limited number of specialized distributors in order to increase capacity utilization without disrupting their overall pricing strategy. These specialized distributors are then able to offer non-published discounted fares for domestic and international flights to both travel agents and travelers.

         The number of North American cruise passengers increased to 5.1 million in 1997 from 1.4 million in 1980, representing an 8.4% compound growth rate. Industry analysts forecast an 8% compound annual growth rate increase in new supply over the next five years; in 1998, seven large vessels will be introduced and drive a 10% weighted average increase in capacity. The cruise market is largely untapped, with just 8% of North Americans having ever taken a cruise. The cruise industry represents less than 2% of the vacation travel market. The character of a cruise varies significantly among the different cruise lines and cruise ships. In addition, a cruise vacation, which consists of lodging, entertainment, dining and travel, typically represents a large portion of a traveler's vacation budget. As a result, cruise sales require significant marketing time and effort in comparison with other travel services. Cruise lines traditionally have relied primarily on third party distributors to sell virtually all of their berth capacity. While travel agents remain an important channel of distribution for cruise lines, specialized cruise vacation distributors have become an increasingly significant source of capacity utilization and, accordingly, are given preferential pricing, cooperative advertising dollars and access to preferred berth locations. In contrast to most traditional travel agents, specialized cruise distributors offer travelers extensive knowledge of cruise options available and are able to provide more detailed information with respect to daily excursions and other amenities.

         According to a survey by the European Travel Commission, there were approximately 9.0 million U.S. tourists visiting Europe in 1996, a 6.5% increase from 1995. Unlike domestic auto rental providers which, to a large extent, market directly to travelers in the U.S., European auto rental providers rely heavily on third party distributors to market to U.S. customers traveling abroad. As in the U.S., European auto rental providers focus on the business traveler segment which peaks in the spring and fall seasons. As a result, specialized distributors in the U.S. serve an important role to these European auto rental providers by supplementing their sales efforts during non-peak periods. In addition, these specialized distributors serve as a centralized and efficient source of information on pricing and availability of reservations to travel agents in the U.S.

         The market for specialized distributors of leisure travel services is fragmented, with numerous companies offering services in a single travel segment. These specialized distributors generally have made little investment in technology to improve their selling effectiveness, efficiencies and access to information. Furthermore, most of these companies lack the scale necessary to obtain preferential pricing from travel providers and to create effective national marketing campaigns. The Company believes significant opportunities are available to a well capitalized company providing a broad offering of specialized travel services with a high level of customer service and state-of-the-art technology infrastructure.

BUSINESS STRATEGY

         The Company's objective is to be the leading specialized distributor of leisure travel services. In order to achieve this goal, the Company has a focused business strategy based upon the following key principles:

         PROVIDE EXTENSIVE EXPERTISE IN SPECIFIC TRAVEL SEGMENTS. Each of the Operating Companies is a specialist in a particular travel segment. By leveraging the expertise of the Operating Companies and future acquisitions, the Company will provide a higher level of expertise and information for a broader array of travel services than may be available through traditional distribution channels. For example, the Company's cruise sales personnel represent virtually every cruise line and focus exclusively on selling cruises. In order to enhance their knowledge, these agents are given periodic cruise vacations and have access to proprietary reviews on most ships. As a result, the Company believes that it is better able to assist customers in choosing the specific cruise vacation that best suits their particular needs. Through the Company's technology, detailed information about ships, itineraries, destinations and other data will be available to the Company's sales personnel at their desktops.

         MAINTAIN AND ENHANCE STRONG STRATEGIC RELATIONSHIPS WITH TRAVEL PROVIDERS. The Company believes that the strategic relationships with its travel providers have been and will continue to be integral to its success. As leaders in their respective segments, the Operating Companies have negotiated with many travel providers for pricing that is preferential to published fares and preferred access to capacity. These strategic relationships enable the Company to provide a comprehensive service offering within each travel segment and to offer prices that are lower than would be generally available to travelers and travel agents. In addition, the Company is negotiating with various travel suppliers to create direct technology links with those suppliers, thereby making the transaction of business between the parties easier and more efficient.

         OFFER HIGH LEVELS OF CUSTOMER SERVICE. The Company believes that maintaining high levels of customer service is critical to its ability to generate significant repeat business. In addition to the Company's competitive prices, customer service is an important differentiating factor to both the leisure traveler who is making a significant investment in a vacation and the travel agent who is seeking attractive commission structures and the ability to make travel arrangements with greater ease. There are many examples of the Company's commitment to customer service: Auto Europe maintains 24-hour toll-free numbers connected directly to its customer service department in the U.S. from which its customers in Europe can obtain emergency assistance from an English speaking contact with access to the appropriate emergency roadside assistance in the relevant foreign location; Diplomat Tours provides real-time fare quotes (via fax) to travel agents using voice recognition technology and provides certain other advantages to its top customers; Ship 'N' Shore makes outbound calls to customers to offer "last minute" deals as they become available. Other customer service initiatives offered by the Company include fax vouchers, extended weekday and weekend hours, proprietary cruise ship reviews and a commitment to minimize telephone waiting time. The Company has committed a significant portion of its technology budget to the creation of an extensive customer database. Through the information collected in this database, the Company will be in a position to provide additional services to its customers.

         BRAND STRATEGY. The Company is reviewing various strategies in connection with brand recognition and marketing of its services, and expects to implement a comprehensive brand and marketing plan in the coming year. Such plans may include the replacement of certain existing brands with a single, more identifiable brand, along with the preservation of existing brands that have a strong identity and loyal following.

         IMPLEMENT STATE-OF-THE-ART TECHNOLOGY INFRASTRUCTURE. A key element of the Company's growth and business strategy is the implementation of world-class information and telecommunications technologies. Via the deployment of its Web-based applications, the Company will have the necessary tools to sell faster and better and to provide superior levels of customer service. At the center of the technology strategy is the Company's investment in customer information and product/service information, which will be maintained in state-of-the-art database management systems. These technologies will be implemented in each of the Company's operating locations and complement all distribution channels, including call centers, home-based agents, third-party contractors, franchisees and the Internet. By leveraging its telecommunications volumes, the Company expects to more effectively manage its voice communications-related expenses, while increasing the efficiency of its sales personnel and minimizing telephone waiting time for its customers.

         CAPITALIZE ON MANAGEMENT EXPERTISE. The Company's executive management team has a high level of industry experience. In addition, the Company believes that the experienced local management teams at the Operating Companies have an in-depth understanding of their respective markets and businesses and have built strong relationships with travel providers and customers. As the Company implements "best practices" and achieves economies of scale, local management will implement operating strategies and programs. The Company utilizes stock ownership as well as appropriate incentive compensation to ensure that the objectives of local management are aligned with those of the Company.

GROWTH STRATEGY

         The Company plans to achieve its goal to become the leading specialized distributor of leisure travel services by implementing an internal growth strategy and pursuing an aggressive acquisition program.

         IMPLEMENT INTERNAL GROWTH STRATEGY. While the Company intends to continue to acquire specialized distributors of leisure travel services, strong internal revenue growth remains the core of the Company's growth strategy. From 1994 to 1997, the 1997 Operating Companies, on a combined pro forma basis, experienced revenue growth of 26.3% compounded annually. The Company believes that the growth of Operating Companies individually will be enhanced by: (i) continued growth in the leisure travel industry; (ii) introduction of world-class technology; and (iii) expansion of sales and marketing programs. In addition, the Company expects to realize the following key benefits on a combined basis:

         Embrace Multiple Selling Models and Distribution Channels. The Company's strategic operating model includes utilizing multiple distribution channels. Use of these channels allows the Company to sell its products and services in numerous ways to accommodate the buying habits and behaviors of travelers and travel agents. The Company embraces four distinct channels of distribution: (i) call centers staffed with highly trained sales personnel; (ii) home-based agents (including franchisees) who provide specialized knowledge and service to their local markets; (iii) travel agents; and (iv) the Internet/World Wide Web. The Company believes that utilizing multiple distribution channels differentiates it from competitors who offer their products via a single channel. The multiple channel approach decreases the Company's risks within any individual distribution channel.

         Cross-Selling. The Company believes that significant cross-selling opportunities exist that will further enhance the Company's revenue growth. Each of the Operating Companies specializes in one segment of the travel market. Consolidation of these companies enables the Company to offer "one-stop shopping" for a variety of travel services, while still providing extensive expertise. For example, Travel 800, which currently focuses on domestic air travel, has begun to satisfy international air travel requests through Diplomat Tours and offer international travelers a European auto rental option through Auto Europe. Auto Europe has installed software from D-FW Tours, which specializes in international airline ticket sales to travel agents, and is now able to book European air travel for its auto rental customers. Similarly, each of the cruise reservation companies will have the technology to be able to provide travelers with domestic and international airline reservations related to their cruise vacation through Travel 800, D-FW Tours and Diplomat Tours.

         Best Practices. The Company has identified certain best practices at Operating Companies that can be implemented at other Operating Companies in order to generate incremental revenue and enhance profitability. Such best practices include marketing techniques, operations strategies and cost efficiencies. For example, the Operating Companies have begun to cross-implement such programs as travel insurance and cooperative marketing.

         Economies Of Scale. The Company believes that it can achieve significant economies of scale through the combination of the Operating Companies and future acquisitions and that its size and relationships with travel providers is a key competitive advantage in gaining market share and enhancing revenue opportunities. The Company should benefit from greater purchasing power in such key expense areas as telecommunications, advertising, travel insurance and courier expenses. The Company believes that it can substantially reduce the total operating expenses of the Operating Companies and other acquired businesses by eliminating or consolidating certain duplicative marketing, back-office and administrative functions and by creating shared services centers.

         PURSUE AN AGGRESSIVE ACQUISITION PROGRAM. The Company believes that the leisure travel service industry continues to be highly fragmented with significant opportunities for consolidation. The Company has implemented an aggressive acquisition program targeting other leading specialized distributors of leisure travel services. Since the acquisition of the five Founding Companies in July 1997, the Company has acquired seven specialized travel distributors and one software development company, and has entered into a definitive agreement to acquire an additional specialized travel distributor. The Company continues to seek acquisitions within its core airline, cruise line and European auto rental market segments in order to gain market share. In addition, the Company plans to acquire companies that specialize in the distribution of travel services complementary to those currently offered by the Company, such as tour operators and specialized distributors of hotel and rail reservations. Acquisitions of this nature will enhance the Company's ability to be a single source of leisure travel services for its customers. Finally, the Company may also pursue international acquisitions that will enable the Company to expand its business model for domestic and international leisure travel originating in countries other than the U.S.

         While acquisitions are a primary component of its growth strategy, the Company is focused on making strategic acquisitions rather than "tuck-in" or smaller acquisitions. As a result, the Company seeks to acquire high quality companies with longstanding reputations within their specific travel service segments. Generally, these companies will: (i) be run by successful, experienced entrepreneurs whom the Company will generally endeavor to retain; (ii) have strong relationships with travel providers and an emphasis on customer service; and (iii) have demonstrated growth and profitability. Once companies are acquired, they are quickly integrated to facilitate the opportunities for revenue enhancement and margin improvement and to capitalize on the strategic purpose for the acquisition.

         The Company believes that the opportunity to join under the Travel Services International umbrella is attractive to many specialized distributors of travel services. The Company offers owners of potential acquisition candidates: (i) significant opportunities to enhance the growth of their businesses through cross-selling other travel services and capitalizing on various distribution channels; (ii) the opportunity to increase sales via the utilization of world-class technology; (iii) the Company's financial strength and visibility as a public company; (iv) the potential for increased profitability as a result of the Company's centralization of certain administrative functions, marketing opportunities and other economies of scale; and (v) near-term liquidity.

         The Company believes that it continues to be well positioned to carry out its acquisition program. As consideration for acquisitions, the Company uses various combinations of Common Stock and cash and may, in the future, also use notes. The Company believes that the experience, reputation and relationships of the Operating Companies' management is of significant value in the Company's attempts to acquire other specialized distributors of travel services. In addition, the Company relies on the industry experience of its senior management, particularly Joseph Vittoria, the Chairman and Chief Executive Officer, who is the former Chief Executive Officer of Avis, Inc. and a founding member of the World Travel and Tourism Council, a global organization of the chief executive officers of companies engaged in all sectors of the travel and tourism industry.

         The Company continually reviews various strategic acquisition opportunities and has held preliminary discussions with a number of acquisition candidates. The Company is not a party to any binding agreements regarding any material acquisitions as of the date of this Prospectus.

SERVICES

         The Company, through the Operating Companies, distributes leisure travel services primarily for domestic and international air travel, cruises and European auto rentals. The Company currently provides its services nationwide through the use of toll-free telephone numbers. Typically, potential customers call the Company, often in response to an advertisement or other promotion. The Company's sales personnel assist potential customers, whether travel agents or travelers, in selecting the appropriate travel arrangement and making the reservation.

         The following table sets forth certain information with respect to the Operating Companies:


                                                                                                    Primary Distribution
OPERATING COMPANY              Primary Location                  Travel Service Provided            Channel
-----------------              ----------------                  -----------------------            --------------------

Auto Europe                    Portland, Maine                   European auto rentals              Call center
AutoNet International          Delray Beach, Florida             European auto rentals              Call center
Cruise Fairs of America        Los Angeles, California           Cruise vacations                   Call center
Cruise Line                    North Miami, Florida              Cruise vacations                   Call center
CruiseMasters                  Los Angeles, California           Cruise vacations                   Call center
CruiseOne                      Deerfield Beach, Florida          Cruise vacations                   Franchisees
Cruise World                   New York Tri-State area           Cruise vacations                   Retail outlets
Cruises Inc.                   Syracuse, New York                Cruise vacations                   Independent contractors
Cruises Only                   Orlando, Florida                  Cruise vacations                   Call center
D-FW Tours                     Dallas, Texas                     International air                  Call center
Diplomat Tours (1)             Sacramento, California            International air                  Call center
Gold Coast Cruises             North Miami, Florida              Cruise vacations                   Call center
Ship 'N' Shore (2)             Englewood, Florida                Cruise vacations                   Call center
Travel 800                     San Diego, California             Domestic air                       Call center

-----------------------

(1)      Includes Diplomat Tours, Inc. and International Airline Consolidators.

(2) Includes Ship 'N' Shore Cruises, Inc., SNS Coachline, Inc., SNS Travel Marketing, Inc., Cruise Mart, Inc. and Cruise Time, Inc.

         Air Travel. The Company provides reservations for domestic airline flights through Travel 800 and for international flights through D-FW Tours and Diplomat Tours. Through strategic relationships with most major airlines, each of Travel 800, D-FW Tours, and Diplomat Tours is generally able to offer fares below published rates. Travel 800 sells exclusively to travelers and relies primarily on its reputation and mnemonic telephone numbers such as 1-800-FLY-CHEAP and 1-800-LOW-FARE, to attract business. D-FW Tours sells primarily to travel agents utilizing multiple fax distribution technology to advise travel agents of special fares and promotions. Diplomat Tours also has traditionally sold primarily to travel agents.

         Cruise. The Company, through Cruises Only, Cruises Inc., CruiseOne, Cruise World, Cruise Fairs of America, CruiseLine, Cruise Masters, Cruise Line, Ship 'N' Shore, and Gold Coast Cruises, (collectively, the "Cruise Division") provides reservations for cruises on all major cruise lines. Typically, berths are booked on behalf of its customers at specified discounts from the published prices. In addition, the Company is permitted to reserve more desirable berths on a number of cruises, which gives the Company an "exclusive" right to sell these berths for a period of time. If the Company does not sell these reserved berths, they are returned to the cruise lines at a specified time, generally 60 or 90 days prior to sailing, at no cost to the Company. Virtually all of the Company's customers for its cruise services are travelers. The Cruise Division also focuses on advising large groups, such as affinity groups, corporate groups and business seminars, in selecting the appropriate cruise. In addition, the Cruise Division sells Alaska land tours through Ship 'N' Shore Cruises. The Cruise Division advises travelers and assists them in selecting the cruise that best fits their particular needs and desires. This requires the Company's sales personnel to have extensive knowledge about the character of the various cruise lines and the differences in their ships and cruises offered. The Company's sales personnel undergo extensive in-house training, participate in frequent seminars conducted by cruise lines and often receive complementary passes for cruises. Through the Company's technology, detailed information about ships, itineraries, destinations and other data will be available to the sales personnel at their desktops. The sales personnel endeavor to develop relationships with travelers in order to encourage repeat business. The Company provides extensive services to its cruise customers in the form of periodic mailings of information, reviews of various cruises and ships, advice regarding planning for the specific cruise and assistance in preparing the necessary travel documents. In addition to reserving a berth on a cruise, reservation agents can give customers information about the activities, shopping, sightseeing and restaurants available at the various ports at which the cruise stops and can make reservations for these activities. Sales personnel at Ship 'N' Shore Cruises, for example, make no less than two trips to Alaska for training in connection with selling Alaska cruises and land tours. In 1997, the 1997 Operating Companies in the Cruise Division recognized revenue on reservations for over 200,000 passengers on over 45 cruise lines, representing gross sales of approximately $211 million.

         European Auto Rental. The Company, through Auto Europe and AutoNet International, provides reservations in the U.S. and Canada for auto rentals in Europe. The Company has agreements with a number of auto rental companies that operate in Europe, such as Alamo Europe, Avis Europe Limited, EuroDollar and Europcar International S.A., which provide automobiles to the Company for rental. Auto Europe's customers are primarily travel agents. AutoNet International has also traditionally focused on sales through travel agents. Auto Europe's field representatives establish and maintain relationships with a majority of the travel agents located in the U.S. Auto rentals in Europe pose a number of challenges for a U.S. traveler. In addition to costs such as drop off fees and airport levies, travelers run the risk of additional costs associated with currency fluctuations and rate changes if they do not pre-pay in U.S. dollars. Travelers are also faced with age restrictions, lack of flexibility in drop off and pick up and insurance complications. Further, the difficulty obtaining air conditioned, automatic transmission cars makes the European auto rental process difficult for travelers. The Company is able to simplify the process and overcome many of these challenges for travel agents and travelers. The Company maintains 24-hour toll-free numbers connected directly to its customer service department in the U.S. from which its customers in Europe can obtain emergency assistance. These toll-free numbers provides the customer with an English speaking contact with access to the appropriate emergency roadside assistance in the relevant foreign location.

INFORMATION TECHNOLOGY

         The effective application of technology will be critical to the success of the Company. The Company has adopted an information technology strategy that is focused on delivering value to its customers and travel providers and to the Company's operations, while enabling efficient and effective "back-office" processes.

         The core of the Company's information technology strategy is the implementation of "Universal" architecture, a series of browser-based applications that will be available to virtually anyone who wishes to access and sell or purchase the Company's products and services. The Universal architecture platform will allow the Company to sell better and faster, enabling real-time access to preferred fares and rates, inventories, product information, and customer profiles and history. The Company is investing in its customer information database, with the goal of owning the most comprehensive collection of customer information in the leisure travel industry.

         Use of a variety of distribution channels allows the Company to put its products on many shelves, thereby empowering customers to investigate their options and buy when and where they are most comfortable. The Company embraces four distinct channels of distribution: (i) call centers staffed with highly-trained sales personnel, a core competency of the Company, (ii) home-based agents, including both independent contractors and franchisees, who provide specialized knowledge and service to their local markets, (iii) travel agents who sell the Company's products as a service to their own customers, and
(iv) the Internet/World Wide Web, where the Company intends to sell via its own label, as well as through partnerships and alliances with branded sites. The Company believes that embracing these multiple distribution channels differentiates it from competitors who utilize a single distribution channel. The multiple channel approach decreases the Company's risks within any individual distribution channel.

         The Company's Universal architecture strategy consists of two key components: the Universal Agent and the Universal Manager. The Universal Agent applications are being designed to streamline and enhance the selling process. The design of these applications permits simultaneous access to multiple source systems, including the Company's own database of preferred rates and fares, and central reservation systems that hold inventory, such as SABRE, Amadeus and Apollo. The Company is also pursuing opportunities to gain direct access to inventories of travel providers. The acquisition of TRAX Software, Inc. in November, 1997, provided the Company with a significant jump-start on the design of the Universal Agent applications, through the logic contained within the TRAX software and by leveraging the in-depth industry knowledge of the TRAX developers who joined the Company. The Universal Manager applications will provide the tools necessary to allow the Company to consolidate back-office processes, including customer service, ticketing and fulfillment, and accounting.

         Another key element to the Company's technology strategy is investment in database management tools and infrastructure, including data warehousing tools to facilitate management reporting and decision support activities. The customer information database is at the center of this effort. The Company believes that its customer information database will be the most comprehensive in the leisure travel industry, thus affording the Company the opportunity to be more proactive and creative than its competitors in its marketing, sales and customer service efforts.

TRAVEL PROVIDER RELATIONSHIPS

         The Operating Companies have negotiated arrangements with many major airline, cruise line and European auto rental companies. In 1997, (i) two auto rental companies represented an aggregate of 87% of European auto rental pro forma net revenues; (ii) six cruise lines represented an aggregate of 74% of cruise pro forma net revenues; and (iii) two airlines represented an aggregate of 52% of airline pro forma net revenues.

         The following table sets forth a list of certain of the Company's travel providers:

                                                                                                      EUROPEAN
           CRUISE LINES                                    AIRLINES                             AUTO RENTAL COMPANIES
           ------------                                    --------                             ---------------------
Carnival Cruise Line                           American Airlines                        Alamo Europe
Celebrity Cruise Line                          British Airways                          Avis Europe Limited
Holland America                                Continental Airlines                     Budget
Norwegian Cruise Line                          Delta Air Lines                          Europcar International S.A.
Princess Cruises                               Northwest Airlines
Royal Caribbean Cruise Line                    US Airways
                                               United Airlines


         The Company receives from certain travel providers pricing that is preferential to published fares which enables the Company to offer prices lower than would be generally available to travelers and travel agents. The Company's agreements with its travel providers can generally be canceled or modified by the travel provider upon relatively short notice. Other distributors may have similar arrangements with travel providers, some of which may provide better availability or more competitive pricing than that offered by the Company.

SALES AND MARKETING

         The Company engages in different marketing and advertising programs depending on the particular travel service and whether the customers are primarily travel agents or travelers. The Company markets domestic air travel service through the use of various toll-free numbers, such as 1-800-FLY-CHEAP and 1-800-LOW-FARE. The Company markets its other services to travelers in numerous ways, principally through newspaper and magazine advertisements highlighting toll-free numbers and special travel offers. In addition, Gold Coast Cruises advertises on cable and satellite television. In many cases, the travel providers contribute to the cost of the advertising and marketing. To market directly to travel agents, the Company uses dedicated sales personnel, direct mailings and fax distribution technology. Most of the Operating Companies have sites on the World Wide Web. The Company expects to consolidate these sites to provide a single, clear message and consistent product and service offerings to travelers and travel agents, and to allow on-line booking of reservations. The Company believes it will be able to significantly increase its revenue base by offering travel agents and travelers a broader range of travel services through a single telephone call to any of the Company's locations or through its Web site. In addition, the Company will focus on increasing its revenues from its existing customers by cross-selling its services and broadening its service offerings.

COMPETITION

         The travel service industry is extremely competitive and has low barriers to entry. The Company competes with other distributors of travel services, its travel providers, travel agents, tour operators and group travel sponsors, some of which have more experience, brand name recognition and/or financial resources than the Company. The Company competes for customers based upon service, price and specialized in-depth knowledge and, with respect to sales to travel agents, attractive commission structures. The Company's travel providers may decide to compete more directly with the Company and restrict the availability of tickets or services or the ability of the Company to offer tickets or services at a preferential price. Other distributors may have similar arrangements with certain travel providers, some of which may provide better availability or more competitive pricing than that offered by the Company. Furthermore, some travel agents and group travel sponsors have a strong presence in their geographic area which may make it difficult for the Company to attract customers in those areas.

EMPLOYEES

         As of December 31, 1997, the Company had 888 full-time employees, of whom 209 were employed in connection with auto rental services, 449 were employed in connection with cruise services, 217 were employed in connection with air services, and 13 were employed at the Company's corporate headquarters. In addition, the Company had contracts with 172 independent contractors and 324 franchisees, and used temporary employees as required to meet the needs of seasonal demand. The Company believes that its relations with its employees, independent contractors and franchisees are good.

FACILITIES

         As of March 31, 1998, the Company had 27 office facilities, two of which it owns and 25 of which are leased. The Company believes that its facilities are adequate for the near term. As the Company continues to implement its growth strategy, certain changes are expected, such as combinations of facilities, expansion of other facilities, and the implementation of new call centers or shared services centers. The Company's facilities are set forth below:

                                                            Owned/              Expiration          Square               Annual
COMPANY                        Location                     Leased                 Date              Feet                 Rent
-------                        --------                     ------                 ----              ----                 ----
Auto Europe                    Portland, ME                  Owned                  --               38,000                --
AutoNet International          Delray Beach, FL             Leased (1)              --                 --                  --
Cruise Fairs of America        Los Angeles, CA              Leased               1/31/99              4,758             $123,000
Cruise Line                    North Miami, FL              Leased               5/31/02             10,703              171,248
CruiseMasters                  Los Angeles, CA              Leased               7/31/02              5,154               77,310
Cruise World                   Wilton, CT                   Leased               10/31/02             2,600               36,000
Cruise World                   Fresh Meadows, NY            Leased               9/30/07              1,000               17,000
Cruise World                   Rockville Center, NY         Leased               4/30/07              1,500               20,000
Cruise World                   Huntington, NY               Leased               9/30/00              1,000               22,000
Cruise World                   Westbury, NY                 Leased               1/31/99              1,135               22,000
Cruise World                   Briarcliff Manor, NJ         Leased               3/31/02              2,300               29,000
Cruise World                   Morristown, NJ               Leased               11/30/00             1,404               18,000
Cruise World                   Ridgewood, NJ                Leased               12/31/97(2)            900               16,000
CruiseOne                      Deerfield Beach, FL          Leased               9/30/00              4,316               70,500
Cruises Inc.                   Syracuse, NY                 Leased               2/28/06             10,600              168,000
Cruises Only                   Orlando, FL                   Owned                  --               37,600             --
D-FW Tours                     Dallas, TX                   Leased               7/31/98             12,443              143,000
Diplomat Tours                 Sacramento, CA               Leased               8/31/99              6,000              107,000
Gold Coast Cruises             North Miami, FL              Leased               8/31/12             13,000              150,000
Ship 'N' Shore                 Englewood, FL                Leased               11/20/02             7,214               90,000
Ship 'N' Shore                 Anchorage, Alaska            Leased               5/30/97(2)             900               16,000
Ship 'N' Shore                 Williamsville,NY             Leased               7/31/01              1,000               15,000
Ship 'N' Shore                 Fort Myers, FL               Leased               2/28/00              1,500               13,500
Ship 'N' Shore                 Longboat Key, FL             Leased               8/31/00                964               12,000
Ship 'N' Shore                 Anchorage, Alaska            Leased                5/8/98              1,250               16,000
Travel 800                     San Diego, CA                Leased               7/31/98             12,800              139,000
TSII                           Delray Beach, FL             Leased               1/19/03              7,426               74,000


(1)      Contained within TSII's corporate headquarters.

(2) Location continues to be occupied on a month-to-month basis, with the consent of the landlord.

LEGAL PROCEEDINGS

         The Company is involved in various legal claims and actions arising in the ordinary course of business. The Company believes that none of these actions will have a material adverse effect on its business, financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information concerning the Company's directors and executive officers.

                 NAME                     AGE                            POSITION
                 ----                     ---                            --------

Joseph V. Vittoria (1)................    62         Chairman and Chief Executive Officer, Director
Michael J. Moriarty...................    51         President and Chief Operating Officer
Jill M. Vales.........................    40         Senior Vice President and Chief Financial Officer
Maryann Bastnagel.....................    41         Senior Vice President and Chief Information Officer
Suzanne B. Bell.......................    31         Senior Vice President, General Counsel and Secretary
Melville W. Robinson..................    42         Vice President, Corporate Development
John C. DeLano........................    38         Vice President, Operations
Spencer Frazier.......................    46         Vice President, Marketing
Robert G. Falcone.....................    56         CEO-Cruises Inc.; Director
Wayne Heller..........................    41         CEO-Cruises Only; Director
Imad Khalidi..........................    46         CEO-Auto Europe, Director
Susan Parker..........................    50         CEO-Travel 800; Director
John W. Przywara......................    46         CEO-D-FW Tours; Director
Elan J. Blutinger (2).................    42         Director
D. Fraser Bullock (1).................    42         Director
Tommaso Zanzotto (1) (2)..............    55         Director
Leonard A. Potter.....................    35         Advisory Director

------------

(1)  Member of Audit Committee

(2)  Member of Compensation Committee

         Joseph V. Vittoria became the Chairman and Chief Executive Officer and a director of the Company in July 1997. From September 1987 to February 1997, Mr. Vittoria was the Chairman and Chief Executive Officer of Avis, Inc., a multinational auto rental company where he was employed for over 26 years. Mr. Vittoria was responsible for the purchase of Avis, Inc. by creating one of the world's largest Employee Stock Ownership Plans in 1987. He was a founding member of the World Travel and Tourism Council, a global organization of the chief executive officers of companies engaged in all sectors of the travel and tourism industry. He has been named travel executive of the year several times by various travel media, including Business Travel News, Travel Weekly, Travel Agent Tour and Travel News-North America. Mr. Vittoria serves on the Board of Directors of Transmedia Europe, Transmedia Asia and various non-profit associations.

         Michael J. Moriarty became the President and Chief Operating Officer of the Company in July 1997. Mr. Moriarty was the President and Chief Operating Officer of Studio Plus Hotels, Inc., a national extended stay hotel company from July 1996 until its sale in 1997. From 1981 to July 1996, Mr. Moriarty held various senior executive positions with the Marriott Company, a hotel company, including Brand Vice President of Marriott International (1994-1996), Vice President of Operations for the Residence Inn by Marriott Company (1989-1994), Vice President Finance and Development of Residence Inn (1987-1989), Vice President of Finance and Development for the Roy Rogers Restaurants Company, a subsidiary of the Marriott Company, and Director of Finance and Business Analysis for Marriott Hotels and Resorts.

         Jill M. Vales became Senior Vice President and Chief Financial Officer of the Company in July 1997. From 1996 to 1997, Ms. Vales served as the Chief Operating Officer of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., a law firm. From 1990 until 1996, Ms. Vales held various positions at Certified Vacations, an affiliate of Alamo Rent-A-Car, including Senior Vice President of Operations and Chief Financial Officer (1994-1996), Vice President of Finance and Operations (1992-1994) and Senior Director of Finance and Operations and Controller (1990-1992). From 1979 to 1990, Ms. Vales held various positions at KPMG Peat Marwick. Ms. Vales is a certified public accountant.

         Maryann Bastnagel became the Senior Vice President and Chief Information Officer of the Company in July 1997. From 1989 to 1997, Ms. Bastnagel held various positions with Marriott International, Inc. in information services and technology, including Vice President of Business Technology, where she was responsible for defining systems and technology strategy for the Marriott Lodging Group. From 1990 to 1994, Ms. Bastnagel was Vice President of Information Systems and a member of the Executive Committee for Residence Inn by Marriott. From 1985 to 1989, she was a Senior Manager with Price Waterhouse Management Consulting Services on large scale information systems development projects. From 1981 to 1985, Ms. Bastnagel was a Senior Consultant with Booz, Allen & Hamilton, Inc.

         Suzanne B. Bell became the Senior Vice President, General Counsel and Secretary of the Company in July 1997. From July 1996 to July 1997, Ms. Bell was an attorney at Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. From September 1991 to July 1996, she was an attorney at Morgan, Lewis & Bockius LLP. Ms. Bell concentrated her law practice in the areas of mergers and acquisitions and securities laws, representing both public and private companies.

         Melville W. Robinson became the Vice President, Corporate Development of the Company in July 1997. From 1994 to July 1997, Mr. Robinson served as the Chief Financial Officer of Cruises Only, one of the Founding Companies. From 1989 until 1993, Mr. Robinson was the President and Chief Financial Officer of the Gale Group, a U.S. based consumer products manufacturing firm. From 1986 to 1989, Mr. Robinson was a Managing Director at PNC Merchant Banking Corp., where he founded and managed the Growth Capital Group. From 1983 to 1986, Mr. Robinson was the Chief Financial Officer of Drug Emporium Inc., a publicly-traded discount drugstore chain.

         John C. DeLano became Vice President, Operations, of the Company in January 1998. Mr DeLano spent nearly twenty years in the auto rental industry, with the past seven years being in Australia as Managing Director and National Operations Manager for Avis Australia. At Avis Australia, he coordinated the marketing, operations, human resources, information technology, sales, fleet, accounting and field management functions. In 1992, while under Mr. DeLano's supervision, Avis Australia was awarded the prestigious Australian Quality Award (similar to the Malcolm Baldridge Award in the U.S.) and the 1996 Australian Customer Service Award.

         Spencer Frazier became Vice President, Marketing, of the Company in April 1998. From 1996 to 1998, Mr. Frazier served as the President of Worldwide Concepts, Inc. and as a consultant to the travel industry. From 1994 to 1996, he was the Executive Vice President of Kloster Cruise Limited, overseeing marketing and sales for Royal Cruise Line and international marketing for Norwegian Cruise Line. From August 1991 to July 1994, he was President of Royal Viking Line.

         Robert G. Falcone became a director of the Company in July 1997. Mr. Falcone has served as the Chairman and Chief Executive Officer of Cruises Inc. since its founding in 1982. Mr. Falcone is a member of the National Association of Cruise Only Agencies ("NACOA"), the Airline Reporting Corporation ("ARC"), the Travel Council of the World (Environmental Group), the American Society of Travel Agents ("ASTA"), Cruise Lines International Association ("CLIA") and is the co-founder of the Society of Elite Agents, a trade association of leading cruise specialists ("SEA").

         Wayne Heller became a director of the Company in July 1997. Mr. Heller has served as the Chief Executive Officer of Cruises Only since its founding in 1985 and was previously employed with Norwegian Caribbean Cruise Lines from 1980 to 1984. Mr. Heller is a member of ASTA, NACOA and CLIA.

         Imad Khalidi became a director of the Company in July 1997. Mr. Khalidi has been President of Auto Europe since 1992. In 1990, he joined Auto Europe as Executive Vice President of Marketing and Sales. From 1983 to 1990, Mr. Khalidi served as an International Travel Trade Manager and an International Licensee Manager with Europcar International S.A., an auto rental company in France. Mr. Khalidi is a member of the Association of Retail Travel Agencies ("ARTA"), ASTA and CLIA.

         Susan Parker became a director of the Company in July 1997. Ms. Parker has served as the President of Travel 800 since its founding in 1989. From 1984 to 1989, Ms. Parker was President of Continental Travel, an incentive travel company. Ms. Parker is a member of ASTA, CLIA and the International Airlines Travel Agent Network ("IATAN").

         John W. Przywara became a director of the Company in July 1997. Mr. Przywara has served as President of D-FW Tours since its founding in 1978. Mr. Przywara is a member of the ARC, CLIA and IATAN.

         Elan J. Blutinger has been a director of the Company since October 1996. Mr. Blutinger is a Managing Director of Alpine Consolidated LLC, a consolidator of highly fragmented businesses. From 1987 to 1995, he was the Chief Executive Officer of Shoppers Express, Inc., an electronic retailing service, which he founded. From 1983 to 1986, Mr. Blutinger was the Chairman and Chief Executive Officer of DSI, a wholesale distributor for the personal computer industry until its acquisition in 1986 by Independent Distribution Incorporated.

         D. Fraser Bullock has been a director of the Company since October 1996. Mr. Bullock is a Managing Director of Alpine Consolidated LLC, and was most recently the President and Chief Operating Officer of VISA Interactive, a wholly-owned subsidiary of VISA International from its inception in 1994 to 1996. In 1993, Mr. Bullock became the President and Chief Operating Officer of U.S. Order, Inc., a provider of remote electronic transaction processing, until it was acquired by VISA International in 1994. From 1991 to 1992, Mr. Bullock was the Senior Vice President of U.S. Order, Inc. From 1986 to 1991, he was the Chief Financial Officer and Executive Vice President of World Corp., Inc., a holding company with various operating subsidiaries including World Airways, Inc. Mr. Bullock was a founding partner of Bain Capital, a Manager of Bain and Company, and a founder of MediVision, Inc., a consolidation of eye surgery centers.

         Tommaso Zanzotto became a director of the Company in July 1997. Mr. Zanzotto is the President of Toscana Ville E Castelli, a real estate development company which owns and operates residential and commercial properties in the lodging and hotel industry. From 1994 to 1996, he was the Chairman and Chief Executive Officer of Hilton International. From 1969 to 1993, Mr. Zanzotto held various positions with American Express Travel Related Services including President International, American Express Financial and Travel Services (1990-1993); President, American Express Corporate Card Division (1987-1990); President, American Express Travelers Cheques (Europe, Africa, Middle East). Mr. Zanzotto is a member of the World Travel and Tourism Council, and a Governor of the Transportation and Travel Committee of the World Economic Summit.

         Leonard A. Potter served as a director of the Company from its formation until May 1997. After the initial public offering in July 1997, he became an Advisory Director to the Board. Mr. Potter is a co-founder and Managing Director of Capstone Partners, LLC, a venture firm specializing in consolidation transactions. Capstone Partners, LLC was a co-sponsor of Staffmark, Inc., a consolidation of six staffing services companies in September 1996 with a simultaneous initial public offering. Prior to forming Capstone Partners, LLC in April 1996, Mr. Potter was an attorney at Morgan, Lewis & Bockius LLP for more than five years practicing in the areas of mergers and acquisitions and securities law. While at Morgan, Lewis & Bockius he represented a number of public companies in connection with their creation and subsequent implementation of consolidation strategies similar to the Company's, including U.S. Office Products, F.Y.I. Incorporated and Cotelligent Group.

BOARD OF DIRECTORS

         The Board of Directors of the Company consists of nine directors divided into three classes with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of the Common Stock to succeed those directors whose terms are expiring. Directors whose terms expire in 1998 are: Elan J. Blutinger, D. Fraser Bullock and Tommaso Zanzotto; directors whose terms expire in 1999 are: Imad Khalidi, John W. Przywara and Joseph V. Vittoria; directors whose terms expire in 2000 are:
Robert G. Falcone, Wayne Heller and Susan Parker. The Board of Directors has established an Audit Committee and a Compensation Committee, and may establish other committees from time to time as the Board may determine.

         The Advisory Director attends meetings of the Board of Directors, consults with officers and directors of the Company and provides guidance (but not direction) concerning management and operation of the Company's business. The Advisory Director is not a director of the Company and accordingly will not have a right to vote as a director.

         The Audit Committee consists of three members, two of whom are independent directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and the results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, reviews recommendations regarding the Company's accounting methods and the adequacy of its systems of internal accounting controls, and reviews and approves financial press releases and reports.

         The Compensation Committee consists of two members, each of whom is a "disinterested director," as defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Exchange Act, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee determines compensation for the Company's executive officers, administers the Company's Plan and makes recommendations to the Board of Directors with respect to the Company's compensation policies.

         The Board of Directors does not have any other committees at this time, although additional committees may be formed in the future. All officers serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION; 1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

         Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries receives a fee of $2,000 for attendance at each Board of Directors' meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors' meeting). Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof incurred in their capacity as directors.

         The Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan") , which was adopted by the Board of Directors and approved by the Company's stockholders in 1997, provides for: (i) the automatic grant to each non-employee director and Advisory Director (a "Participant") serving at the commencement of the initial public offering of an option to purchase 10,000 shares; and thereafter (ii) the automatic grant to each Participant of an option to purchase 10,000 shares upon such person's initial election as a director or appointment as an Advisory Director. In addition, the Directors' Plan provides for an automatic annual grant to each Participant of an option to purchase 5,000 shares at each annual meeting of stockholders following the initial public offering; provided, however, that if the first annual meeting of stockholders following a person's initial election as a non-employee director or appointment by the Board as an Advisory Director is within three months of the date of such election or appointment, such person will not be granted an option to purchase 5,000 shares of Common Stock at such annual meeting. These options will have an exercise price per share equal to the fair market value of a share at the date of grant. Options granted under the Directors' Plan will expire at the earlier of 10 years from the date of grant or one year after termination of service as a director or advisor, and options will be immediately exercisable. In addition, the Directors' Plan permits Participants to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" that may be settled at future dates, as elected by the Participants. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. The Company has reserved 100,000 shares of Common Stock for use in connection with the Directors' Plan. Upon consummation of the initial public offering, Messrs. Blutinger, Bullock, Zanzotto and Potter each received options to purchase 10,000 shares.

EXECUTIVE COMPENSATION

         The following table sets forth the aggregate compensation paid to the Company's Chief Executive Officer and five of the Company's other most highly compensated executive officers whose total annualized salary and bonus was $100,000 or more (the Chief Executive Officer and such other executive officers are sometimes referred to herein as the "Named Executive Officers") with respect to the year ended December 31, 1997:



                                                    SUMMARY COMPENSATION TABLE
                                                                                               LONG TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                             ANNUAL COMPENSATION              ------------
                                               ---------------------------------------------   SECURITIES
                                                                                OTHER ANNUAL   UNDERLYING             ALL OTHER
                                               SALARY (2)         BONUS         COMPENSATION    OPTIONS             COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR(1)      ($)             ($)               ($)           (#)                   ($)
    ---- --- --------- --------       ----         ---             ---               ---           ---                   ---
Joseph V. Vittoria..................   1997      84,615           86,000              --          100,000                 --
CEO

Michael J. Moriarty.................   1997      63,462           51,500              --           75,000              6,104 (3)
President/COO

Jill M. Vales.......................   1997      63,462           32,000              --           50,000             24,000 (4)
Sr. VP/CFO

Maryann Bastnagel...................   1997      63,462           48,500              --          110,000              8,172 (3)
Sr. VP/CIO

Suzanne B. Bell.....................   1997      52,885           27,000              --           25,000                 --
Sr. VP/General Counsel

Imad Khalidi (5)....................   1997      293,231          295,000             --            --                    --
VP European Operations


-----------------

(1) With the exception of Mr. Khalidi, each of the Named Executive Officers commenced employment with the Company upon consummation of the initial public offering (July 28, 1997). Mr. Khalidi served as President of Auto Europe prior to the initial public offering. Commencing on July 28, 1997, Mr. Khalidi served as CEO of Auto Europe and as a director and Vice President, European Operations, of the Company.

(2) Annual salaries are as follows: $200,000 for Mr. Vittoria; $150,000 for each of Mr. Moriarty, Ms. Vales and Ms. Bastnagel; and $125,000 for Ms. Bell. Mr. Khalidi's 1997 salary and bonus include amounts paid by Auto Europe prior to the initial public offering offering. After the initial public offering, Mr. Khalidi's annual salary is $140,000.

(3)      Consists of relocation expenses paid during 1997.

(4) Consists of consulting fees paid prior to the consummation of the Company's initial public offering.

(5) Effective March 1998, Mr. Khalidi no longer serves as Vice President, European Operations, but continues in his capacities as CEO of Auto Europe and as a director of the Company.

         The following table sets forth the stock options granted to the Named Executive Officers during the year ended December 31, 1997:


                                                   STOCK OPTION GRANTS AND EXERCISE

                                                                                                                       GRANT DATE
                                                                        INDIVIDUAL GRANTS                               VALUE (1)
                                                    ---------------------------------------------------------           ---------
                                  NUMBER OF
                                 SECURITIES          % OF TOTAL
                                 UNDERLYING            OPTIONS
                                   OPTIONS           GRANTED TO                                                        GRANT DATE
                                   GRANTED          EMPLOYEES IN         EXERCISE OR BASE         EXPIRATION          PRESENT VALUE
            NAME                     (#)             FISCAL YEAR            PRICE ($/SH)              DATE                  ($)
            ----                     ---             -----------            ------------              ----                  ---
Joseph V. Vittoria..........       100,000              10.4                   14.00                7/28/07              821,000

Michael J. Moriarty.........        75,000               7.8                   14.00                7/28/07              615,000

Jill M. Vales...............        50,000               5.2                   14.00                7/28/07              410,000

Maryann Bastnagel...........       110,000              11.4                   14.00                7/28/07              903,000

Suzanne B. Bell.............        25,000               2.6                   14.00                7/28/07              205,000

Imad Khalidi................          --                  --                     --                    --                   --


----------------

(1) Calculated using the Black-Scholes valuation method.

         None of the Named Executive Officers exercised any stock options during 1997. Each of the options set forth in the above table will vest in equal installments on each of the first four anniversaries of the initial offering.

EMPLOYMENT AGREEMENTS; COVENANTS NOT TO COMPETE

         Mr. Vittoria has entered into an employment agreement with the Company providing for an annual base salary of $200,000. Mr. Moriarty has entered into an employment agreement with the Company providing for an annual base salary of $150,000 plus in the first year a guaranteed minimum bonus of $75,000. Ms. Vales, Mr. Khalidi, Ms. Bastnagel and Ms. Bell each have entered into an employment agreement with the Company providing for an annual base salary of $150,000, $140,000, $150,000 and $125,000 respectively. Each of these agreements is for a term of three years. In addition, certain executive officers of the Operating Companies, including Messrs. Falcone, Heller and Przywara and Ms. Parker, members of the Board of Directors, have entered into employment agreements. Effective July 28, 1997, Mr. Falcone's and Ms. Parker's employment agreements are for a term of five years; Mr. Heller's and Mr. Przywara's employment agreements are for a term of three years (in each case, the "Initial Term"). Unless terminated or not renewed by the Company or the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. Each employment agreement contains a covenant not to compete (the "Covenant") with the Company for a period of two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment. Under this Covenant, the executive officer is prohibited from: (i) engaging in any travel service business in direct competition with the Company within defined geographic areas in which the Company or its subsidiaries does business; (ii) enticing a managerial employee of the Company away from the Company; (iii) calling upon any person or entity which is, or has been, within one year prior to the date of termination, a customer of the Company; or (iv) calling upon a prospective acquisition candidate which the employee knew was approached or analyzed by the Company, for the purpose of acquiring the entity. The Covenant may be enforced by injunctions or restraining orders and shall be construed in accordance with the changing activities, business and location of the Company.

         Each of these employment agreements provides that, in the event of a termination of employment by the Company without cause during the Initial Term the employee will be entitled to receive from the Company an amount equal to his or her then current salary for the remainder of the Initial Term or for one year, whichever is greater. In the event of a termination of employment without cause after the Initial Term of the employment agreement, the employee will be entitled to receive an amount equal to his or her then current salary for one year. In either case, payment is due in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the agreement) during the Initial Term, if the employee is not given at least five days' notice of such change in control and the successor's intent to be bound by such employment agreement, the employee may elect to terminate his or her employment and receive in one lump sum three times the amount he or she would receive pursuant to a termination without cause during the Initial Term. The employment agreements of Messrs. Falcone, Heller, Khalidi and Przywara and Ms. Parker also state, that in the event of a termination without cause by the Company or a change in control, the employee may elect to waive the right to receive severance compensation and, in such event, the non-competition provisions of the employment agreement will not apply. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his or her employment agreement and receive in one lump sum two times the amount he or she would receive pursuant to a termination without cause during the Initial Term. In such an event, the non-competition provisions of the employment agreement would apply for two years from the effective date of termination.

         Each agreement with respect to the acquisition of an Operating Company (including the Founding Companies) also contains a similar covenant prohibiting sellers from competing with the Company for a periods following the consummation of the respective acquisition.

INDEMNIFICATION AGREEMENTS

         The Company has entered into indemnification agreements with each of the Company's directors and executive officers. The indemnification agreements require, among other things, that the Company indemnify its directors and executive officers to the fullest extent permitted by law, and advance to the directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Charter and Bylaws, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides.

1997 LONG-TERM INCENTIVE PLAN

         In May 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the "Plan"). The purpose of the Plan is to provide directors, officers, employees, consultants and independent contractors with additional incentives by increasing their ownership interests in the Company. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock. The Compensation Committee of the Board of Directors administers the Plan and generally selects the individuals who will receive awards and the terms and conditions of those awards.

         The Company initially reserved 900,000 shares of Common Stock for use in connection with the Plan. Beginning with the initial public offering and continuing each fiscal quarter thereafter, the number of shares available for use in connection with the Plan is the greater of 900,000 shares or 12% of the aggregate number of shares of Common Stock outstanding on the last day of the preceding calendar quarter. As of March 31, 1998, 1,260,579 shares are reserved for use in connection with the Plan, of which 1,024,525 shares have been granted. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

         The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee is composed of Tommaso Zanzotto and Elan Blutinger. Mr. Zanzotto has never been an officer or employee of the Company or its subsidiaries. Mr. Blutinger was an officer of the Company prior to the Company's initial public offering. The Company was initially capitalized by Alpine Consolidated, LLC, a consolidator of highly fragmented businesses, of which Elan Blutinger is a Managing Director, and Capstone Partners, LLC. As a result of a 5,444.45 for one stock split effective on May 14, 1997, the 300 shares of Common Stock initially issued by the Company to its founders, including Alpine Consolidated, LLC, totaled 1,633,335 shares on the consummation of the initial public offering. In addition, prior to consummation of the initial public offering, TSGI Funding, LLC ("TSGI"), a Delaware limited liability company, extended loans to the Company from time to time in amounts equal to the legal, accounting and other transactional costs, expenses and disbursements incurred by the Company in connection with the acquisitions of the Founding Companies and the initial public offering. The member managers of TSGI were Alpine Consolidated, LLC and Capstone Partners, LLC. All amounts loaned by TSGI were repaid, without interest, by the Company on July 28, 1997, upon consummation of the initial public offering. Such loans were aggregated $950,000.

                              CERTAIN TRANSACTIONS

FORMATION, INITIAL PUBLIC OFFERING AND FOUNDING COMPANY ACQUISITIONS

         The Company was formed in April 1996. The Company was initially capitalized by Alpine Consolidated, LLC, a consolidator of highly fragmented businesses, of which Elan Blutinger and D. Fraser Bullock, Directors of the Company, are Managing Directors, and Capstone Partners, LLC, a venture firm specializing in consolidation transactions, of which Leonard Potter, who is an Advisory Director to the Board, is a Managing Director. As a result of a 5,444.45 for one stock split effective on May 14, 1997, the 300 shares of Common Stock initially issued by the Company to its founders totaled 1,633,335 shares on the consummation of the initial public offering.

         Prior to consummation of the initial public offering, TSGI Funding, LLC ("TSGI"), a Delaware limited liability company, extended loans to Travel Services International, Inc. From time to time an amount equal to the legal, accounting and other transactional costs, expenses and disbursements incurred by the Company in connection with the acquisitions of the Founding Companies and the initial public offering. The member managers of TSGI International, Inc. were repaid, without interest, by the Company on July 28, 1997, upon consummation of the initial public offering. Such loans aggregated $950,000.

         The aggregate consideration paid by the Company in the acquisitions of the Founding Companies consisted of approximately $29.1 million in cash and 3,422,225 shares of Common Stock. In addition, certain non-operating assets with a net book value of approximately $2.2 million were excluded from the Combinations and retained by certain stockholders of the Founding Companies. The following table sets forth the consideration paid to each of the Founding Companies.

                     COMPANY                                              CASH                                       SHARES
                     -------                                              ----                                       ------

                                                                     (IN THOUSANDS)

Auto Europe......................................                        $5,000                                    1,083,334

Cruises Only.....................................                         9,211                                      908,334

Travel 800.......................................                         9,241                                      902,778

Cruises Inc......................................                         3,431                                      333,334

D-FW Tours.......................................                         2,215                                      194,445
                                                                          -----                                      -------

     Total.......................................                       $29,098                                    3,422,225
                                                                         ======                                    =========


         The consideration paid for the Founding Companies was determined through arm's-length negotiations between the Company and representatives of each Founding Company. The cash portion includes working capital adjustments, reimbursements of certain legal and accounting fees incurred by stockholders and estimated reimbursements to certain stockholders for certain taxes that will be incurred by them in connection with the Combinations. The factors considered by the parties in determining the consideration paid included, among others, the historical operating results, the net worth, the levels and type of indebtedness and the future prospects of the Founding Companies. Each Founding Company was represented by independent counsel in the negotiation of the terms and conditions of the Combinations.

         Pursuant to the agreements entered into in connection with the acquisitions of the Founding Companies, the stockholders of the Founding Companies agreed not to compete with the Company for three years, commencing on the date of consummation of the initial public offering.

         Prior to the initial public offering of the Company, substantially all the indebtedness of the Founding Companies was personally guaranteed by their respective stockholders or by entities controlled by such stockholders. In connection with the Combinations, the Company assumed all remaining payment obligations of such indebtedness. Indebtedness assumed as of July 28, 1997 includes the following: (i) Auto Europe's mortgage note payable to Key Bank of $1,181,000, bearing interest at prime plus 1%, payable in monthly principal installments of $7,000, maturing in August 2002; (ii) Auto Europe's mortgage note payable to U.S. Small Business Administration of $735,000, bearing interest at 7.25%, payable in monthly principal and interest payments of $6,000, maturing in October 2016; (iii) Cruises Only mortgage payable of $1,947,000 to Barnett Bank, bearing interest at 7.8% with monthly payments of $17,000 through October 2000 and thereafter bearing interest at a rate equal to the five year treasury yield plus 1.9% or prime, as selected by Cruises Only through maturity in October 2005; (iv) Cruises Only note payable to Barnett Bank of $603,000, bearing interest at 8.5% with monthly payments of $12,000, maturing in 2002; and
(v) Cruises Only note payable to Barnett Bank of $842,000, bearing interest at prime minus .25% with monthly payments of $20,000, maturing in 2001.

         Subsequently to the Combinations, the Company repaid the mortgage to the Small Business Administration as required upon the change in ownership, and Cruises Only's obligations to Barnett Bank were modified to include a fixed interest rate of 7.2% and to pledge as collateral TSII funds totaling $3 million. The collateral was released in April 1998 in exchange for a guarantee of such debt by TSII.

         In connection with the Combinations, as a consideration for their interests in the Founding Companies, certain directors and holders of more than 5% of the outstanding shares of the Company, together with their spouses or trusts for the benefit of their immediate family members, received cash (including working capital adjustments and reimbursements of certain costs and expenses) and shares of Common Stock of the Company as follows:


                                               CASH                     SHARES
                                               ----                     ------

Alex Cecil...........................       $5,000,000                1,083,334

Robert G. Falcone....................       $3,431,000                  300,000

Wayne Heller.........................       $9,211,000                  908,334

Susan Parker.........................       $9,241,000                  902,778

John Przywara........................       $2,215,000                  194,445


OTHER TRANSACTIONS

         Since 1990, Cruises Inc. has leased office space from Pioneer Park I Company ("Pioneer") pursuant to a lease dated August 9, 1990, as subsequently amended and supplemented. One of the principals of Pioneer is Michael Falcone, the brother of Robert Falcone. The rent paid by Cruises Inc. to Pioneer during 1997 was $201,000. The lease terminates on February 29, 2006.

         Prior to the initial public offering, 800 Ideas, Inc., the predecessor to Travel 800 and a company controlled by Susan Parker, a director and greater than 5% stockholder of the Company, entered into a Custom Network Service Arrangement ("CNSA") with Sprint Communications Company LP for long distance telephone services. This contract was not transferred as part of the Combinations, but was retained by 800 Ideas, Inc. Travel 800 continues to utilize long distance telephone services under the CNSA and pays for its portion of usage under the CNSA.

         Jacqueline Duffort Cecil, the wife of Alex Cecil, a holder of more than 5% of the outstanding shares of the Company and the Chief Executive Officer of Auto Europe prior to July 1997, loaned $300,000 to Auto Europe on December 31, 1995 and 1996 at an interest rate of prime plus 1%. Auto Europe repaid this in February 1997.

         During 1995, Auto Europe advanced $2.1 million to Alex Cecil who used the advance to purchase an island off the coast of Maine. Subsequently he contributed this island to Auto Europe in return for the cancellation of his obligations on the advance. This island was not included in the assets of Auto Europe acquired by the Company in July 1997.

         Auto Europe has purchased computer equipment from The Series II Group, which is owned by Imad Khalidi, a director of the Company and Chief Executive Officer of Auto Europe, and certain other employees of Auto Europe. Auto Europe purchases the equipment at cost to The Series II Group. Auto Europe purchased $134,000 worth of computer supplies and equipment from The Series II Group during 1997.

         Prior to the initial public offering, Auto Europe extended a loan to Imad Khalidi, a director of the Company and Chief Executive Officer of Auto Europe. The indebtedness is evidenced by a note, the principal amount of which is $326,000. The note bears interest at 6% and is payable on September 30, 1998.

COMPANY POLICY

         Following the initial public offering in July 1997, any transactions with officers, directors and affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 31, 1998, as adjusted to reflect the assumed sale of all of the shares registered hereby by the Selling Stockholders and the issuance of all shares registered hereby by the Company in connection with future acquisitions, by : (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each Named Executive Officer; (iv) each Selling Stockholder; and (v) all executive officers and directors as a group. All persons listed have sole voting and investment power with respect to their shares, unless otherwise indicated.


                                                                                                  SHARES BENEFICIALLY OWNED
                                                SHARES BENEFICIALLY OWNED                            AFTER THE OFFERING
                                                  PRIOR TO THE OFFERING
                                                                                   SHARES
NAME AND ADDRESS                                                                    BEING
OF BENEFICIAL OWNER (1)                            SHARES     PERCENT OWNED        OFFERED     SHARES       PERCENT OWNED
-----------------------                            ------     -------------        -------     ------       -------------
Joseph V. Vittoria ..........................     345,000          3.3%              --        345,000           2.9%
Michael J. Moriarty..........................      45,833             *              --         45,833              *
Jill M. Vales................................      42,833             *              --         42,833              *
Maryann Bastnagel............................       1,000             *              --          1,000              *
Suzanne B. Bell (2)..........................      29,500             *              --         29,500              *
Robert G. Falcone (3)........................     300,000          2.9%              --        300,000            2.5
Wayne Heller (4).............................     908,334          8.6%              --        908,334            7.6
Imad Khalidi.................................     500,000          4.8%              --        500,000            4.2
Susan Parker (5).............................     902,778          8.6%              --        902,778            7.5
John W. Przywara.............................     194,445          1.9%              --        194,945            1.6
Elan J. Blutinger (6)(7).....................     323,693          3.1%              --        323,693            2.7
D. Fraser Bullock (6)........................     241,328          2.3%              --        241,328            2.0
Tommaso Zanzotto (6).........................      10,242             *              --         10,242              *
Alex Cecil (8)...............................   1,083,334         10.3%              --      1,083,334            9.0
Anthony J. Persico (9).......................     476,218          4.5%         483,534             --             --
Marc W. Persico (10).........................      50,088             *          50,088             --             --
Jo Ann Persico (10)..........................      32,402             *          32,402             --             --
Anthony R. Persico (10)......................       1,485             *           1,485             --             --
Christopher P. Persico (10)..................       1,485             *           1,485             --             --
Vincent D. Farrell (10)......................      17,820             *          17,820             --             --
Charlotte  Luna (9)..........................      65,698             *          65,698             --             --
The Adler Family Living Trust (11)...........     225,000          2.1%         225,000             --             --
Natalee Stutzman (12)........................     291,508          2.8%         291,508             --             --
Richard Kaplan (13)..........................     152,835          1.5%         152,835             --             --
Rhea Sherota (14)............................     163,755          1.6%         163,755             --             --
Nationsbanc Montgomery Securities (15).......     190,000          1.8%         190,000             --             --
All Directors and Executive Officers as a Group
(14 persons) (16)............................   3,849,986         36.5%              --      3,849,986             40%

------------------
* Less than 1.0%

(1) Unless indicated otherwise, the address of the beneficial owners is c/o Travel Services International, Inc., 220 Congress Park Drive, Delray Beach, Florida 33445.

(2)      Includes 5,000 shares owned by Ms. Bell's spouse.

(3) Includes 100,000 shares owned by Judith A. Falcone, his spouse, and 50,000 shares owned by a trust for the benefit of Mr. Falcone's minor children. Mr. Falcone disclaims beneficial ownership of the 50,000 shares of Common Stock held by his minor children; however, Mr. Falcone claims investment and voting power with respect to these shares.

(4) These shares are held of record by J&W Heller Corp., a corporation of which Mr. Heller is a 50% stockholder. The remaining 50% of the ownership of J&W Heller Corp. is held by Judy Heller, his spouse.

(5) These shares are held of record by 800 Ideas, Inc., a corporation of which Ms. Parker is the sole stockholder.

(6) Includes 10,000 shares which may be acquired upon the exercise of options.

(7) Excludes 39,000 shares held by trusts for the benefit of Mr. Blutinger's minor children. Mr. Blutinger disclaims ownership of the 39,000 shares of Common Stock held by his minor children; however, Mr. Blutinger claims investment and voting power with respect to these shares.

(8) These shares are held of record by Greystones, Inc., a corporation of which Mr. Cecil is the sole voting stockholder. Mr. Cecil's address is c/o Auto Europe, 39 Commercial Street, Portland, Maine 04112.

(9) The stockholder's address is c/o CruiseOne, Inc., 10 Fairway Drive, Deerfield Beach, Florida 33441.

(10) The stockholder's address is c/o CruiseWorld, Inc., 1872 Pleasantville Road, Briarcliff Manor, New York 10510.

(11) The stockholder's address is c/o Cruise Fairs of America, 2029 Century Park East, Suite 950, Los Angeles, California 90067.

(12) The stockholder's address is c/o Ship 'N' Shore Cruises, 1160 South McCall Road, Englewood, Florida 34223.

(13) The stockholder's address is c/o CruiseMasters, Inc., 300 Corporate Pointe, Suite 100, Culver City, California 90230.

(14) The stockholder's address is c/o Gold Coast Cruises, Concorde Plaza, 19056 N.E. 29th Avenue, North Miami Beach, Florida 33180.

(15) The stockholder's address is 600 Montgomery Street, San Francisco, California 94111.

(16) Includes 30,000 shares that may be acquired upon the exercise of options.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The Company's authorized capital stock consists of 51,000,000 shares of capital stock, par value $.01 per share, consisting of 50,000,000 shares of Common Stock, of which 2,484,501 shares are designated restricted common stock (the "Restricted Common Stock") and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). At March 31, 1998, the Company had outstanding 10,504,826 shares of Common Stock held by shareholders, of which 2,484,501 shares are shares of Restricted Common Stock, and no shares of Preferred Stock.

COMMON STOCK AND RESTRICTED COMMON STOCK

         All of the rights, privileges and obligations of the Common Stock and Restricted Common Stock are the same, except for voting rights. The holders of the Common Stock are entitled to one vote for each share held on all matters. The holders of Restricted Common Stock are entitled to four-tenths of one vote for each share held on all matters.

         Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Prospectus will be upon payment therefor, fully paid and nonassessable.

         The Board of Directors is classified into three classes as nearly equal in number as possible, with the term of each class expiring on a staggered basis. See "Management--Board of Directors." The classification of the Board of Directors may make it more difficult to change the composition of the Board of Directors and thereby may discourage or make more difficult an attempt by a person or group to obtain control of the Company. Cumulative voting for the election of directors is not permitted, enabling holders of a majority of the outstanding Common Stock to elect all members of the class of directors whose terms are then expiring.

         Each share of Restricted Common Stock will automatically convert to Common Stock on a share for share basis: (a) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a disposition which is a distribution by a holder to its partners or beneficial owners or a transfer to a related party of such holder (as defined in Section 267, 707, 318, and or 4946 of the Internal Revenue Code of 1986, as amended)),
(b) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company, (c) in the event any person offers to acquire 15% or more of the outstanding shares of Common Stock of the Company, or (d) in the event a majority of the aggregate number of votes which may be voted by the holders of outstanding shares of Common Stock and Restricted Common Stock entitled to vote and approve such conversion. After December 31, 1999, the Company may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the outstanding shares of Restricted Common Stock have been converted into shares of Common Stock.

PREFERRED STOCK

         The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

         One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATIONS PROVISION

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 6623% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

LIMITATION ON DIRECTORS' LIABILITIES

         Pursuant to the Company's Certificate of Incorporation and as permitted by Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

         At March 31, 1998, the Company had outstanding 10,504,826 shares of Common Stock, of which 2,875,000 shares are freely tradable without restriction unless acquired by affiliates of the Company. The 3,175,000 shares that may be offered and issued pursuant to this Prospectus will also be freely tradable without restriction unless acquired by affiliates of the Company. Of the currently outstanding shares of Common Stock, 5,961,532 (including 2,484,501 shares of Restricted Common Stock beneficially owned by the Company's officers, directors and certain other stockholders) have not been registered under the Securities Act and are not being registered herein, which means that they may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

         In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of the acquisition of restricted shares of Common Stock from either the Company or any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after the date of the Prospectus relating to the initial public offering, a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Common Stock, or the average weekly trading volume of the Common Stock on the Nasdaq Stock Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

Holders of Common Stock who did not purchase shares in the initial public offering or pursuant to this Prospectus own 7,629,826 shares of Common Stock, including the stockholders of the Founding Companies who received, in the aggregate, 3,422,225 shares in connection with the Combinations and management and founders of TSII who own 2,484,501 shares. These shares have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Furthermore, these stockholders have agreed with TSII not to sell, transfer or otherwise dispose of any of these shares for one year following consummation of the initial public offering (July 27, 1998). These stockholders also have certain demand registration rights beginning two years after the initial public offering and certain piggyback registration rights with respect to these shares. Such piggyback rights do not apply to this shelf registration statement.

         The 3,175,000 shares of Common Stock registered pursuant to this shelf registration statement and prospectus will be, upon issuance thereof, freely tradable unless acquired by parties to the acquisition or affiliates of such parties, other than the issuer, in which case they may be sold pursuant to Rule 145 under the Securities Act. Rule 145 permits such persons to resell immediately securities acquired in transactions covered under the Rule, provided such securities are resold in accordance with the public information, volume limitations and manner of sale requirements of Rule 144. If a period of one year has elapsed since the date such securities were acquired in such transaction and if the issuer meets the public information requirements of Rule 144, Rule 145 permits a person who is not an affiliate of the issuer to freely resell such securities. When possible, the Company intends to contractually restrict the sale of shares issued in connection with future acquisitions.

         Sales, or the availability for sale, of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Morgan, Lewis & Bockius LLP, New York, New York.

                                     EXPERTS

         The audited financial statements included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

                             ADDITIONAL INFORMATION

         The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http:www.sec.gov.

         The Company's Common Stock is traded on the Nasdaq Stock Market. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, Washington, D.C. 20006.

                                           INDEX TO FINANCIAL STATEMENTS

                                                                                                          PAGE
                                                                                                          ----
TRAVEL SERVICES INTERNATIONAL, INC.:
   Report of Independent Certified Public Accountants............................................         F-2
   Consolidated Balance Sheets as of December 31, 1996 and 1997..................................         F-3
   Consolidated Statements of Income for the Years Ended December 31,
      1995, 1996 and 1997........................................................................         F-4
   Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
      December 31, 1995, 1996 and 1997...........................................................         F-5
   Consolidated Statements of Cash Flows for the Years Ended December 31,
      1995, 1996 and 1997........................................................................         F-6
   Notes to Consolidated Financial Statements....................................................         F-7
   Schedule II - Valuation and Qualifying Accounts...............................................         F-21

CRUISES ONLY, INC.:
   Report of Independent Public Accountants......................................................         F-22
   Balance Sheet as of July 27, 1997.............................................................         F-23
   Statement of Income for the Seven-Month Period Ended July 27, 1997............................         F-24
   Statement of Changes in Stockholders' Deficit for the Seven-Month
      Period Ended July 27, 1997.................................................................         F-25
   Statement of Cash Flows for the Seven-Month Period ended July 27, 1997........................         F-26
   Notes to Financial Statements.................................................................         F-27

800-IDEAS, INC.:
   Report of Independent Public Accountants......................................................         F-31
   Balance Sheet as of July 27, 1997.............................................................         F-32
   Statement of Income for the Seven-Month Period Ended July 27, 1997............................         F-33
   Statement of Changes in Stockholders' Equity for the Seven-Month
      Period Ended July 27, 1997.................................................................         F-34
   Statement of Cash Flows for the Seven-Month Period ended July 27, 1997........................         F-35
   Notes to Financial Statements.................................................................         F-36

CRUISES INC.:
   Report of Independent Public Accountants......................................................         F-39
   Balance Sheet as of July 27, 1997.............................................................         F-40
   Statement of Income for the Seven-Month Period Ended July 27, 1997............................         F-41
   Statement of Changes in Stockholders' Equity for the Seven-Month
      Period Ended July 27, 1997.................................................................         F-42
   Statement of Cash Flows for the Seven-Month Period ended July 27, 1997........................         F-43
   Notes to Financial Statements.................................................................         F-44

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To Travel Services International, Inc.:


We have audited the accompanying consolidated balance sheets of Travel Services International, Inc., and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Travel Services International, Inc., and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.




ARTHUR ANDERSEN LLP



West Palm Beach, Florida
  February 13, 1998 (except with respect to the matters discussed in Note 15, as to which the date is April 1, 1998).

              TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                                                            December 31,
                                                                                            ------------

                                                                                       1996              1997
                                                                                       ----              ----

                                  ASSETS
Current Assets:
Cash and cash equivalents                                                          $   921,000       $ 7,270,000
Accounts receivables, net                                                            1,028,000         4,361,000
     Receivables and notes from affiliates and employees                               566,000           605,000
     Prepaid expenses                                                                  718,000           842,000
     Deferred income taxes                                                                  --           773,000
     Other current assets                                                               69,000           200,000
                                                                                        ------           -------
         Total current assets                                                        3,302,000        14,051,000

Property and equipment, net                                                          5,468,000        11,194,000
Goodwill, net                                                                               --        41,701,000
Other assets                                                                         2,323,000           663,000
                                                                                     ---------           -------
         Total assets                                                              $11,093,000       $67,609,000
                                                                                   ===========       ===========


                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Current portion of long-term debt                                             $ 2,309,000       $   433,000
     Due to affiliates                                                                 300,000           478,000
     Trade payables and accrued expenses                                             5,917,000        11,854,000
                                                                                     ---------        ----------
         Total current liabilities                                                   8,526,000        12,765,000

Long-term debt, net of current portion                                               2,272,000         4,129,000
Deferred income and other long-term liabilities                                          5,000           136,000

Commitments and contingencies (note 14)

Stockholders' Equity:
     Preferred stock, $0.01 par value; 1,000,000 shares authorized; none
         outstanding                                                                        --                --
     Common stock, $0.01 par value; 50,000,000 shares authorized,
         2,435,038 and 10,166,415 shares outstanding, respectively                      24,000           101,000
Additional paid-in capital                                                             440,000        47,993,000

Retained earnings (deficit)                                                           (174,000)        2,485,000
                                                                                   -----------       -----------
    Total stockholders' equity                                                         290,000        50,579,000
                                                                                   -----------       -----------
    Total liabilities and stockholders' equity                                     $11,093,000       $67,609,000
                                                                                   ===========       ===========





     THE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ARE AN
                  INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

              TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997



                                                                             YEAR ENDED DECEMBER 31,
                                                                             -----------------------

                                                                    1995               1996                1997
                                                                    ----               ----                ----

Net revenues                                                   $ 30,024,000        $ 35,776,000        $ 58,387,000
Operating expenses                                               19,079,000          24,034,000          36,969,000
                                                                 ----------          ----------          ----------
     Gross profit                                                10,945,000          11,742,000          21,418,000

General and administrative expenses                              10,534,000          11,139,000          16,842,000
Goodwill amortization                                                    --                  --             514,000
                                                                 ----------          ----------          ----------
     Income from Operation                                          411,000             603,000           4,062,000

Other income (expense):
Interest income                                                      49,000             113,000             295,000
Interest expense                                                    (91,000)           (287,000)          (426,0000)
Other, net                                                           (1,000)            (12,000)             48,000
                                                                 ----------          ----------          ----------
     Total other income (expense)                                   (43,000)           (186,000)            (83,000)
                                                                 ----------          ----------          ----------


     Income before provision for income taxes                       368,000             417,000           3,979,000

Provision for income taxes                                          147,000             167,000             852,000
                                                                 ----------          ----------          ----------

Net income                                                     $    221,000        $    250,000        $  3,127,000
                                                               ============        ============        ============


HISTORICAL:
Basic earnings per share                                       $       0.09        $       0.10        $       0.55
                                                               ============        ============        ============


Diluted earnings per share                                     $       0.09        $       0.10        $       0.53
                                                               ============        ============        ============


Weighted average shares outstanding in computing basic
     earnings per share                                           2,435,038           2,435,038           5,730,822
                                                                  =========           =========           =========


Weighted average shares outstanding in computing diluted
     earnings per share                                           2,435,038           2,435,038           5,869,814
                                                                  =========           =========           =========


PRO FORMA (NOTE 4):
Diluted pro forma earnings per share                           $       0.33        $       0.44        $       0.66
                                                               ============        ============        ============


Weighted average shares outstanding in computing diluted
     pro forma earnings per share                                10,133,430          10,133,430          10,277,335
                                                                 ==========          ==========          ==========




     THE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ARE
                     AN INTEGRAL PART OF THESE STATEMENTS.

              TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997




                                                                              ADDITIONAL
                                              COMMON          COMMON           PAID-IN            RETAINED
                                              SHARES           STOCK           CAPITAL            EARNINGS             TOTAL
                                              ------           -----           -------            --------             -----
Balance as of December 31, 1994              2,435,038       $ 24,000       $    440,000        $  (469,000)       $     (5,000)

Net income                                          --             --                 --            221,000             221,000

Distributions                                       --             --                 --            (65,000)            (65,000)

                                            ----------       --------       ------------        -----------        ------------

Balances as of December 31, 1995             2,435,038         24,000            440,000           (313,000)            151,000

Net income                                          --             --                 --            250,000             250,000

Distributions                                       --             --                 --           (111,000)           (111,000)
                                            ----------       --------       ------------        -----------        ------------


Balances as of December 31, 1996             2,435,038         24,000            440,000           (174,000)            290,000

Net income                                          --             --                 --          3,127,000           3,127,000

Distributions                                       --             --         (1,904,000)          (468,000)         (2,372,000)

Initial Public Offering and                  7,698,392         77,000         49,447,000                 --          49,524,000
Combinations

Acquisition of Trax Software                    32,985             --                 --                 --                  --

Amortization of unearned compensation               --             --             10,000                 --              10,000
                                            ----------       --------       ------------        -----------        ------------

Balances as of December 31, 1997            10,166,415       $101,000       $ 47,993,000        $ 2,485,000        $ 50,579,000
                                            ==========       ========       ============        ===========        ============




      THE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ARE
               AN INTEGRAL PART OF FINANCIAL THESE STATEMENTS.

              TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                           -----------------------

                                                                                  1995               1996                1997
                                                                                  ----               ----                ----

Cash from operating activities:
     Net income                                                               $   221,000        $   250,000        $  3,127,000
     Adjustments to reconcile net income to
          net cash provided by operating activities:
         Depreciation and amortization                                            520,000            763,000           1,698,000
         Amortization of unearned compensation                                         --                 --              10,000
         Changes in operating assets and liabilities:
             Accounts receivables                                                (135,000)          (342,000)           (987,000)
             Receivables and notes from affiliates and employees                   92,000           (248,000)            (68,000)
             Prepaid expenses                                                    (227,000)          (437,000)             48,000
             Deferred income taxes                                                     --                 --            (773,000)
             Other assets                                                         (17,000)           (61,000)            605,000
             Trade payables and accrued expenses                                1,369,000            147,000            (557,000)
                                                                              -----------        -----------        ------------
         Net cash provided by operating activities                              1,823,000             72,000           3,103,000

Cash flows from investing activities:
     Capital expenditures                                                      (1,260,000)        (2,904,000)         (2,926,000)
     Improvements to other assets                                                      --            (69,000)                 --
     Proceeds from sale of property and equipment                                  14,000             74,000              54,000
     Cash paid for acquisitions, net of cash acquired                                  --                 --         (18,208,000)
                                                                              -----------        -----------        ------------
         Net cash used in investing activities                                 (1,246,000)        (2,899,000)        (21,080,000)

Cash flows from financing activities:
     Proceeds from long-term debt and lines of credit                             724,000          4,104,000                  --
     Payments on long-term debt and lines of credit                              (683,000)        (1,121,000)         (3,714,000)
     Stock redemption                                                            (400,000)                --                  --
     Net proceeds from initial public offering                                         --                 --          33,219,000
     Consideration paid to former stockholder of accounting acquiror                   --                 --          (5,000,000)
     Distributions to stockholders                                                (65,000)          (111,000)           (179,000)
                                                                              -----------        -----------        ------------
     Net cash provided by (used in) financing activities                         (424,000)         2,872,000          24,326,000

Net increase in cash and cash equivalents                                         153,000             45,000           6,349,000

Cash and cash equivalents, beginning of year                                      723,000            876,000             921,000
                                                                              -----------        -----------        ------------
Cash and cash equivalents, end of year                                        $   876,000        $   921,000        $  7,270,000
                                                                              ===========        ===========        ============
Supplemental cash flow information:
     Cash paid for interest                                                   $   124,000        $   262,000        $    426,000
                                                                              ===========        ===========        ============
Supplemental disclosure of non-cash financing and investing activities:
     Receivable from stockholder exchanged for non-operating assets           $        --        $ 2,120,000        $         --
                                                                              ===========        ===========        ============
     Assets distributed to stockholders                                       $        --        $        --        $  2,193,000
                                                                              ===========        ===========        ============


     THE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ARE
                     AN INTEGRAL PART OF THESE STATEMENTS.

              TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) ORGANIZATION:

Travel Services International, Inc. (the "Company") and subsidiaries provide specialized distribution of leisure travel services to both travel agents and travelers. The Company, incorporated in Delaware, was founded in April 1996. On July 22, 1997, the Company's Registration Statement on Form S-1 was declared effective. On July 28, 1997, the Company consummated its initial public offering of common stock, and simultaneously acquired five specialized distributors of travel services in separate combination transactions (the "Combinations"). As a result of the Combinations, the Company acquired the outstanding capital stock of Cruises Inc. ("Cruises Inc.") and D-FW Tours, Inc. and D-FW Travel Arrangements, Inc. (collectively, "D-FW Tours"), and acquired substantially all of the assets of Auto Europe, Inc. (Maine) ("Auto Europe"), Cruises Only, Inc. ("Cruises Only") and 800-Ideas, Inc. ("Travel 800") (each a "Founding Company" and collectively the "Founding Companies").

On July 28, 1997, the Company issued an aggregate of 6,297,225 shares of Common Stock in connection with the Combinations (3,422,225 shares) and the initial public offering (2,875,000 shares). Shares issued in connection with the initial public offering were sold to the public at $14.00 per share. The net proceeds to the Company from the initial public offering (after deducting underwriting discounts, commissions and estimated offering expenses) were approximately $33.2 million. Of this amount, $29.1 million represents the cash portion of the purchase price relating to the Combinations (including $5 million paid to the former stockholder of Auto Europe, the accounting acquiror, and working capital adjustments and estimated reimbursements to stockholders of three of the Founding Companies that had elected S Corporation status under the Internal Revenue Code for certain taxes that will be incurred by them in connection with the Combinations). Of the remaining $4.1 million, $1.6 million has been used for general corporate purposes.

The consideration for the Combinations consisted of cash and common stock. The Combinations were accounted for under the purchase method of accounting. Auto Europe has been designated as the accounting acquiror for financial statement presentation purposes in accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 97, which states that the combining company which receives the largest portion of voting rights in the combined corporation is presumed to be the acquiror for accounting purposes. Accordingly, the historical financial statements for each year presented represent those of Auto Europe and companies acquired in 1997 under transactions accounted for using the pooling of interests method of accounting described in Note (3). The historical financial statements also include balances and transactions of the four other Founding Companies and the Company since July 28, 1997.

As a result of the Combinations, actual operating results presented do not include historical operations of four of the Founding Companies prior to July 28, 1997. Refer to Note (4) for information regarding pro forma operating results and pro forma diluted earnings per share which give effect to results of the Company combined with all Founding Companies as if the Combinations had occurred at the beginning of each respective year.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

REVENUE RECOGNITION

The Company records net revenues when earned, which for car rentals and airline tickets is at the time a reservation is booked and ticketed and for cruise bookings is when the customer is no longer entitled to a full refund of the cost of the cruise, which is generally 45 to 90 days prior to the sail date. Revenues primarily consist of commissions and markups on travel services, volume bonuses from travel service providers, processing fees, franchise fees, and delivery fees. The Company recognizes revenues from franchise fees when the Company has fulfilled all contractual obligations required by the agreements signed with the franchisees. The Company defers franchise renewal fees and amortizes those fees to revenues over the applicable one-year period. The Company provides an allowance for cancellations, reservation changes and currency exchange guarantees, and provisions for such amounts are reflected in net revenues based on historical experience. The allowances netted against net revenues are not material in the three years ended December 31, 1997. However, actual cancellations and reservation changes could vary significantly based upon changes in economic and political conditions that may impact leisure travel patterns. The Company has also recorded an allowance for doubtful accounts receivables totaling $37,000 and $131,000 at December 31, 1996 and 1997, respectively.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents at December 31, 1996 and 1997, include interest bearing demand deposits and highly liquid investments of $992,000 and $6,290,000, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, receivables, trade payables, and debt are reflected in the accompanying consolidated financial statements at cost, which approximates fair value. All long-term debt obligations bear interest.

FOREIGN CURRENCY TRANSACTIONS

The Company enters into foreign currency forward purchase contracts to hedge substantially all of its foreign currency denominated liabilities and reservation commitments to foreign travel service. The hedging minimizes the impact of foreign exchange rate movements on the Company's operating results because gains and losses on these contracts generally offset losses and gains on the liabilities being hedged. The typical maturity of these purchase contracts is 60 days. At December 31, 1996 and 1997, respectively, the Company had outstanding forward purchase contracts of $687,000 and $5.4 million, respectively. The risk of loss on unhedged liabilities is not considered significant.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is provided over estimated useful lives of the respective assets on a straight-line basis. Leasehold improvements are amortized on a straight-line basis over periods not exceeding the respective terms of the leases.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of income.

INTANGIBLE ASSETS AND AMORTIZATION

The Combinations and certain other acquisitions were accounted for using the purchase method of accounting. The excess of consideration paid over the estimated fair value of the net assets acquired less liabilities assumed is recorded as goodwill. Allocations of the purchase price to assets acquired and liabilities assumed have been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available.

Goodwill is being amortized on a straight-line basis over 5 to 35 years, representing the approximate remaining useful life of acquired intangible assets. Accumulated amortization totals $514,000 at December 31, 1997. In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed", subsequent to an acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining net book value may warrant revision or may not be recoverable. When factors indicate that the net book value should be evaluated for possible impairment, the Company uses an estimate of the related business's undiscounted operating income over the remaining life of the cost in excess of net assets of acquired businesses, in measuring whether such cost is recoverable.

CAPITALIZED SOFTWARE COSTS

Pursuant to American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), the Company capitalizes certain direct costs related to strategic systems development projects during the application development stage once technological feasibility has been reached. Software development costs incurred prior to achieving technological feasibility are charged to expense as incurred.

Capitalized software development costs are reported at the lower of unamortized costs or net realized value. Commencing upon the initial product release of a module, applicable costs are amortized based on the straight-line method over the estimated useful life. No capitalized costs were amortized in 1997.

STOCK COMPENSATION PLANS

Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") requires adoption of a fair value method of accounting for stock-based compensation plans for non-employees and permits continuation of accounting using the intrinsic value based method under Accounting Principals Board ("APB") Opinion No. 25, "Accounting for Stock-issued to Employees", for stock options granted to employees.

The Company has chosen to account for stock options issued to employees using the intrinsic value based method prescribed in APB Opinion No. 25 and, accordingly, does not recognize compensation expense for these stock option grants made at an exercise price equal to or in excess of the fair market value of the stock at the date of grant. Pro forma net income and earnings per share amounts are presented in Note (10) as if the fair value method had been adopted.

INCOME TAXES

Prior to July 28, 1997, the Company consisted of Auto Europe, the accounting acquiror, and the Pooling Acquisitions accounted for using the pooling of interests method of accounting. Auto Europe, which elected S Corporation status as defined by the Internal Revenue Code, was not subject to taxation for federal purposes until the transfer of the net assets of the S Corporation to the Company, which coincided with the Company's initial public offering. At that time, Auto Europe adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes ("SFAS 109"). Auto Europe recorded a deferred tax asset and a corresponding reduction of income tax expense of approximately $543,000 on July 28, 1997, representing the net deferred taxes at that date which were not previously recorded because of Auto Europe's previous status under Subchapter S of the Internal Revenue Code.

Under SFAS 109, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

EARNINGS PER SHARE

The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") in 1997. Basic earnings per common share ("EPS") calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding (all related to outstanding stock options discussed in Note (10)). SFAS 128 had no impact on the Company's reported earnings per share for 1995 and 1996 as no common share equivalents existed during these periods.

A reconciliation of shares used in the calculation of Basic and Diluted EPS for 1997 is as follows:

Basic common shares outstanding                                        5,730,822
Dilutive effect of options                                               138,992
                                                                       ---------
Diluted common shares outstanding                                      5,869,814
                                                                       =========

Diluted pro forma earnings per share is also presented to give effect to the initial public offering and the Combinations as discussed in Note (4).


USE OF ESTIMATES IN THE PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant accounting estimates include establishing allowances for doubtful accounts, cancellations, reservation changes and currency exchange guarantees.

NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company is in the process of determining its preferred format. The adoption of SFAS No. 130 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

In June 1997, the FASB issued Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about product and services, geographic areas, and major customers. SFAS 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS 131 will have no impact on consolidated results of operations, financial position or cash flow.

(3) ACQUISITIONS:

On November 19, 1997, the Company consummated the acquisitions of all of the outstanding capital stock of CruiseOne, Inc., Cruise World, Inc., and The Anthony Dean Corporation (d/b/a Cruise Fairs of America). The aggregate consideration paid for these acquisitions was 880,196 shares of common stock. On November 21, 1997, the Company consummated the acquisitions of all of the outstanding capital stock of Ship 'N' Shore Cruises, Inc., Cruise Time, Inc., SNS Coachline, Inc., Cruise Mart, Inc. and SNS Travel Marketing, Inc. The aggregate consideration paid for these acquisitions was 471,508 shares of common stock. These November 1997 acquisitions (collectively, the "Pooling Acquisitions") are accounted for using the pooling of interests method of accounting and, accordingly, the consolidated financial statements for the periods presented have been restated to include the Pooling Acquisitions.

Revenues and income generated by the Pooling acquisitions prior to the date of acquisition and included in the accompanying consolidated statements of income were as follows:

                                    1995              1996              1997
                                 -----------       -----------       -----------
Net revenues                     $ 8,105,000       $10,056,000       $12,033,000
                                 ===========       ===========       ===========

Net income                       $   365,000       $   383,000       $   865,000
                                 ===========       ===========       ===========

On December 2, 1997, the Company consummated the acquisition of all of the outstanding capital stock of Trax Software, Inc. ("Trax"). The aggregate consideration paid was 32,985 shares of common stock. Trax developed software products designed for specialized distributors of leisure travel services. This software is the foundation of the reservations booking functionality of the Company's integrated selling, service, product development and customer information systems now under development. The acquisition is accounted for using the purchase method of accounting. Accordingly, the operations of Trax have been included in the accompanying consolidated financial statements from the date of acquisition. The historical operations of Trax when compared to the historical operations of the Company are not significant.

On January 20, 1998, the Company consummated the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of Diplomat Tours, Inc. and International Airline Consolidators (collectively, "Diplomat"). The aggregate consideration paid for Diplomat consisted of 21,821 shares of common stock and $2.0 million in cash. Diplomat is a specialized distributor of international airline reservations and had 1997 net revenues of approximately $1.9 million. The acquisition is accounted for using the purchase method of accounting. The historical operations of Diplomat when compared to the historical operations of the Company are not significant.

On February 9, 1998, the Company consummated the acquisition of all of the outstanding capital stock of Gold Coast Travel Agency Corporation, Inc. ("Gold Coast"). The aggregate consideration paid for Gold Coast consisted of 163,755 shares of common stock and $6.25 million in cash and $500,000 in contingent consideration (based upon performance in the 1998 fiscal year). Gold Coast is a specialized distributor of cruise reservations and had 1997 net revenues of approximately $6.8 million. The acquisition is accounted for using the purchase method of accounting. The historical operations of Gold Coast when compared to the historical operations of the Company are not significant.

Refer to Note (15) for information regarding subsequent events involving acquisitions.

(4) PRO FORMA RESULTS AND EARNINGS PER SHARE:

Pro forma diluted earnings per share for the Company gives effect to results of the Company combined with the Founding Companies as if the Combinations had occurred at the beginning of each respective year along with certain adjustments associated with the Pooling Acquisitions. The pro forma results include the effects of: (i) the Combinations; (ii) non-recognition of the non-recurring, non-cash compensation charge of $7.1 million recorded by the Company related to Common Stock issued to founders and management of the Company in February 1997;
(iii) amortization of goodwill resulting from the Combinations; (iv) certain adjustments to salaries, bonuses, and benefits to former owners and key management of the Founding Companies and the Pooling Acquisitions, to which such persons have agreed prospectively ("Compensation Differential"); (v) pro forma acquisition costs associated with Pooling Acquisitions; and (vi) provision for income taxes as if pro forma income was subject to corporate federal and state income taxes during the periods.

These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the Founding Companies been under common control prior to the Combinations, or which may result in the future.

Pro forma operating results and diluted pro forma earnings per share follow:

                                                1995           1996           1997
                                             -----------    -----------    -----------
Net revenues                                 $52,660,000    $62,073,000    $78,734,000
                                             ===========    ===========    ===========

Income before goodwill, taxes and
      adjustments for Compensation
      Differential and acquisition costs     $ 2,916,000    $ 2,984,000    $ 8,797,000

      Compensation Differential                4,153,000      5,964,000      3,565,000
      Acquisition costs                               --             --        503,000
      Goodwill amortization                    1,234,000      1,234,000      1,234,000
                                             -----------    -----------    -----------
          Pro forma income before taxes        5,835,000      7,714,000     11,631,000

     Pro forma provision for income taxes      2,451,000      3,240,000      4,885,000
                                             -----------    -----------    -----------

          Pro forma net income               $ 3,384,000    $ 4,474,000    $ 6,746,000
                                             ===========    ===========    ===========

Diluted pro forma earnings per share         $       .33    $       .44    $       .66
                                             ===========    ===========    ===========

Weighted average shares used outstanding      10,133,430     10,133,430     10,277,335
                                             ===========    ===========    ===========

(5) PROPERTY AND EQUIPMENT AND OTHER ASSETS:

Property and equipment consists of the following:

                                                          December 31,
                                                   ----------------------------
                                    Useful Life
                                     In Years          1996            1997
                                   ------------    ------------    ------------
Land                                               $    365,000    $    835,000

Buildings                              27-40          2,766,000       4,904,000
Vehicles                                   5            674,000       1,257,000
Furniture and fixtures                   5-7            151,000         766,000
Computers and equipment                  3-5          2,950,000       5,530,000
Capitalized software                       5                 --         185,000
Leasehold improvements                   5-7             29,000         103,000
                                                   ------------    ------------
                                                   $  6,935,000    $ 13,580,000
Less: Accumulated depreciation
          and amortization                           (1,467,000)     (2,386,000)
                                                   ------------    ------------
                                                   $  5,468,000    $ 11,194,000
                                                   ============    ============

Other assets at December 31, 1996 include an investment in real estate not utilized in operations with a carrying value of $2.1 million. Immediately prior to the initial public offering and Combinations, the property was distributed, along with other property and equipment with a net book value of $73,000, to a former stockholder.

(6) TRADE PAYABLES AND ACCRUED EXPENSES:

Trade payables and accrued expenses consist of the following:

                                                            December 31,
                                                    ----------------------------
                                                       1996             1997
                                                    -----------      -----------
Accrued compensation                                $   478,000      $ 2,353,000
Accrued commissions                                     365,000          174,000
Due to travel providers and customers                 2,863,000        4,380,000
Due to travel agents                                    589,000          898,000
Allowance for cancellations and refunds                 327,000          404,000
Initial public offering costs                                --          547,000
Other                                                 1,295,000        3,098,000
                                                    -----------      -----------
                                                    $ 5,917,000      $11,854,000
                                                    ===========      ===========

(7) LONG TERM DEBT:

Long-term debt consists of the following:

                                                                                     December 31,
                                                                              ---------------------------
                                                                                 1996            1997
                                                                              -----------     -----------
Borrowings under NationsBank credit facility                                  $        --     $        --

Borrowings under Key Bank line of credit                                        2,000,000              --

Mortgage note payable to Key Bank, bearing interest at prime plus 1%, payable in monthly principal installments of $7,000 plus accrued interest, matures in August 2002. Secured by
  certain real estate                                                           1,229,000       1,139,000

Note payable to Bank of New York, bearing interest at prime plus
  1% payable in monthly payments of $3,000 through October
  2000.  Secured by certain property and equipment                                153,000         113,000

Mortgage payable to Barnett Bank, bearing interest at 7.2%,
  payable in monthly payments of $15,000 through September
  2005 and a balloon payment in October 2005. Secured by
  certain real estate and by funds pledged of $3 million                               --       1,916,000

Note payable to Barnett Bank, bearing interest at 7.2%, payable in monthly principal payments of $13,000 through April 2001 and a balloon payment in May 2001. Secured by funds pledged
  of $3 million                                                                        --         750,000

Note payable to Barnett Bank, bearing interest at 7.2%, payable in monthly payments of $9,000 through September 2002 and a balloon payment
  in October 2002.  Secured by funds pledged of $3 million                             --         566,000

Note payable to U.S. Small Business Administration,
  bearing interest at 7.25%                                                       745,000              --

Note payable to Textron Financial Corporation, bearing interest at
  9%, payable in monthly principal and interest payments.  Secured
  by vehicles                                                                     243,000              --

Notes payable to various automobile lenders, bearing interest ranging
  from 7.9% to 11.9%                                                              110,000              --

Other notes payable                                                               101,000          78,000
                                                                              -----------     -----------

  Total long-term debt                                                          4,581,000       4,562,000

  Less-current portion                                                         (2,309,000)       (433,000)
                                                                              -----------     -----------

  Long-term debt, net of current portion                                      $ 2,272,000     $ 4,129,000
                                                                              ===========     ===========

On October 15, 1997, the Company entered into a credit agreement (the "Credit Agreement") with NationsBank, N.A. with respect to a $20 million revolving line of credit (the "Credit Facility") and a term loan facility of approximately $2 million (the "Term Loan"). The Credit Facility may be used for letters of credit not to exceed $2 million, acquisitions, capital expenditures, refinancing of subsidiaries' debt and for general corporate purposes. The Credit Agreement requires the Company to comply with various loan covenants, which include maintenance of certain financial ratios, restrictions on additional indebtedness and restrictions on liens, guarantees, advances, capital expenditures, sale of assets and dividends. At December 31, 1997, the Company was in compliance with applicable loan covenants. Interest on outstanding balances of the Credit Facility are computed based on the Eurodollar Rate plus a margin ranging from 1.25% to 2.0%, depending on certain financial ratios. Availability fees of 25 basis points per annum payable on the unused portion of the Credit Facility and a facility fee are paid equal to 5/8 of one percent of the aggregate principal balance on the Term Loan. The Credit Facility has a three-year term and is secured by substantially all the assets of the Company, including the stock and membership interests in the Founding Companies and any future material subsidiaries, as defined. The Company, each Founding Company and all other current and future material subsidiaries are required to guarantee repayment of all amounts due under the Credit Facility. The Credit Agreement requires the Company to secure an interest rate hedge on fifty percent of the outstanding principal amount borrowed under the Credit Facility and one hundred percent of the outstanding balance on the Term Loan. The Term Loan is to be used to refinance the mortgage note payable to Barnett Bank.

At December 31, 1997, maturities of long-term debt were as follows:


Year                                                                    Amount
----                                                                    ------
1998                                                                  $  433,000
1999                                                                     427,000
2000                                                                     425,000
2001                                                                     505,000
2002                                                                     404,000
Thereafter                                                             2,368,000
                                                                      ----------
                                                                      $4,562,000
                                                                      ==========

Refer to Note (15) for information regarding certain subsequent events related to the Credit Agreement.

(8) STOCKHOLDERS' EQUITY:

In May 1997, the Company effected a 5,444.45-for-one stock split of its common shares. In addition, the Company increased the number of authorized shares of common stock to 50,000,000 and authorized 1,000,000 shares of $.01 par value preferred stock. The effects of the common stock split and the increase in the shares of authorized common stock have been retroactively reflected in the accompanying consolidated financial statements for all periods presented.

In May 1997, the stockholders exchanged 2,484,501 shares of common stock for an equal number of shares of restricted voting common stock. Common stock and the restricted common stock are identical except that the holders of restricted common stock are only entitled to four-tenths of one vote for each share on all matters.

Other transactions in the Company's common stock are discussed in Notes (1), (3) and (15).

(9) INCOME TAXES:

The provision for income taxes consists of the following:

                                                  Year Ended December 31,
                                         -----------------------------------------
                                            1995           1996           1997
                                         -----------    -----------    -----------
Federal                                  $   123,000    $   140,000    $   710,000
State                                         24,000         27,000        142,000
                                         -----------    -----------    -----------
                                         $   147,000    $   167,000    $   852,000
                                         ===========    ===========    ===========

Current                                  $   147,000    $   167,000    $   817,000
Deferred                                          --             --         35,000
                                         -----------    -----------    -----------
                                         $   147,000    $   167,000    $   852,000
                                         ===========    ===========    ===========

A reconciliation of the difference between the expected provision for income taxes using the federal tax rate and the Company's actual provision is as follows:

                                                  Year Ended December 31,
                                         -----------------------------------------
                                            1995            1996           1997
                                         -----------    -----------    -----------
Income tax computed at the Federal
    statutory tax rate                   $   129,000    $   146,000    $ 1,393,000
State and local taxes (net of federal
    benefit)                                  18,000         21,000        148,000
Non-deductible goodwill                           --             --        112,000
Tax benefit to record deferred
     taxes at July 27, 1997                       --             --       (543,000)
Other, net                                        --             --       (258,000)
                                         -----------    -----------    -----------
                                         $   147,000    $   167,000    $   852,000
                                         ===========    ===========    ===========

The major components of the Company's net current deferred tax assets at December 31, 1997 relate to allowances, accruals and adjustments relating to the conversion from cash to accrual method of accounting for income tax purposes at certain of the Founding Companies and Pooling Acquisitions.

(10) STOCK OPTION PLANS:

In May 1997, the Company adopted two stock option plans (the "Plans"). Under the Long Term Incentive Plan (the "Incentive Plan"), the maximum number of common shares that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed the greater of 900,000 shares or 12% of the aggregate number of shares of Common Stock outstanding. Options may be granted to directors, officers, employees, consultants, and independent contractors. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock.

Pursuant to the Non-Employee Directors' Stock Plan (the "Directors' Plan"), each non-employee director and advisory director is automatically granted an option to purchase 10,000 shares upon such person's initial election as a director. In addition, the Directors' Plan provides for an automatic annual grant to each Participant of an option to purchase 5,000 shares at each annual meeting of stockholders. The Directors Plan also permits participants to elect to receive, in lieu of cash directors fees, shares or credits representing deferred shares that may be settled at future dates as elected by the parties. The Company has reserved 100,000 shares of Common Stock for issuance under the Directors' Plan.

The price at which the Company's options are granted under the plans are equal to or in excess of the fair market value of the stock at the date of grant. Generally, options granted under the Incentive Plan may remain outstanding and may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by the Company. Options granted under the Directors' Plan may remain outstanding and may be exercised at any time up to one year after termination of service as a director or advisor. Substantially all of the outstanding options under the Incentive Plan vest at the rate of 25% per year and options under the Directors' Plan are immediately exercisable. Options granted under the Plans have maximum terms of not more than 10 years.

During 1997, 962,250 non-qualified stock options were granted under the Plans at exercise prices between $14 and $24 with a weighted average exercise price of $15.07. At December 31, 1997, substantially all of the options granted remain outstanding as none were exercised or canceled during the year; 40,000 options are exercisable. The weighted average remaining contractual life of the outstanding options are nine years and seven months.

The Company applies APB Opinion No. 25 and related interpretations in accounting for options granted to employees and directors. Accordingly, no compensation cost has been recognized related to such grants. Had compensation cost been recorded for the Company's awards under the Plans based on fair value at the grant dates consistent with the methodologies of SFAS 123, the Company's 1997 reported actual net income and earnings per share would have been reduced to the pro forma amounts indicated below:

Net Income:                     As Reported       $ 3,127,000
                                Pro Forma         $ 2,506,000

Basic EPS:                      As Reported       $       .55
                                Pro Forma         $       .44

Diluted EPS:                    As Reported       $       .53
                                Pro Forma         $       .43

Under SFAS 123, the fair value of each option granted is estimated on the date of grant using the Black-Scholes model with the following assumptions: expected volatility of 70%, risk-free interest rate of 7.5%, expected dividends of $0 and expected term of four years.

The Company recorded expense of $10,000 in 1997 related to 10,000 options granted to a non-employee of the Company. In determining the expense to be recorded, the Company applied the Black-Scholes model using the same assumptions described above, including expected term of four years.

(11) CONCENTRATIONS OF RISK:

TRAVEL SERVICE PROVIDERS

The Company markets and provides reservation services for rental car companies located in various European countries. Two auto rental companies accounted for approximately 82%, 80%, and 87%, respectively, of the Company's net revenues from European auto rentals in 1995, 1996 and 1997. The Company markets and provides reservation services for a variety of cruise lines. Net revenue from the sales of cruises on behalf of six cruise lines represented approximately 78%, 70%, and 74%, respectively, of the Company's net cruise revenues in 1995, 1996 and 1997.

GEOGRAPHICAL

The table below provides information on the percentage of the Company's total auto rentals occurring in significant geographical regions for the three years ended December 31, 1997:

                                             1995        1996        1997
                                            ------      ------      ------
Germany                                       21%         19%         18%
United Kingdom                                19%         19%         20%
France                                        16%         17%         17%
Italy                                         13%         14%         13%

(12) RELATED PARTY TRANSACTIONS:

Included in receivables and notes from affiliates and employees at December 31, 1997 are the following two notes: a note from an affiliate for $326,000 bears interest at six percent and is due September 30, 1998 and a note from an employee for $86,000 bears interest at the prime rate payable quarterly, and is due in annual three principal payments commencing January 1, 1999.

Due to affiliates of $478,000 at December 31, 1997 represents amounts payable to Founding Company stockholders for reimbursement of certain receivables and taxes related to the initial public offering and Combinations. These amounts are expected to be paid in 1998. Due to affiliates of $300,000 at December 31, 1996 represents a short-term loan from the wife of an affiliate which was repaid in February 1997.

The Company leases office space from an employee under a lease which expires November 2002. Total payments were approximately $48,000, $58,000 and $106,000, respectively, in 1995, 1996 and 1997.

One of the Company's subsidiaries obtains long distance telephone services under an agreement with an unrelated owned by an affiliate of the Company. The Company pays market rates for these services.

The Company leases office space from the brother of an affiliate under a lease which expires February 2006. Payments were $191,000, $191,000, and $201,000 in 1995, 1996, and 1997, respectively.

The Company purchased $134,000 worth of computer equipment from a company controlled by an affiliate in 1997.

(13) BENEFIT PLANS:

The Company has four 401(k) retirement plans, one profit-sharing plan, and one simple IRA plan. The Company's annual contributions to the 401(k) and profit sharing plans are discretionary. Contributions under the benefit plans were approximately $104,000 in 1995, $136,000 in 1996, and $38,000 in 1997. The
Company plans to establish a new 401(k) plan in 1998 under which eligible employees of all Company subsidiaries may participate; existing plans will be suspended or rolled into the new plan. Company contributions under the new plan will be determined upon the discretion of the board of directors.

(14) COMMITMENTS AND CONTINGENCIES:

LITIGATION

The Company is involved in various legal claims and actions arising in the ordinary course of business. The Company believes that none of the claims and actions currently pending will have a material adverse effect on its business, financial condition or results of operations.

OPERATING LEASES

The Company leases office space and office equipment under operating leases. The Company incurred approximately $1,300,000, $1,355,000 and $1,522,000 in rental expense under noncancellable operating leases in 1995, 1996 and 1997, respectively.

Minimum annual commitments under operating leases at December 31, 1997 are as follows:

Year                             Amount
----                           ----------
1998                           $1,210,000
1999                              860,000
2000                              740,000
2001                              667,000
2002                              568,000
Thereafter                        530,000
                               ----------
                               $4,575,000
                               ==========

INSURANCE

The Company carries a broad range of insurance coverage, including directors and officers, prospectus liability, general and business liability, commercial property, workers' compensation, and general umbrella policies. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

LETTERS OF CREDIT

The Company had outstanding irrevocable letters of credit totaling $650,000 at December 31, 1997. These letters of credit, which have terms of one year or less, collateralize the Company's obligations to third parties for payment of travel obligations. Refer to Note (15) for information regarding certain subsequent events related to letters of credit.

(15) SUBSEQUENT EVENTS:

ACQUISITIONS

On March 31, 1998, the Company acquired all the outstanding capital stock of CruiseMasters, Inc., a California corporation, pursuant to a Stock Purchase Agreement dated as of March 25, 1998. The aggregate consideration paid was 152,835 shares of common stock of the Company. The acquisition will be accounted for using the pooling of interests method of accounting.

Effective April 1, 1998, the Company completed the acquisition of all of the outstanding capital stock of The Cruise Line, Inc. The consideration paid was $12.5 million in cash. The acquisition will be accounted for using the purchase method of accounting.

LONG-TERM DEBT

On March 27, 1998, the Company received a commitment from NationsBank, N.A. to increase the Credit Facility to $30 million, of which up to $3 million can be used for letters of credit. As of April 1, 1998, outstanding borrowings under the Credit Facility totaled $18.6 million. As discussed in Note (7), the Credit Agreement requires the Company to secure an interest rate hedge on fifty percent of the outstanding principal amount borrowed under the Credit Facility. On March 17, 1998, the Company entered into an interest rate swap hedge agreement, with a fixed rate of 5.98% and a maturity date of October 15, 2001, covering $4.3 million of outstanding debt under the Credit Facility. On April 1, 1998, the Company entered into an interest rate swap hedge agreement with a fixed rate of 6.12% and a maturity date of October 15, 2001, covering $5.0 million of outstanding debt under the Credit Facility. In 1998, additional letters of credit totaling $755,000 were issued under the Credit Facility. On March 30, 1998, funds pledged to Barnett Bank of $3 million were released in exchange for a guarantee of outstanding debt by the Company.

              TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                                                                            ADDITIONS
                                                           BALANCE AT       CHARGED TO
                                                          BEGINNING OF       COSTS AND         BALANCE
                 DESCRIPTION                                  YEAR           EXPENSES        END OF YEAR
                 -----------                              ------------      ----------       -----------
Reserves and allowances deducted from asset accounts:

Allowance for uncollectible accounts receivable

      Year ended December 31, 1995                          $ (37,000)              --        $ (37,000)

      Year ended December 31, 1996                          $ (37,000)              --        $ (37,000)

      Year ended December 31, 1997                          $ (37,000)         (94,000)       $(131,000)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Cruises Only, Inc.:

We have audited the accompanying balance sheet of Cruises Only, Inc. (a Florida corporation) as of July 27, 1997, and the related statements of income, changes in stockholders' deficit and cash flows for the seven-month period ended July 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cruises Only, Inc. as of July 27, 1997, and the results of its operations and its cash flows for the seven-month period then ended in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP



Houston, Texas,
    September 26, 1997

                               CRUISES ONLY, INC.


                                  BALANCE SHEET

                                  JULY 27, 1997

                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                     ASSETS


CURRENT ASSETS:
   Cash and cash equivalents                                            $   442
   Receivables from cruise lines                                          1,037
   Due from TSII                                                            226
   Prepaid expenses and other current assets                                 11
                                                                        -------
              Total current assets                                        1,716

PROPERTY AND EQUIPMENT, net                                               3,665

OTHER ASSETS                                                                 28
                                                                        -------
              Total assets                                              $ 5,409
                                                                        =======


                     LIABILITIES AND STOCKHOLDERS' DEFICIT


CURRENT LIABILITIES:
   Current maturities of long-term debt                                 $   382
   Accounts payable and accrued liabilities                                 860
   Customer deposits and deferred income                                    980
   Other current liabilities                                                285
                                                                        -------
              Total current liabilities                                   2,507

LONG-TERM DEBT, net of current maturities                                 3,010
                                                                        -------

DEFERRED INCOME                                                             156
                                                                        -------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
   Common stock $1 par value; 7,500 shares authorized
     and outstanding                                                          7
   Deficit                                                                 (271)
                                                                        -------
              Total stockholders' deficit                                  (264)
                                                                        -------
              Total liabilities and stockholders' deficit               $ 5,409
                                                                        =======


            THE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS ARE
               AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                               CRUISES ONLY, INC.


                               STATEMENT OF INCOME

                 FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997

                                 (IN THOUSANDS)



NET REVENUES                                                            $ 6,658

OPERATING EXPENSES                                                        2,631
                                                                        -------

              Gross profit                                                4,027

GENERAL AND ADMINISTRATIVE EXPENSES                                       2,018
                                                                        -------

              Income from operations                                      2,009

INTEREST EXPENSE                                                           (166)

OTHER INCOME, net                                                            54
                                                                        -------

              Net income                                                $ 1,897
                                                                        =======



            THE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS ARE
               AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                               CRUISES ONLY, INC.


                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                 FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997

                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                 Common     Retained
                                      Shares     Stock      Deficit      Total
BALANCE, December 31, 1996              7,500    $     7    $  (808)    $  (801)


   Net income                              --         --      1,897       1,897

   Distributions to stockholders           --         --     (1,360)     (1,360)
                                      -------    -------    -------     -------

BALANCE, July 27, 1997                  7,500    $     7    $  (271)    $  (264)
                                      =======    =======    =======     =======


            THE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS ARE
               AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                               CRUISES ONLY, INC.


                             STATEMENT OF CASH FLOWS

                 FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997

                                 (IN THOUSANDS)


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                           $ 1,897
   Adjustments to reconcile net income to net cash provided by operating activities-
       Depreciation                                                         169
       Deferred income                                                      (34)
       Loss on retirement of assets                                          39
       Changes in operating assets and liabilities-
         Receivables from cruise lines                                     (125)
         Due from TSII                                                     (226)
         Prepaid expenses and other current assets                           13
         Other assets                                                        16
         Accounts payable and accrued liabilities                           131
         Customer deposits and deferred income                              (64)
         Other current liabilities                                          (23)
                                                                        -------
              Net cash provided by operating activities                   1,793
                                                                        -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                        (7)
                                                                        -------
              Net cash used in investing activities                          (7)
                                                                        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on long-term debt                                              (219)
   Distributions to stockholders                                         (1,360)
              Net cash used in financing activities                      (1,579)
                                                                        -------

              Net increase in cash and cash equivalents                     207

CASH AND CASH EQUIVALENTS, beginning of period                              235
                                                                        -------

CASH AND CASH EQUIVALENTS, end of period                                $   442
                                                                        =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                               $   166
                                                                        =======





            THE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS ARE
               AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                               CRUISES ONLY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                  JULY 27, 1997

1. BUSINESS AND ORGANIZATION

Cruises Only, Inc. (the "Company"), a Florida corporation, is a specialized distributor of reservations for cruise vacations to travelers located in the United States. It offers cruises to its clients on over 45 cruise lines traveling to the Caribbean and other destinations around the world. The Company's operations are seasonal, with a peak during the second and third quarter of the year.

On July 28, 1997, all of the operating assets and related liabilities of the Company related to its travel services (substantially all of the assets and liabilities of the Company) were contributed to a newly established subsidiary limited liability corporation of the Company and subsequently, purchased by Travel Services International, Inc. (TSII) concurrent with the consummation of the initial public offering of the common stock of TSII. In connection with this transaction, the Company received cash and shares of TSII common stock. The net assets retained by the Company and subsequently distributed to the Company's previous owners were approximately $170,700.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Property and Equipment

Property and equipment are stated at cost, including the net amount of interest cost associated with significant capital additions. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the life of the related asset or life of the lease.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of income.

Customer Deposits and Deferred Income

Customer deposits represents the cost of cruises for cash sales which have not yet been remitted to the cruise lines. Deferred income generally includes commissions collected more than 60 days prior to the sail date. Deferred income also includes the unearned portion of a $300,000 promotion support payment received by the Company during 1996 from a supplier. In the event the Company breaches the agreement during the 60-month term, the promotion support payment must be refunded. The promotional support payment is being amortized to income using the straight-line method over the 60-month agreement term. Approximately $34,000 of this amount has been included in other income for the seven-month period ended July 27, 1997.

Income Taxes

The Company had elected S Corporation status, as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the stockholder reports the Company's taxable earnings or losses in her personal tax return.

Revenue Recognition

The Company recognizes revenue when the customer is no longer entitled to a full refund of the cost of the cruise, which is generally 45 to 90 days prior to the sail date. Net revenues primarily consist of commissions and year-end volume bonuses from cruise lines.

Operating Expenses

Operating expenses include sales persons' commissions, salaries, communication, advertising, credit card fees and other costs associated with the selling and processing of cruise reservations.

Advertising Costs

All advertising and promotion costs are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Risk

Cruise Lines - Net revenues from the sales of cruises on behalf of four cruise lines represented approximately 42.4%, 14%, 11% and 11%, of net commission revenues for the seven-month period ended July 27, 1997.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Property and equipment as of July 27,1997, consist of the following (in thousands):

                                                   Estimated
                                                  Useful Lives
                                                    In Years            Amount
Land                                                   --              $    470
Buildings and improvements                             40                 2,154
Office equipment                                      5-7                   390
Furniture and fixtures                                  7                 1,214
                                                                       --------
                                                                          4,228
Less- Accumulated depreciation                                             (563)
                                                                       --------
           Property and equipment, net                                 $  3,665
                                                                       ========

Accounts payable and accrued liabilities as of July 27, 1997, consist of the following (in thousands):

Accounts payable                                                       $    134
Accrued compensation and benefits                                           313
Other accrued liabilities                                                   413
                                                                       --------
                                                                       $    860
                                                                       ========

4. DEBT

Long-term debt as of July 27, 1997, consists of the following (in thousands):

Notes payable to a bank, bearing interest at 8.5% and monthly payments of $12 through maturity in October 2002. Secured by substantially all assets of the
Company and personally guaranteed by the stockholders                                  $   603

Note payable to a bank, bearing interest at 7.8% and monthly payments of $17 through October 2000. Thereafter, note bears interest at a rate equal to the five-year treasury yield plus 1.9% or prime, as selected by the Company, through maturity in October 2005. Secured by land, building, improvements and personal
property of the Company and personally guaranteed by the stockholders                    1,947

Note payable to a bank, bearing interest at prime minus .25% (8.25% at July 27,
1997), payable in monthly principal payments of $20 through May 2001.  Secured by furniture, fixtures and equipment of the Company and personally guaranteed by
the stockholders                                                                           842
                                                                                       -------
Total debt                                                                               3,392

Less- Current maturities                                                                   382
                                                                                       -------
Total long-term debt                                                                   $ 3,010
                                                                                       =======

Future maturities of long-term debt obligations as of July 27, 1997, are as follows (in thousands):

Period from July 28 -
   December 31, 1997                         $    158
Year ending December 31,
   1998                                           387
   1999                                           400
   2000                                           414
   2001                                           212
   Thereafter                                   1,821
                                             --------
                                             $  3,392
                                             ========

Since October 1995, the Company has had a line of credit available in the amount of $500,000, with a stated interest rate of prime, as defined, secured by the Company's receivables and payable on demand. As of July 27, 1997, the Company had not drawn any funds under this credit arrangement.

5. RELATED-PARTY TRANSACTIONS

The Company employs a small number of individuals related to the stockholders at wages commensurate with their experience and level of responsibility.

6. COMMITMENTS AND CONTINGENCIES

Litigation

The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

Insurance

The Company carries a broad range of insurance coverage, including general and business automobile liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the period presented in the accompanying financial statements.

401(k) Plan

The Company adopted a defined contribution 401(k) savings and retirement plan effective August 1, 1994. Employees are eligible to participate after completing one year of service and attaining age 21. Participants may contribute 1% to 15% of their gross compensation subject to certain limitations. The Company may make discretionary contributions as a percentage of each participant's elective deferral. No contributions were made by the Company during the seven-month period ended July 27, 1997.

7. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments for both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To 800-Ideas, Inc.:

We have audited the accompanying balance sheet of 800-Ideas, Inc. (a Nevada corporation) as of July 27, 1997, and the related statements of income, changes in stockholder's equity and cash flows for the seven-month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 800-Ideas, Inc. as of July 27, 1997, the results of its operations and its cash flows for the seven-month period then ended in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP



Houston, Texas,
    September 26, 1997

                                 800-IDEAS, INC.


                                  BALANCE SHEET

                                  JULY 27, 1997

                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                     ASSETS


CURRENT ASSETS:
   Cash and cash equivalents                                              $1,718
   Accounts receivable, net of $109 allowance for doubtful accounts          727
   Prepaid expenses and other current assets                                 478
                                                                          ------
              Total current assets                                         2,923

FURNITURE AND EQUIPMENT, net                                                 255

OTHER ASSETS                                                                  63
                                                                          ------

              Total assets                                                $3,241
                                                                          ======


                      LIABILITIES AND STOCKHOLDER'S EQUITY


CURRENT LIABILITIES:
   Accounts payable and accrued liabilities                               $  729
   Deferred income                                                           136
                                                                          ------
              Total current liabilities                                      865


DEFERRED INCOME                                                              169

STOCKHOLDER'S EQUITY:
   Common stock, no par value; 1,000 shares authorized and outstanding        71
   Retained earnings                                                       2,136
                                                                          ------
              Total stockholder's equity                                   2,207
                                                                          ------

              Total liabilities and shareholder's equity                  $3,241
                                                                          ======


            THE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS ARE
               AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 800-IDEAS, INC.


                               STATEMENT OF INCOME

                 FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997

                                 (IN THOUSANDS)



NET REVENUES                                                              $5,812

OPERATING EXPENSES                                                         3,533
                                                                          ------

              Gross profit                                                 2,279

GENERAL AND ADMINISTRATIVE EXPENSES                                          896
                                                                          ------

              Income from operations                                       1,383

OTHER INCOME, net                                                             48
                                                                          ------
              Net income                                                  $1,431
                                                                          ======

            THE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS ARE
               AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 800-IDEAS, INC.


                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                 FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997

                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                 Common     Retained
                                      Shares      Stock     Earnings     Total
                                      -------    -------    -------     -------
BALANCE, December 31, 1996              1,000    $    71    $ 2,285     $ 2,356

   Net income                              --         --      1,431       1,431
   Distributions                           --         --     (1,580)     (1,580)
                                      -------    -------    -------     -------

BALANCE, July 27, 1997                  1,000    $    71    $ 2,136     $ 2,207
                                      =======    =======    =======     =======


            THE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS ARE
               AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 800-IDEAS, INC.


                             STATEMENT OF CASH FLOWS

                 FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997

                                 (IN THOUSANDS)


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                           $ 1,431
   Adjustments to reconcile net income to net cash provided by operating activities-
       Depreciation                                                          69
       Changes in operating assets and liabilities:
         Accounts receivable                                                383
         Prepaid expenses and other current assets                         (289)
         Other assets                                                       (46)
         Accounts payable and accrued liabilities                           433
         Deferred income                                                    305
                                                                        -------
                Net cash provided by operating activities                 2,286
                                                                        -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of furniture and equipment                                      (26)
                                                                        -------
                Net cash used in investing activities                       (26)
                                                                        -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on capital lease obligations                                    (24)
   Distributions to stockholder                                          (1,580)
                                                                        -------
                Net cash used in financing activities                    (1,604)
                                                                        -------

                Net increase in cash and cash equivalents                   656

CASH AND CASH EQUIVALENTS, beginning of period                            1,062
                                                                        -------

CASH AND CASH EQUIVALENTS, end of period                                $ 1,718
                                                                        =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                               $     3
                                                                        =======


            THE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS ARE
               AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 800-IDEAS, INC.


                          NOTES TO FINANCIAL STATEMENTS

                                  JULY 27, 1997

1. BUSINESS AND ORGANIZATION

800-Ideas, Inc. (the "Company"), a Nevada corporation, which operates under the trade name "Travel 800", is a specialized distributor of domestic airline reservations. The Company's operations are seasonal, with a peak during the second and third quarters of the year.

On July 28, 1997, all of the operating assets and related liabilities of the Company related to its travel services (substantially all of the assets and liabilities of the Company) were contributed to a newly established subsidiary limited liability corporation of the Company and subsequently, purchased by Travel Services International, Inc. (TSII). This exchange was concurrent with the consummation of the initial public offering of the common stock of TSII. In connection with this transaction, the Company received cash and shares of TSII common stock. The net assets retained by the Company and subsequently distributed to the Company's previous owner were approximately $320,000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Furniture and Equipment

Furniture and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Equipment under capital lease is amortized over the shorter of the life of the related asset or the life of the lease.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of income.

Deferred Income

Deferred income includes the unamortized amount of signing bonuses received by the Company in connection with its custom Network Service Arrangement and its automated reservation service contract. The signing bonus amounts are being amortized using the straight-line method over the respective contract term. Income of $75,000 attributable to the signing bonuses for the seven-month period ended July 27, 1997 is included in other income, net, in the accompanying financial statements.

Income Taxes

The Company had elected S Corporation status, as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the stockholder reports the Company's taxable earnings or losses in her personal tax return.

Revenue Recognition

The Company recognizes net revenue when earned, which is at the time the reservation is booked and ticketed. Net revenues primarily include commissions on travel services, volume bonuses, ticket processing fees and delivery fees. The Company provides a reserve for cancellations, reservation changes and lost ticket charges, and provisions for such amounts are reflected in net revenues.

Operating Expenses

Operating expenses include travel agent commissions, salaries, communication, advertising, credit card fees and other costs associated with selling and processing air travel reservations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Risk

Travel Service Providers -- The Company primarily markets and sells the services of various United States domestic airlines. Two airlines accounted for 44% and 11%, respectively, of net revenues for the seven-month period ended July 27, 1997.

Credit -- Substantially all of the tickets sold by the Company and the related processing and delivery fees are paid for by credit card; the cost of the airline ticket is billed directly to the customer by Airline Reporting Corporation (ARC), and the Company's net commission is subsequently remitted by ARC. Generally, credit card payments are processed and collection is assured prior to the final delivery of the airline ticket to the customer.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Furniture and equipment as of July 27, 1997, consist of the following (in thousands):

                                                     Estimated
                                                    Useful Lives
                                                      In Years            Amount
                                                      --------            ------
Computer and office equipment                             7               $ 439
Furniture and fixtures                                  5-7                  81
Leasehold improvements                                    7                  21
                                                                          -----
                                                                            541
Less- Accumulated depreciation
   and amortization                                                         286
                                                                          -----
              Property and equipment, net                                 $ 255
                                                                          =====

Activity in the Company's allowance for doubtful accounts consists of the following (in thousands):

Balance at beginning of period                                            $ 125
Deductions for uncollectible receivables written off
   and recoveries, net                                                      (16)
                                                                          -----
                                                                          $ 109
                                                                          =====

Accounts payable and accrued expenses as of July 27, 1997, consist of the following (in thousands):

Accounts payable                                                          $ 562
Accrued compensation and benefits                                           167
                                                                          -----
                                                                          $ 729
                                                                          =====

4. LEASES

Capital Leases

The Company leases hardware and software under noncancelable capital leases, which expire in October 1997, at which time there is a combined bargain purchase option of $1.

Operating Lease Agreements

The Company conducts a portion of its operations in a leased facility classified as an operating lease. Minimum future rental payments under the noncancelable operating lease as of July 27, 1997, are as follows (in thousands):

Period from July 28, 1997
   to December 31, 1997                                $  15
Year ending December 31, 1998                            141
                                                       -----
                                                       $ 156
                                                       =====

The lease provides for the payment of taxes and other expenses by the Company. Rent expense for the operating lease was approximately $80,000 for the seven-month period ended July 27, 1997.

5. RELATED PARTY TRANSACTIONS

The Company has entered into a custom Net Service Arrangement ("CSNA") with Sprint Communications Company L.P. for long distance telephone service which provides for a minimum monthly commitment of $120,000 and certain minimum monthly usages. This agreement will not be transferred to TSII. The Company has agreed to provide long distance telephone services under the CSNA to TSII for a period of four to six months subsequent to the transfer to TSII and TSII agreed to pay for its portion of usage under the CSNA.

6. COMMITMENTS AND CONTINGENCIES

Insurance

The Company carries a broad range of insurance coverage, including general and business automobile liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the seven-month period presented in the accompanying financial statements.

Service Contract

On October 3, 1995, the Company entered into a five-year service contract for the use of an automated reservations system. According to the contract, the Company must pay a monthly rental fee of approximately $42,000, unless waived based upon a minimum monthly volume of reservation transactions. Historically, the Company has met this requirement, and the monthly rental fee has been waived.

Under this service contract, the Company receives volume bonuses based on the number of flown segments sold by the Company. During the seven-month period ended July 27, 1997, the Company earned volume bonuses totaling approximately $407,000.

7. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments for both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Cruises Inc.:

We have audited the accompanying balance sheet of Cruises Inc. (a New York corporation) as of July 27, 1997, and the related statements of income, changes in stockholders' equity and cash flows for the seven-month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cruises Inc., as of July 27, 1997, the results of its operations and its cash flows for the seven-month period then ended in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP



Houston, Texas,
    October 3, 1997

                                  CRUISES INC.


                                  BALANCE SHEET

                                  JULY 27, 1997

                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                     ASSETS


CURRENT ASSETS:
   Cash and cash equivalents                                              $1,098
   Receivables from cruise lines                                             177
   Prepaid expenses and other current assets                                 193
                                                                          ------
              Total current assets                                         1,468

PROPERTY AND EQUIPMENT, net                                                  277

OTHER ASSETS                                                                  17
                                                                          ------

              Total assets                                                $1,762
                                                                          ======


                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
   Current maturities of long-term debt                                   $   52
   Accounts payable and accrued liabilities                                  773
                                                                          ------
              Total current liabilities                                      825
                                                                          ------

DEFERRED INCOME TAXES                                                         56
                                                                          ------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock, no par value; 200 shares authorized,
     100 shares outstanding                                                   --
   Retained earnings                                                         881
                                                                          ------
                                                                             881
                                                                          ------

              Total liabilities and shareholders' equity                  $1,762
                                                                          ======

THE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  CRUISES INC.


                               STATEMENT OF INCOME

                 FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997

                                 (IN THOUSANDS)


NET REVENUES                                                              $4,089

OPERATING EXPENSES                                                         2,408
                                                                          ------

              Gross profit                                                 1,681

GENERAL AND ADMINISTRATIVE EXPENSES                                        1,266
                                                                          ------

              Income from operations                                         415

INTEREST INCOME, net                                                           4

OTHER INCOME, net                                                              3
                                                                          ------

              Income before income tax provision                             422

INCOME TAX PROVISION                                                         350
                                                                          ------

              Net income                                                  $   72
                                                                          ======

THE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  CRUISES INC.


                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997

                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                        Retained
                                                          Shares        Earnings
                                                          ------         ------
BALANCE, December 31, 1996                                   100         $  809

   Net income                                                 --             72
                                                          ------         ------

BALANCE, July 27, 1997                                       100           $881
                                                          ======         ======

THE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  CRUISES INC.


                             STATEMENT OF CASH FLOWS

                 FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997

                                 (IN THOUSANDS)


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                           $    72
   Adjustments to reconcile net income to net cash provided by operating activities-
       Depreciation                                                          54
       Changes in operating assets and liabilities:
         Receivables from cruise lines                                      242
         Prepaid expenses and other current assets                           13
         Other assets                                                        17
         Accounts payable and accrued liabilities                          (226)
         Deferred income taxes                                               34
                                                                        -------
                Net cash provided by operating activities                   206
                                                                        -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment and capitalized interest              (38)
                                                                        -------
                Net cash used in investing activities                       (38)
                                                                        -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on long-term debt                                                (7)
                                                                        -------
                Net cash used in financing activities                        (7)
                                                                        -------

                Net increase in cash and cash equivalents                   161

CASH AND CASH EQUIVALENTS, beginning of period                              937
                                                                        -------

CASH AND CASH EQUIVALENTS, end of period                                $ 1,098
                                                                        =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                               $     3
                                                                        =======

THE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  CRUISES INC.


                          NOTES TO FINANCIAL STATEMENTS

                                  JULY 27, 1997


1. BUSINESS AND ORGANIZATION

Cruises Inc. (the "Company"), a New York corporation, is a specialized distributor of reservations for cruise vacations to travelers located throughout the United States. It offers cruises to its clients on over 25 cruise lines traveling to the Caribbean and other destinations around the world.

On July 28, 1997, the Company was purchased by Travel Services International, Inc. (TSII). Pursuant to this transaction, all of the outstanding stock of the Company was exchanged for cash and shares of TSII common stock concurrent with the consummation of the initial public offering of the common stock of TSII.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Property and Equipment

Property and equipment are stated at cost, including the net amount of interest cost associated with significant capital additions. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the life of the related asset or life of the lease.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of income.

Customer Deposits and Deferred Income

Customer deposits represents the cost of cruises for cash sales which have not yet been remitted to the cruise lines. Deferred income generally includes commissions collected more than 60 days prior to the sail date.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

Revenue Recognition

The Company recognizes revenue when the customer is no longer entitled to a full refund of the cost of the cruise, which is generally 45 to 90 days prior to the sail date. Net revenues primarily consist of commissions and year-end volume bonuses from cruise lines.

Operating Expenses

Operating expenses include sales persons' commissions, salaries, communication, advertising, credit card fees and other costs associated with the selling and processing of cruise reservations.

Advertising Costs

All advertising and promotion costs are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Risk

Cruise Lines - Net revenues from the sales of cruises on behalf of two cruise lines represented approximately 27% and 19%, respectively, of net revenues for the seven-month period ended July 27, 1997.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Property and equipment as of July 27,1997, consist of the following (in thousands):

                                                    Estimated
                                                   Useful Lives
                                                     In Years           Amount
                                                     --------           ------
Leasehold improvements                                   7              $    8
Office equipment                                       5-7                 492
Furniture and fixtures                                   7                 101
                                                                        ------
                                                                           601
Less-Accumulated depreciation                                             (324)
                                                                        ------
              Property and equipment, net                               $  277
                                                                        ======

4. INCOME TAXES

The income tax expense consisted of the following components for the year ended July 27, 1997 (in thousands):

Current                                                      $   316
Deferred                                                          34
                                                             -------
         Total income tax expense                            $   350
                                                             =======


For the seven-month period ended July 27, 1997, the primary difference between the Company's effective tax rate and the statutory rate is due to state income taxes and an adjustment to convert from cash basis to accrual basis for income tax purposes.


Deferred tax assets and liabilities include the following as of July 27, 1997 (in thousands):

Tax assets-
   Accrued expenses                                          $    35
                                                             -------
Tax liability-
   Accounts receivable                                           (28)
   Depreciation and amortization                                 (28)
                                                             -------
                                                                 (56)
                                                             -------
         Net deferred tax (liability)                         $  (21)
                                                             =======

5. DEBT

Current maturities of debt as of July 27, 1997, consist of a note payable to a bank, bearing interest at the bank's base rate plus 1% (9.25% at July 27, 1997). The principal and interest on this note were paid in full by TSII on July 28, 1997.

The Company has a bank line-of-credit agreement with a $100,000 credit line. Borrowings on the line of credit bear interest at the bank's base rate plus 1% (9.25% at July 27, 1997) and are personally guaranteed by certain stockholders. There were no borrowings outstanding on the line of credit as of July 27, 1997.

6. RELATED-PARTY TRANSACTIONS

Since 1990, Cruises Inc. has leased office space from Pioneer Park I Company ("Pioneer") pursuant to a lease dated August 9, 1990, as subsequently amended and supplemented. One of the principals of Pioneer is Michael Falcone, the brother of Robert Falcone. The rent paid by Cruises Inc. to Pioneer was $92,000 for the seven-month period ended July 27, 1997. The lease terminates on February 28, 2006.

The Company employs a small number of individuals related to the stockholders at wages commensurate with their experience and level of responsibility.

7. COMMITMENTS AND CONTINGENCIES

Insurance

The Company carries a broad range of insurance coverage, including general and business automobile liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the period presented in the accompanying financial statements.

401(k) Plan

The Company adopted a defined contribution 401(k) savings and retirement plan effective January 1, 1994. Employees are eligible to participate after completing one year of service and attaining age 21. Participants may contribute 1% to 20% of their gross compensation. The Company matches 25%, to a maximum of 4% of an employee's gross compensation. Employees vest in the Company's contribution over a five-year period. For the seven-month period ended July 27, 1997, the Company made contributions of approximately $5,000.

Operating Leases

The Company leases a building under an operating lease agreement expiring in February 2006. Additionally, the Company leases office equipment under various operating lease agreements expiring between 1997 and 2001.

Minimum future lease payments under noncancelable operating leases having remaining terms in excess of one year as of July 27, 1997, are summarized as follows:

Period from July 28 -
   December 31, 1997                        $   143,098
Year ending December 31,
   1998                                         215,432
   1999                                         211,943
   2000                                         180,000
   2001                                         168,315
   2002                                         156,630
   Thereafter                                   544,690
                                            -----------
                                            $ 1,620,108
                                            ===========

8. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments for both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with the offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

                                                               PAGE

Prospectus Summary..........................................     3
Risk Factors................................................     7
Price Range of Common Stock.................................    11
Dividend Policy.............................................    11
Selected Financial Data.....................................    12
Management's Discussion and
     Analysis of Financial Condition
     and Operating Results..................................    15
Business....................................................    21
Management..................................................    28
Certain Transactions........................................    34
Principal and Selling Stockholders..........................    36
Description of Capital Stock................................    37
Shares Eligible for Future Sale.............................    38
Legal Matters...............................................    39
Experts.....................................................    39
Additional Information......................................    39
Index to Financial Statements...............................    F-1

Until May __, 1998 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities offered hereby, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                3,175,000 SHARES


                                 TRAVEL SERVICES
                               INTERNATIONAL, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                                 APRIL __, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

SEC Registration Fee...............................................    $ 34,817
Blue Sky Fees and Expenses.........................................         *
NASDAQ Stock Marketing List Fee....................................         *
Accounting Fees and Expenses.......................................         *
Legal Fees and Expenses............................................         *
Printing Expenses..................................................         *
Transfer Agent's Fees..............................................    $    *

----------
*  To be provided by amendment.
(1) The amounts set forth above, except for the SEC and NASD fees, are in each case estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

      Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

      Article Seventh of the Company's Certificate of Incorporation, as amended, states that:

      "No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to: (1) a breach of the director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability under
Section 174 of the DGCL; or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the DGCL, as amended from time to time, each person that such Sections grant the corporation the power to indemnify."

      In addition, Article VII of the Company's Bylaws further provides that the Company shall indemnify its officers, directors, advisory directors and employees to the fullest extent permitted by law.

      The Company has entered into indemnification agreements with each of its executive officers, its advisory director and directors which indemnifies such person to the fullest extent permitted by its Amended and Restated Certificate of Incorporation, its Bylaws and the DGCL. The Company also maintains obtain directors and officers liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is certain information concerning all sales of securities by the Company during the past three years that were not registered under the Securities Act.

      The following is certain information concerning all sales of securities by the Company during the year ended December 31, 1997 that were not registered under the Securities Act:

      (a) Travel Services International, Inc. was organized in April 1996 and issued 100 and 200 shares of its Common Stock to its Founders, Capstone Partners LLC and Alpine Consolidated, LLC, respectively, at a per share price of $.01. On May 14, 1997, the number of these shares were increased by a 5,444.45 to one stock split.

      (b) During the first quarter of 1997, 851,166 shares of Common Stock were issued to persons who were to become officers, directors, key employees, or holders of more than 5% of the stock of the Company at a per share price of $.01.

      (c) In July 1997, the Company issued the following shares in connection with the acquisition of the five Founding Companies: 333,334 shares in connection with the acquisition of Cruises, Inc.; 908,334 shares in connection with the acquisition of Cruises Only; 1,083,334 shares in connection with the acquisition of Auto Europe; 902,778 shares in connection with the acquisition of Travel 800; and 194,445 shares in connection with the acquisition of D-FW Tours.

      (d) In November 1997, the Company issued the following shares in connection with the acquisitions of the following four Operating Companies and Trax Software, Inc.: 328,492 shares in connection with the acquisition of CruiseOne; 326,704 shares in connection with the acquisition of CruiseWorld; 471,508 shares in connection with the acquisition of Ship 'N' Shore; 225,000 shares in connection with the acquisition of Cruise Fairs; and 32,985 shares in connection with the acquisition of Trax.

      (e) In February 1988, the Company issued the following shares in connection with the acquisition of the following Operating Company: 163,755 shares in connection with the acquisition of Gold Coast.

      (f) In March 1988, the Company issued the following shares in connection with the acquisition of the following Operating Company: 152,835 shares in connection with the acquisition of Cruise Masters.

      The offers and sales of these shares were exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) thereof because, among other things, the offers and sales were made to a small number of sophisticated investors, or directors and executive officers, of the Company, who had access to the information about the Company and were able to bear the risk of loss of their investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       (a) Exhibits

EXHIBIT     DESCRIPTION

2.1 Agreement and Plan of Organization, dated as of May 9, 1997, among the Registrant, Auto-Europe, Inc. (Maine), Imad Khalidi, Alex Cecil and Wilfred Diller, as trustee for Thurston Cecil and Lila Cecil.
            (1)

2.2 Agreement and Plan of Organization, dated as of May 9, 1997, among the Registrant, Cruises Only, Inc., Wayne Heller and Judy Heller.
            (1)

2.3 Agreement and Plan of Organization, dated as of May 9, 1997, among the Registrant, 800-Ideas, Inc. and Susan Parker. (1)

2.4 Agreement and Plan of Organization, dated as of May 9, 1997, among the Registrant, Cruises, Inc., Robert G. Falcone, Judith A. Falcone and Pamela C. Cole. (1)

2.5 Agreement and Plan of Organization, dated as of May 9, 1997, among the Registrant, D-FW Tours, Inc., D-FW Travel Arrangements, Inc., John W. Przywara and Sharon S. Przywara. (1)

2.6 First Amendment to Agreement and Plan of Organization among the Registrant, Auto-Europe, Inc. (Maine), Imad Khalidi, Alex Cecil and Wilfred Diller, as trustee for Thurston Cecil and Lila Cecil. (2)

2.7 First Amendment to Agreement and Plan of Merger, dated as of June 30, 1997, by and among the Registrant, Cruises, Inc., Robert G. Falcone, Judith A. Falcone, and Pamela C. Cole. (2)

2.8 First Amendment to Agreement and Plan of Merger, dated as of June 30, 1997, by and among the Registrant, Cruises Only, Inc., Wayne Heller and Judy Heller. (2)

2.9 First Amendment to Agreement and Plan of Merger, dated as of June 30, 1997, by and among the Registrant, D-FW Travel Arrangements, Inc., John W. Przywara and Sharon Scott Przywara. (2)

2.10 First Amendment to Agreement and Plan of Merger, dated as of June 30, 1997, by and among the Registrant, 800-Ideas, Inc. and Susan Parker. (2)

3.1         Amended and Restated Certificate of Incorporation (1)

3.2         Bylaws (1)

4.1         Specimen Common Stock Certificate (2)

4.2 Form of Restriction and Registration Rights Agreement, dated as of July 28, 1997, between the Registrant and the each of the persons listed on the schedule thereto. (4)

5*          Opinion of Morgan, Lewis & Bockius LLP.

10.1 Amended and Restated Employment Agreement, dated as of July 22, 1997, between the Registrant and Joseph V. Vittoria. (4)

-- Amended and Restated Employment Agreement, dated as of May 12, 1997, between the Registrant and Jill M. Vales. (4)

-- Amended and Restated Employment Agreement, dated as of June 6, 1997, between the Registrant and Michael J. Moriarty. (4)

-- Employment Agreement, dated July 22, 1997, between the Registrant and Mel Robinson. (4)

-- Employment Agreement, dated July 22, 1997, among the Registrant, Auto Europe, LLC and Imad Khalidi. (4)

-- Employment Agreement, dated July 18, 1997, among the Registrant, Auto Europe, LLC and Alex Cecil. (4)

-- Employment Agreement, dated July 22, 1997, among the Registrant, Cruises, Inc. and Robert Falcone. (4)

-- Employment Agreement, dated July 22, 1997, among the Registrant, Cruises, Inc. and Judith Falcone. (4)

-- Employment Agreement, dated July 22, 1997, among the Registrant, Cruises, Inc. and Holley Christen. (4)

-- Employment Agreement, dated July 22, 1997, among the Registrant, Cruises Only, LLC and Wayne Heller. (4)

-- Employment Agreement, dated July 22, 1997, among the Registrant, Cruises Only, LLC and Judy Heller. (4)

-- Employment Agreement, dated July 22, 1997, among the Registrant, Travel 800, LLC and Susan Parker. (4)

10.2 Form of Indemnification Agreement, dated July 28, 1997, between the Registrant and each of the persons set forth on the schedule thereto. (4)

10.3        1997 Long Term Incentive Plan (3)

10.4        Non-Employee Directors' Stock Plan (3)

10.6 Employment Agreement, dated July 25, 1997, between the Registrant and Suzanne B. Bell. (4)

10.7 Employment Agreement, dated as of July 25, 1997, between the Registrant and Maryann Bastnagel. (4)

10.8 Credit Agreement, dated as of October 15, 1997, by and between the Registrant and NationsBank, N.A. (4)

10.9 Stock Purchase Agreement, dated as of October 28, 1997, among the Registrant, CruiseOne, Inc., Anthony J. Persico and Charlotte Luna, as amended. (5)

10.10 Stock Purchase Agreement, dated as of October 28, 1997, among the Registrant, Cruise World, Inc., and the sellers named therein, as amended. (5)

10.11 Stock Purchase Agreement, dated as of October 28, 1996, among the Registrant, Ship 'N' Shore Cruises, Inc., Cruise Time, Inc., SNS Coachline, Inc., Cruise Mart, Inc., SNS Travel Marketing, Inc. and Natalee Stutzman, as amended. (5)

10.12 Asset Purchase Agreement, dated as of February 9, 1998, among the Registrant, Gold Coast Travel Agency Corporation, Inc. and Rhea Sherota. (6)

10.13 Employment Agreement, dated as of January 19, 1998, between the Registrant and John C. De Lano.(7)

10.14 Stock Purchase Agreement, dated March 31, 1998, among the Registrant, The Cruise Line, Inc. and the shareholders named therein
            (8)

10.15* Employment Agreement, dated as of April 1, 1998, among the Registrant and Spencer Frazier.

11          Schedule of Computations of Earnings Per Share (7)

21          Subsidiaries of the Registrant (7)

23.1        Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5).

23.2        Consent of Arthur Andersen LLP.

----------

*   To be filed by amendment.
(1) Previously filed as the same Exhibit number on May 14, 1997, under a Registration Statement on Form S-1 (File no. 333-27125).
(2) Previously filed as the same Exhibit number on July 1, 1997 under a Registration Statement on Form S-1 (File no. 333-27125).
(3) Previously filed as an exhibit to the Company's Form 10-Q for the quarter ended June 30, 1997.
(4) Previously filed as an exhibit to the Company's Form 10-Q for the quarter ended September 30, 1997.
(5) Previously filed as an exhibit to the Company's Form 8-K dated November 19, 1997.
(6) Previously filed as an exhibit to the Company's Form 8-K dated February 9, 1998.
(7) Previously filed as an exhibit to the Company's Form 10-K for the year ended December 31, 1997.
(8) Previously filed as an exhibit to the Company's Form 8-K dated March 31, 1998.

Item 17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

      (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
      (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) That for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on the 20th day of April, 1998.


                                    TRAVEL SERVICES INTERNATIONAL, INC.


                                    By:/s/Joseph V. Vittoria
                                       ------------------------------------
                                       Joseph V. Vittoria
                                       Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph V. Vittoria and Jill M. Vales, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including a Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                       TRAVEL SERVICES INTERNATIONAL, INC.

        SIGNATURE                     TITLE                                DATE
        ---------                     -----                                ----
/s/  Joseph V. Vittoria
------------------------    Chairman of the Board,                  April 20, 1998
   Joseph V. Vittoria       Chief Executive Officer, Director
                            (Principal Executive Officer)

/s/  Jill M. Vales
------------------------
   Jill M. Vales            Senior Vice President, Chief Financial  April 20, 1998
                            Officer (Principal Financial Officer
                            and Principal Accounting Officer)
/s/  Robert G. Falcone
------------------------    Director                                April 20, 1998
   Robert G. Falcone


/s/  Wayne Heller
------------------------    Director                                April 20, 1998
   Wayne Heller



/s/ Imad Khalidi
------------------------    Director                              April 20, 1998
   Imad Khalidi


/s/ Susan Parker
------------------------    Director                              April 20, 1998
   Susan Parker


/s/ John W. Przywara
------------------------    Director                              April 20, 1998
   John W. Przywara


/s/ Elan J. Blutinger
------------------------    Director                              April 20, 1998
   Elan J. Blutinger


/s/ D. Fraser Bullock
------------------------    Director                              April 20, 1998
   D. Fraser Bullock


/s/    Tommaso Zanzotto
------------------------    Director                              April 20, 1998
   Tommaso Zanzotto